EXHIBIT 99.1

PRESS RELEASE

PORTRAIT CORPORATION OF AMERICA, INC. PROVIDES INFORMATION TO POTENTIAL INVESTORS IN CONNECTION WITH A PROPOSED SECURED DEBT FINANCING

     MATTHEWS, NC, June 27, 2005 — On June 27, 2005, the following information regarding Portrait Corporation of America, Inc. (“Parent”) and its subsidiaries was provided to potential investors in connection with a proposed secured debt financing (the “debt financing”) by PCA LLC, Parent’s wholly-owned operating subsidiary, and PCA Finance Corp., PCA LLC’s wholly-owned subsidiary (together with PCA LLC, the “Issuers”), to refinance PCA LLC’s existing bank indebtedness and provide additional working capital. In the debt financing, the Issuers propose to issue $50.0 million in aggregate principal amount of senior secured notes (the “Notes”). The closing of the debt financing is contingent upon the closing of PCA LLC’s new $10.0 million senior secured revolving credit facility and new $20.0 million letters of credit facility.

     Unless the context indicates otherwise, the terms “we,” “our,” “us,” “our Company” and “PCA” mean, collectively, PCA LLC and its subsidiaries and their predecessors. Where we refer to U.S. operations, such term includes our operations in Puerto Rico. Our fiscal year ends on the Sunday closest to January 31, resulting in years of either 52 or 53 weeks. For example, our fiscal year 2004 ended on January 30, 2005 and contained 52 weeks.

About Portrait Corporation of America, Inc.

     Parent is the largest operator of retail portrait studios in North America and one of the largest providers of professional portrait photography products and services in North America based on sales and number of customers. Operating under the trade name Wal-Mart Portrait Studios, Parent is the sole portrait photography provider for Wal-Mart Stores, Inc. As of January 30, 2005, Parent operated 2,401 permanent portrait studios in Wal-Mart discount stores and supercenters in the United States, Canada, Mexico, Germany and the United Kingdom and provided traveling services to approximately 1,000 additional Wal-Mart store locations in the United States. Parent also serves other retailers and sales channels with professional portrait photography services.

Forward-Looking Statements

     Certain statements may constitute “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risk, uncertainties, and other factors, which may cause the actual results, performance, or achievement expressed or implied by such forward-looking statements to differ materially from the forward-looking statements. Although Parent believes the statements are reasonable, it can give no assurance that such expectations will prove correct. Parent cautions that any forward-looking statements contained herein are not a guarantee of future performance and that actual results may differ materially.

Contact:

Portrait Corporation of America, Inc.

Don Norsworthy (704) 588-4351 x2404

FINANCIAL INFORMATION

          The consolidated financial statements as of January 30, 2005 and February 1, 2004 and for each of the fiscal years in the three year period ended January 30, 2005 contained in this press release are the audited consolidated financial statements of PCA LLC. The consolidated financial statements as of May 1, 2005 and for each of the fiscal quarters ended May 1, 2005 and May 2, 2004 contained in this press release are the unaudited consolidated financial statements of PCA LLC. PCA LLC is the wholly owned operating subsidiary of Parent. Parent is a holding company which, except as described in the following paragraph, has no material operations.

          As of May 1, 2005, Parent had $44.6 million of long-term debt outstanding under its existing senior subordinated discount notes, had accrued $2.6 million of interest on such senior subordinated discount notes and had $1.4 million of deferred financing costs related to the issuance of such senior subordinated discount notes. As of May 1, 2005, Parent guaranteed $27.7 million of debt outstanding under PCA LLC’s existing senior secured credit facility, $165.0 million of existing senior notes issued by PCA LLC and PCA Finance Corp. and $10.0 million of existing senior subordinated notes issued by PCA LLC. Parent’s only material source of cash to pay its obligations are dividends from PCA LLC that are derived from the earnings and cash flow generated by the operations of PCA LLC and its subsidiaries. Parent also has a stock option plan and other equity arrangements in which certain of our employees participate. As of May 1, 2005, Parent had $15.0 million of Series A redeemable convertible preferred stock outstanding.

          The consolidated financial statements as of January 30, 2005 and February 1, 2004 and for each of the fiscal years in the three year period ended January 30, 2005 of Parent will be filed with Parent’s annual report on Form 10-K for the year ended January 30, 2005 after the consummation of this offering. The consolidated financial statements as of May 1, 2005 and for each of the fiscal quarters ended May 1, 2005 and May 2, 2004 of Parent will be filed with Parent’s quarterly report on Form 10-Q for the quarter ended May 1, 2005 after the consummation of the debt financing.

          The audited consolidated financial statements of PCA LLC as of January 30, 2005 and February 1, 2004 and for each of the fiscal years in the three year period ended January 30, 2005 contained in this press release are accompanied by a report which expressed an unqualified opinion and included an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern.

          We anticipate, based on our currently proposed plans and assumptions, that the net proceeds of the debt financing, together with our new senior secured revolving credit facility and our new letters of credit facility that will close upon the consummation of the debt financing and our obtaining waivers of existing defaults under our debt agreements, will provide us sufficient liquidity to satisfy our cash requirements in fiscal 2005 with no further financing. There is no assurance we will be able to obtain these new sources of funds on favorable terms or otherwise. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

MARKET DATA

          Market data used throughout this press release, including information relating to our relative position in the portrait photography industry, is based on the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information, including the 2004 Mass Portrait Review by Photofinishing News, Inc.

TRADEMARKS AND TRADE NAMES

          We own or have rights to trademarks or trade names that we use in conjunction with the operation of our portrait photography business and Hometown Threads®, and the names and logos we use are our service marks or trademarks. Each trademark, trade name or service mark by any other company appearing in this press release belongs to its holder. For example, Wal-Mart® is a trademark of Wal-Mart Stores, Inc.

FORWARD-LOOKING STATEMENTS

          This press release includes “forward-looking statements,” as defined by federal securities laws, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “likely,” “would,” “could” and similar expressions identify forward-looking statements.

          All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in the professional portrait photography industry. Others are more specific to our operations. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

          Factors that may cause actual results to differ from expected results include, among others:

•	risks associated with substantial indebtedness, leverage, debt service and liquidity;

•	risks associated with our relationship with Wal-Mart, our principal business relationship;

•	performance of our existing and new stores and their future operating results;

•	risks of competition including, but not limited to, from companies currently operating in other photography markets;

•	risks associated with the professional portrait photography industry; and

•	other risks and uncertainties affecting us referred to in this press release (see “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), all of which are difficult or impossible to predict accurately and many of which are beyond our control.

          All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.

DEBT FINANCING SUMMARY

          This summary is qualified in its entirety by and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this press release.

Our Company

          We are one of the largest providers of professional portrait photography products and services in North America based on revenue, number of customers and studio locations. We believe that we are the leader in the $1.2 billion domestic pre-school portrait photography market, with over a 20% share of total sales. We are currently the sole operator of portrait studios in Wal-Mart Stores, Inc. (“Wal-Mart”) discount stores and supercenters in the United States (“U.S.”), Canada, Mexico, Germany and the United Kingdom (“U.K.”), operating under the trade name Wal-Mart Portrait Studios. As of January 30, 2005, we operated 2,401 permanent studios and modular traveling portrait studios reaching approximately 1,000 additional locations. Wal-Mart is the world’s largest retailer in terms of sales. Consistent with Wal-Mart’s every day low price strategy, we offer our customers convenient, high quality photography services at substantially lower price points than are offered by our principal industry competitors. We have established at least 200 new portrait studios in Wal-Mart stores in each of the past three fiscal years.

          For our fiscal year ended January 30, 2005, we photographed over seven million customers and generated sales of $323.6 million. Of our total sales, 95.9% were derived from our Wal-Mart locations worldwide and 88.9% were derived from Wal-Mart and other locations in the U.S. As of January 30, 2005, we operated 226 studios in Wal-Mart Canada and 89 studios in Wal-Mart Mexico, and are testing 25 Wal-Mart locations in Germany and the U.K.

          In addition, we operate two non-portrait photography related concepts in Wal-Mart stores in the U.S.: Hometown Threads®, an owner and franchisor of retail stores specializing in embroidery services and the personalization of gifts, and Fun Factory, a retail store specializing in making stuffed animals, selling accessories for these stuffed animals, and hosting birthday parties. As of the end of fiscal 2004, we operated one company-owned Hometown Threads® in Wal-Mart and had 42 franchised locations of which 32 were in Wal-Mart stores. We also operated one Fun Factory location. Under the trade name PCA International, we also serve other retail channels such as select military bases and free-standing specialty retail through our GoPortraits all-digital portrait studios, and, through a modular traveling portrait platform, institutional channels, such as church congregations.

          Despite the decline in our year over year sales in fiscal 2004, during the past three fiscal years overall, we have increased our net sales at a compound annual growth rate (“CAGR”) of 4.4%, from $296.6 million to $323.6 million. As a result of new studio openings, the total number of studios in Wal-Mart stores have experienced a CAGR of 10.6% over the same period. Our growth from new studio openings is largely a result of Wal-Mart’s own success in building its retail store base. In April 2002, we executed a U.S. Master License Agreement with Wal-Mart. The license agreement was amended on June 17, 2002 and subsequently on June 24, 2004. As part of this agreement, Wal-Mart committed to provide us a minimum of 150 new studios per year for four years and, thereafter, to use commercially reasonable efforts to provide 150 new studios per year. Since executing the Wal-Mart license agreement in April 2002, we have opened 497 new Wal-Mart studios in the U.S. through the end of fiscal 2004. Under the most recent amendment, 1,564 studio licenses or approximately 80% of the then existing studio licenses were extended to June 30, 2012, evidencing Wal-Mart’s commitment to our Company. These studio licenses renew automatically for one additional period of five years unless either party gives notice of termination on or before 180 days prior to the end of the term. Wal-Mart has agreed to use commercially reasonable efforts to include a Wal-Mart Portrait Studio operated by us in the blueprint of each new supercenter (except for new supercenters of 145,000 square feet) and store of 100,000 square feet or larger.

          We believe that we are able to provide one of the industry’s lowest cost portrait services due primarily to our vertically integrated and technologically advanced operations. We use an integrated digital imaging system that allows our customers to view a digital proof of each pose during the photography session and to select the desired images before any printing occurs. This proprietary system also automates and links the image selection process with the immediate sale of custom portrait packages and integrates our studios with our portrait processing and production system. This system, which includes two processing facilities and a distribution center in the Charlotte, North Carolina area, is fully scalable as we grow with Wal-Mart. By integrating our portrait photography and production processes, we are able to minimize processing costs, provide prompt, automated service and grow with minimal incremental capital commitment as we leverage our existing infrastructure. We offer portrait packages at prices consistent with Wal-Mart’s every day low price strategy. For example, we do not charge sitting fees or handling charges, while our competitors’ packages typically require additional sitting fees or handling charges.

          Our business model enjoys several competitive advantages over other specialty retailers. Unlike most specialty retailers,

•	we are not required to undertake the effort and expense to identify and obtain real estate locations for our studios, but instead open substantially all of our new studios in prime Wal-Mart locations;

•	we provide a customized service to Wal-Mart customers and therefore carry very few inventory items and use our inventory very quickly, thereby mitigating the effect of common inventory problems experienced by most specialty retailers, such as obsolescence and shrinkage;

•	our new studios require smaller amounts of working capital and capital expenditures; and

•	our new studios generate immediate revenues because of their location in Wal-Mart stores without the extended new store opening ramp-up of a typical specialty retailer.

          See “Recent Developments” for a description of recent developments regarding our Company, including the decline in our year over year sales in fiscal 2004 and our sales decline in the first quarter of fiscal 2005 as compared to the first quarter of fiscal 2004.

Industry Overview

          We compete in the large and highly fragmented $8.0 billion (according to Photofinishing News, Inc.) domestic professional portrait photography industry. The primary markets within this industry are pre-school children, school age children (including graduation portraits), adults, families/groups, weddings, passports, churches and others, such as cruise ships, conventions/events, and glamour and executive portraits. From 1994 through 2004, sales in the professional portrait photography industry grew from $5.7 billion to $8.0 billion according to Photofinishing News, Inc., representing a CAGR of 3.6%. Our competitors in the domestic professional portrait photography industry include large studio chains operating in national retailers, other national free-standing portrait studio companies, national school and church photographers and a myriad of independent portrait photography providers. The majority of the industry is comprised of small, independent photography companies and individual photographers that use various independent processing labs.

          While the industry is highly competitive and fragmented, there are four portrait photography companies operating within large host retailers on a national basis: PCA (Wal-Mart), Olan Mills (Kmart), CPI Corporation (Sears) and LifeTouch (JCPenney and Target). See “Business—Industry Overview” and “Business—Competition.”

Competitive Strengths

•	Leading Market Position. We believe that we are the leader in the $1.2 billion domestic pre-school portrait photography market, with over a 20% share of total sales. In 2004, no other professional portrait provider served more customers in retail hosts or operated more permanent studio locations than our Company. In fiscal 2003, we surpassed CPI Corporation as the leader in the professional portrait photography market by total sales. We have increased the number of customers we served domestically over the past three years from 5.9 million to 6.4 million. As of January 30, 2005, we operated 2,061 permanent portrait studios domestically.

•	Strong, Mutually Beneficial Relationship with Wal-Mart. By aligning our strategy with Wal-Mart’s emphasis on providing low-cost, high quality products, we have enjoyed a mutually beneficial, long-term relationship with Wal-Mart, the world’s largest retailer in terms of sales. Since 1998, we have been the sole operator of portrait photography studios in Wal-Mart stores in North America. The majority of our permanent Wal-Mart studios are located in prominent locations at the front of the discount store or supercenter, affording us easy access to Wal-Mart’s unrivaled customer foot traffic. In return, we provide Wal-Mart with strong profit per square foot and provide consumers with high quality photography at every day low prices.

At January 30, 2005, Wal-Mart had 3,066 discount stores and supercenters in the U.S. as well as 1,587 stores internationally, and we operated in 2,061 Wal-Mart stores in the U.S. and 340 internationally. We have been able to significantly increase the number of permanent studios in Wal-Mart, having grown our number of permanent portrait studios in Wal-Mart stores in North America from 1,112 studios at the beginning of fiscal 1998 to 2,376 studios at the end of fiscal 2004, representing a CAGR of 11.5%. Sales from our Wal-Mart business totaled $310.3 million for the fiscal year ended January 30, 2005, which, despite the decline in our year over year sales in fiscal 2004, represents a CAGR of 12.8% from $150.6 million in fiscal 1998. As a result of this growth, we have been able to significantly expand brand awareness for Wal-Mart Portrait Studios. Wal-Mart has agreed to use commercially reasonable efforts to include a Wal-Mart Portrait Studio operated by us in the blueprint of each new supercenter (except for new supercenters of 145,000 square feet) and store of 100,000 square feet or larger.

•	Low Cost Producer. We offer our portrait packages at prices consistent with Wal-Mart’s every day low price strategy. We believe we have one of the lowest-cost portrait production systems in the industry. We believe that the cost advantage we enjoy today is due primarily to:

•	our more modest capital expenditure requirements for each new studio;

•	low depreciation and maintenance expenses associated with our proprietary integrated imaging and portrait processing system;

•	our integrated digital imaging system, which allows our customers to view a digital proof of each pose during the photography session and to select only the desired images before any printing occurs;

•	the efficiency and flexibility of our integrated portrait photography and production process system, which streamlines and automates the production process, resulting in higher volume, faster speeds, lower labor costs and less waste, and allows us to leverage our existing scalable infrastructure, which includes our two processing facilities and our distribution center in the Charlotte, North Carolina area; and

•	a marketing focus on selling larger portrait collections based on more poses, which lowers the average production cost per unit as more units are produced per customer.

•	Focus on Innovation. We have a history of assessing advancements in technology and successfully implementing such advancements when we have determined that they are cost effective on a large-scale basis. We are one of the few companies in the domestic professional portrait photography industry to have developed a proprietary integrated system that allows customers to select their choice of portraits prior to actual production and that automatically links the image selection process to the sale and production of the portrait package. This technology is fully scalable; as we continue our rapid expansion plans, each new outlet or channel requires minimal incremental expenditures.

We have developed a free-standing specialty retail concept called GoPortraits that features two all-digital portrait photography studios in the Charlotte, North Carolina metropolitan area. In addition, we strive to maintain a strong focus on new product development. Recently, we expanded our portfolio of products to include all occasion greeting cards and large-format canvas portraits. Leveraging our digital imaging system, we have augmented our product offerings with digital portraits on CD or disk, the

Portrait GalleryTM, available immediately after the portrait session with email capability. The Portrait Gallery is sold with PhotoParade®, a companion software on CD that enables customers to create themed screensavers and print-at-home projects such as portrait stickers, gift tags and portrait magnets.

•	Experienced and Results-Oriented Management Team. Members of our senior management team have an average of over 14 years of experience in the specialty retail industry. They are invested in our business, beneficially owning approximately 11.2% of Parent’s common stock on a fully-diluted basis. Since joining PCA in 1999, Barry J. Feld, our Chairman, President and Chief Executive Officer, has directed our expansion by further strengthening our relationship with Wal-Mart.

Business Strategy

          Our business strategy is to continue to capitalize on our strengths by implementing the following initiatives:

•	Increase Same Studio Sales. In order to address our recent weak same store sales trends, we have implemented a series of highly focused, tactical operating initiatives designed to restore our core U.S. Wal-Mart studio business back to prior positive same studio sales growth. Examples of these recent initiatives include:

•	increased external recruiting of field operations management;

•	instituting a new bonus program for our field associates;

•	launching new marketing initiatives, including selected coordinated marketing efforts with Wal-Mart;

•	re-implementing our successful “Portrait Smiles” customer continuity program which was previously eliminated in fiscal 2003;

•	re-introducing a mid-tier price point in our package offers in order to promote customer trade ups; and

•	increasing our opening price point.

We believe these initiatives will result in improvements primarily in average transaction size per customer, as well as improved customer traffic as our current fiscal year progresses.

•	Continue to Participate in Wal-Mart’s Growth. Based upon our relationship with Wal-Mart, we believe that we have the strongest platform for expansion in the industry as Wal-Mart continues its rapid growth. We opened 200 permanent Wal-Mart studios in fiscal 2004 and are currently planning to open over 200 permanent Wal-Mart studios in fiscal 2005. We expect that this new studio growth, combined with the increasing brand awareness for Wal-Mart Portrait Studios, will result in increased market share for PCA.

•	Disciplined Extension of Our International Presence. We believe that international markets for professional portrait photography services represent an attractive growth opportunity for PCA. We intend to grow our international market share primarily through our relationship with Wal-Mart. As of January 30, 2005, we operated 226 studios in Wal-Mart Canada and 89 studios in Wal-Mart Mexico, and are testing 25 Wal-Mart locations in Germany and the U.K. See “Risk Factors—Risks Related to Our Business—Our international expansion may not be successful and may expose us to additional risks that could adversely affect our business.”

•	Disciplined Extension into Non-Portrait Photography Related Concepts. With our acquisition of certain assets and liabilities of Hometown Threads® in October 2004, we expanded our service offering in Wal-Mart stores beyond portrait photography to include embroidery services and personalization of gifts. Additionally, with the opening of our first Fun Factory location in Wal-Mart, we have the opportunity to expand our presence in Wal-Mart stores with this child-centered, value-priced concept.

Recent Developments

Financial Results

          Our Company experienced many challenges in fiscal 2004. For the first time since fiscal 2000, our year over year consolidated sales decreased, from $324.8 million in fiscal 2003 to $323.6 million in fiscal 2004. Our weak performance in fiscal 2004 is primarily attributable to lower customer traffic and lower average order size per customer, both of which resulted in declining same studio performance. Our year over year same studio sales in our Wal-Mart permanent studios declined 7.0% in fiscal 2004, compared to an increase of 1.5% in fiscal 2003, 5.2% in fiscal 2002 and 3.2% in fiscal 2001.

          Beginning in the summer of 2004 and continuing throughout fiscal 2004, macro-economic factors such as escalating gasoline prices and rising interest rates began to have a noticeable negative impact on the amount of disposable income of Wal-Mart’s target customer base, which led to a reduction in customer traffic and average order size in our studios.

          To a lesser extent, our fiscal 2004 results were also negatively impacted by a change in the pricing of our photo packages. We lowered our opening price point in our first fiscal quarter in select markets, which subsequently resulted in higher traffic in promotion stores in the first two fiscal quarters but lower average order size throughout fiscal 2004.

          For the thirteen week period ended May 1, 2005, our unaudited consolidated sales were $78.2 million compared to $79.9 million for the same period in 2004, a decrease of $1.7 million, or 2.2%. Our same studio sales in our Wal-Mart permanent studios declined 7.9% for the thirteen week period ended May 1, 2005 compared to the thirteen week period ended May 2, 2004, reflecting lower customer traffic partially offset by higher average order size. The increase in average order size is primarily the result of a higher percentage of customers purchasing higher-value custom offers versus introductory package offers. We believe the weaker same studio sales in our first fiscal 2005 quarter is partially due to an early Easter, a seasonally important period of time for family and pre-school portrait sales, occurring March 27 this year as compared to April 11 in the prior year. Historically, we have recognized lower Easter-related sales and lower customer sittings in those years when Easter falls earlier on the calendar.

Amendment to Existing Senior Secured Credit Facility

          As of October 31, 2004, the end of our fiscal third quarter, Parent was not in compliance with certain financial covenants contained in our existing senior secured credit facility agreement. We subsequently amended this agreement with our lenders on December 14, 2004, and obtained waivers of these covenants from October 31, 2004 through January 31, 2005. On February 4, 2005, we and our lenders executed another amendment effective as of January 31, 2005 that reset certain financial covenants through January 29, 2006 to allow us to continue to borrow under our existing senior secured credit facility while we remain in compliance with the amended conditions to borrowing.

Issues Regarding Our Key Supplier

          During fiscal 2004, we were unable to meet the payment terms of AgfaPhoto USA Corporation, our key supplier of photographic film, paper, and processing chemistry. We have negotiated payment terms with AgfaPhoto USA Corporation that extend the payment date for our outstanding payables (including interest which had been accrued at an annualized rate of 6%) as of June 15, 2005 until June 15, 2006 and we have agreed to pay for products purchased from AgfaPhoto USA Corporation on or after June 15, 2005 at or prior to their delivery. We are seeking to enter into a revised supply contract with AgfaPhoto USA Corporation within the next few months. However, there is no assurance that we will be able to do so.

          Additionally, on May 27, 2005, AgfaPhoto USA Corporation’s German parent company, AgfaPhoto GmbH, filed a petition for insolvency. While we have been informed that AgfaPhoto USA Corporation has sufficient funding to continue its normal operations in the foreseeable future, if AgfaPhoto USA Corporation becomes unable to continue to provide supplies to us under our current contract, we will need to obtain an alternative source of supplies.

          Although we believe that the available alternative sources of supplies are adequate, there can be no assurance we would be able to obtain such supplies at the same or similar terms to those we have with AgfaPhoto USA Corporation. If we enter into an agreement to obtain such supplies at less desirable terms, we may be required to raise additional equity and/or debt financing, and our financial condition and results of operations could be materially adversely affected. There is no assurance we will be able to obtain new sources of funds on favorable terms or otherwise.

Going Concern

          Our independent registered public accounting firm, Deloitte & Touche LLP, issued a report which expressed an unqualified opinion and included an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern in connection with their audit of PCA LLC’s consolidated financial statements for the fiscal year ended January 30, 2005. Management’s plans with regard to these matters are described in Note 2 to our consolidated financial statements.

          We anticipate, based on our currently proposed plans and assumptions, that the net proceeds of the debt financing together with the additional liquidity provided under our new senior secured revolving credit facility and our new letters of credit facility and our obtaining waivers of existing defaults under our debt agreements will be sufficient to satisfy our cash requirements in fiscal 2005. However, no assurances can be made regarding the successful completion of these financings. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Suspected Fraudulent Activities by Former Employees at Our Mexican Subsidiary

          During fiscal 2004, we became aware of a tax claim for amounts due to the Servicio de Administracion Tributaria (“SAT”), the Mexican tax authority, from our Mexican subsidiary. The amounts alleged due to SAT consisted of $1.4 million for the fiscal years 1997 and 1998 and approximately $0.1 million for January through June of 2000. As a result of our delinquency in paying these amounts, fines, penalties and interest of $4.5 million were added by SAT to the outstanding claim. We conducted a preliminary investigation of this matter and subsequently engaged law firms in Mexico and the U.S. to assist in negotiating a settlement with SAT and an independent accounting firm (other than our independent registered public accounting firm) to perform forensic accounting work. We recorded a $1.5 million charge in the third quarter of fiscal 2004 reflecting management’s best estimate of the ultimate settlement of this claim.

          As a result of our investigation, we dismissed several employees who we suspect may have been engaged in fraudulent activities and hired new employees to replace those employees. The uncertainty of the impact of these activities on our financial reporting and other disclosures is one reason Parent has not filed its annual report on Form 10-K for the 2004 fiscal year and its quarterly report on Form 10-Q for the first quarter of fiscal 2005.

          As a result of our internal investigation, we discovered errors in the financial statements provided to us each period through the third quarter of fiscal 2004 by our Mexico accounting department. As a result, we concluded that certain adjustments were required to the underlying books and records of our historical financial statements. Such adjustments have been reflected in the accompanying consolidated financial statements of PCA LLC. Although no previously issued financial statements of Parent are materially misstated, these adjustments, which cumulatively would be considered material if recorded in fiscal 2004, will be reflected as a restatement in Parent’s annual financial statements to be filed on Form 10-K as of January 30, 2005 and February 1, 2004 and for each of the years in the three year period ended January 30, 2005. We are also implementing a process through which we will review and validate the controls and procedures in place, including but not limited to approval of expenses, treasury management policies for cash handling, and review of bank reconciliations and tax filings. This process will be performed by U.S.-based personnel in conjunction with our Mexican operations senior management team.

Late Filing of Form 10-K and Form 10-Q

          On May 3, 2005, Parent filed a Form 8-K regarding its issuance of a press release disclosing it had filed Form 12b-25 Notification of Late Filing, in conjunction with its annual report on Form 10-K, which was due on May 2, 2005 for the fiscal year ended January 30, 2005. On June 16, 2005, Parent filed a Form 8-K regarding its issuance of a press release disclosing it had filed Form 12b-25 Notification of Late Filing, in conjunction with its quarterly report on Form 10-Q, which was due on June 15, 2005 for the fiscal quarter ended May 1, 2005. Parent was unable to timely file its 10-K for fiscal 2004 and its 10-Q for the first quarter of fiscal 2005 because we were engaged in an investigation of the suspected fraudulent activities of the former employees of our Mexican subsidiary described above. As described above, we will restate the consolidated financial statements of Parent as a result of the impact of these activities. In addition, Parent chose to delay the filings while we continued discussions to obtain financing necessary to provide the amount of liquidity which we will require for operating purposes during fiscal 2005. Parent intends to file its 10-K for fiscal 2004 and its 10-Q for the first quarter of fiscal 2005 subsequent to the completion of the debt financing. We believe that the debt financing, our new senior secured revolving credit facility and our new letters of credit facility and our obtaining waivers of existing defaults under our debt agreements will be adequate to provide the liquidity which we believe we will require for operating purposes during fiscal 2005.

Classification of Long Term Indebtedness as Current Liabilities

          Parent’s failure to file its annual report on Form 10-K resulted in a default under the terms of the existing senior subordinated notes and the existing Parent senior subordinated discount notes. The report issued by our independent registered public accounting firm, which expressed an unqualified opinion and included an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern relating to PCA LLC’s consolidated financial statements as of January 30, 2005 and February 1, 2004 and for each of the years in the three year period ended January 30, 2005 that is included in the current report in this press release, also constitutes a default under the terms of the existing senior subordinated notes. We expect to receive waivers of these defaults from the holders of the existing senior subordinated notes and the existing Parent senior subordinated discount notes upon the consummation of the debt financing.

          Parent and PCA LLC are presently in default of covenants contained in our existing senior secured credit facility requiring the delivery of Parent’s audited financial statements, without an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern, within 90 days after the end of each fiscal year. The lenders under our existing senior secured credit facility have agreed to forebear from exercising remedies in respect of such default until July 15, 2005 provided there are no other defaults within such forebearance period that may cause such forebearance period to end sooner than July 15, 2005.

          Parent and PCA LLC are also presently in default of the covenant contained in the existing senior notes that requires Parent to timely comply with all filing requirements of the SEC. Parent has not timely filed its annual report on Form 10-K for the fiscal year ended January 30, 2005. Parent has a period of 60 days following notice from either the trustee of the existing senior notes or the holders of 25% of the principal amount of the existing senior notes to cure this default. No such notice has been received.

          Each of the existing senior notes, the existing senior secured credit facility, the existing Parent senior subordinated discount notes and the existing senior subordinated notes contain cross-default provisions that are triggered, among other things, in the event the agent, trustee, or holders, as applicable, should exercise their rights to accelerate the due date of principal and interest under any one of such notes or credit facility.

          As a result of the defaults under the respective agreements, we have classified the entire outstanding balances under our existing senior secured credit facility, existing senior notes and the existing senior subordinated notes as current liabilities on our consolidated balance sheet. As of May 1, 2005, and January 30, 2005, the total amount of such indebtedness that was classified as current liabilities was $200.7 million and $201.9 million, respectively.

          We anticipate, based on our currently proposed plans and assumptions, that the net proceeds of the debt financing together with the additional liquidity provided under our new senior secured revolving credit facility and our new letters of credit facility and our obtaining waivers of existing defaults under our debt agreements will be sufficient to satisfy our cash requirements in fiscal 2005. However, no assurances can be made regarding the successful completion of these financings.

RISK FACTORS

Risks Related to Our Business

We are materially dependent upon Wal-Mart.

          Approximately 96% of our sales for fiscal 2004 were derived from sales in Wal-Mart stores. Therefore, we are materially dependent upon our relationship with Wal-Mart, the continued goodwill of Wal-Mart and the integrity of the Wal-Mart brand name in the retail marketplace. Any deterioration in our Wal-Mart relationship would have a material adverse effect on us.

          Because we represent only a small fraction of Wal-Mart’s sales, any deterioration of our relationship with Wal-Mart would have a far greater effect on us than on Wal-Mart.

          Furthermore, because of the demands on us from our current business model of opening studios in all new Wal-Mart supercenters and stores of 100,000 square feet or larger, we have not been able to diversify our business. This could adversely affect us in the event our Wal-Mart business declines. In addition, our competitive posture could be weakened with negative changes in Wal-Mart’s competitive posture.

We experienced a significant downturn in our results of operations in fiscal 2004 and the fiscal quarter ended May 1, 2005, and in fiscal 2004 were unable to comply with certain financial covenants in our existing senior secured revolving credit facility. We had a net loss and a deficiency of earnings to fixed charges in fiscal 2004, and we have a negative net worth.

          In fiscal 2004, for the first time since fiscal 2000, our year over year consolidated sales decreased. Consolidated sales decreased from $324.8 million in fiscal 2003 to $323.6 million in fiscal 2004. Primarily as a result of these decreases in sales, we saw our income from operations decrease from $34.2 million in fiscal 2003 to $17.5 million in fiscal 2004. Net loss was $12.1 million in fiscal 2004 as compared to net income of $5.7 million in fiscal 2003. Our Adjusted EBITDA decreased to 9.4% of sales in fiscal 2004, or $30.3 million, as compared to 14.0% of sales in fiscal 2003, or $45.6 million. We experienced a 7.0% decline in year over year same studio sales in our Wal-Mart permanent studio operations in fiscal 2004, compared to an increase of 1.5% in fiscal 2003.

          For the thirteen week period ended May 1, 2005, our unaudited consolidated sales were $78.2 million compared to $79.9 million for the same period in 2004, a decrease of $1.7 million, or 2.2%. Our same studio sales in our Wal-Mart permanent studios declined 7.9% for the thirteen week period ended May 1, 2005 compared to the comparable prior fiscal year period, reflecting lower customer traffic offset partially by higher average order size. As a result of weaker same studio sales, our unaudited Adjusted EBITDA for the thirteen week period ended May 1, 2005 was $6.0 million compared to $8.4 million for the same period in 2004.

          As of October 31, 2004, the end of our fiscal third quarter, we were not in compliance with certain financial covenants contained in our existing senior secured revolving credit facility agreement. Although on February 4, 2005, we and our lenders executed an amendment effective as of January 31, 2005 that reset certain financial covenants to allow us to continue to borrow under our existing senior secured credit facility, there is no assurance that we will remain in compliance with the amended conditions to borrowing.

          Although we are implementing measures to improve our performance and believe that the decline in results of operations was caused in part by external factors beyond our control, such as a reduction in disposable income due to increases in gasoline prices and rising interest rates and other economic pressures affecting U.S. customers, we may be unable to improve our results of operations and there can be no assurance we will be able to remain in compliance with the covenants in our new senior secured revolving credit facility, new letters of credit facility or any other instruments governing our debt, including the indenture governing the Notes.

          We had a net loss of $12.1 million and our fixed charges exceeded earnings by $8.0 million in fiscal 2004. There can be no assurance that we will report net income or earnings in excess of fixed charges in any future period. Future net losses and/or deficiencies of earnings to fixed charges may prevent us from pursuing our strategies for growth and could cause us to be unable to meet our debt obligations, capital expenditure requirements or working capital needs. Our net loss in fiscal 2004 raises doubt about our ability to obtain adequate financing on satisfactory terms or at all. In addition, as of May 1, 2005, our total assets were less than our total liabilities, resulting in a negative net worth. We may not be able to liquidate our assets to pay our liabilities if we are unable to fund our operations in the future.

There is substantial doubt about our ability to continue as a going concern.

          As a result of the significant downturn in our results of operations and defaults under certain debt agreements in fiscal 2004 and the impact these events have had on our liquidity, there is substantial doubt about our ability to continue as a going concern. The substantial doubt about our ability to continue as a going concern could have an adverse impact on our ability to execute our business plan, result in reluctance on the part of certain suppliers to do business with us, or result in the loss of business with Wal-Mart due to its concerns about our ability to deliver our portrait photography services. Such condition may make it significantly more difficult and expensive for us to raise additional capital that may be necessary to continue our operations. To continue as a going concern, we will have to improve operating results and we may be required to raise additional equity and/or debt financing. We may not accomplish these tasks.

          The financial statements in this press release have been prepared assuming that we will continue as a going concern. The financial statements do not include adjustments that might result if we were required to cease operations. These adjustments would include, among other things, a write-down in the value of our assets, including goodwill and other intangible assets, from book value to liquidation value.

Parent will restate its financial statements and has not filed its annual report on Form 10-K for fiscal 2004 and its quarterly report on Form 10-Q for the first quarter of fiscal 2005 because of the ineffectiveness of our internal controls over financial reporting of our Mexican subsidiary. If we fail to improve and maintain the effectiveness of our internal control over financial reporting of our Mexican subsidiary, we may not be able to accurately and timely file Parent’s periodic reports and our financial condition and results of operations may be materially adversely affected.

          During fiscal 2004, we became aware of a tax claim for amounts due to SAT, the Mexican tax authority, from our Mexican subsidiary. The amounts alleged due to SAT consisted of $1.4 million for the fiscal years 1997 and 1998 and approximately $0.1 million for January through June of 2000. As a result of our delinquency in paying these amounts, fines, penalties and interest of $4.5 million were added by SAT to the outstanding claim. We conducted a preliminary investigation of this matter and subsequently engaged law firms in Mexico and the U.S. to assist in negotiating a settlement with SAT and an independent accounting firm (other than our independent registered public accounting firm) to perform forensic accounting work. We recorded a $1.5 million charge in the third quarter of fiscal 2004 reflecting management’s best estimate of the ultimate settlement of this claim. As a result of our investigation, we dismissed several employees who we suspect may have been engaged in fraudulent activities and hired new employees to replace those employees. As a result of our internal investigation, we discovered errors in the financial statements provided to us each period through the third quarter of fiscal 2004 by our Mexico accounting department. As a result, we concluded that certain adjustments were required to the underlying books and records of our historical financial statements. Such adjustments have been reflected in the accompanying consolidated financial statements of PCA LLC. Although no previously issued financial statements of Parent are materially misstated, these adjustments, which cumulatively would be considered material if recorded in fiscal 2004, will be reflected as a restatement in Parent’s annual financial statements to be filed on Form 10-K as of January 30, 2005 and February 1, 2004 and for each of the years in the three year period ended January 30, 2005. The uncertainty of the impact of these activities on our financial reporting and other disclosures is one reason Parent has not filed its annual report on Form 10-K for the 2004 fiscal year and its quarterly report on Form 10-Q for the first quarter of fiscal 2005. Although we are acting to rectify these deficiencies and continuing to evaluate and improve our internal controls over financial reporting, we may be unsuccessful and other deficiencies in our internal controls over financial reporting could arise in the future. Any such internal control deficiencies could cause our financial reports and other information about our performance and condition to be unreliable and require us to amend or restate information previously disclosed. If we are unable to assert that our internal controls are effective in any future period, we may again be unable to accurately and timely file a periodic report. Failure to file a periodic report, if uncured within a specified time period, would result in an event of default under the terms of our indebtedness.

Our business practices and operations need to be acceptable to Wal-Mart.

          Because of the importance of our Wal-Mart relationship to us, our business practices and procedures must at all times be acceptable to Wal-Mart. Consequently, in the future, we may make changes to our business practices and procedures, including with regards to advertising and promotions, pricing, product offerings, studio facilities, technology, management and employment practices in response to Wal-Mart’s requests that would not be in our best interests and could materially and adversely affect our sales, costs, margins, business development or other aspects of our business. In addition, under our license agreements Wal-Mart has substantial contractual rights, which it can exercise in a manner that can have a material adverse effect on us.

          Among other things, pursuant to our license agreements we must:

•	relocate any studio location in a Wal-Mart store at Wal-Mart’s request,

•	obtain Wal-Mart’s prior written approval of all advertising,

•	maintain specified levels of workers’ compensation and liability insurance,

•	operate the studios every day that the Wal-Mart store is open for specified hours,

•	indemnify Wal-Mart from any claim by an employee, vendor or portrait studio customer relating to studio operation or for accident or injury anywhere in the Wal-Mart store,

•	observe all Wal-Mart policies relating to customer service, and

•	observe all Wal-Mart policies relating to the activities of our employees in the Wal-Mart store,

          and we are not permitted to:

•	make improvements to our Wal-Mart studios without Wal-Mart’s prior written consent,

•	conduct any “fire,” “50% off” or similar sales,

•	issue a press release using the Wal-Mart name without Wal-Mart’s consent, and

•	advertise on radio or television without Wal-Mart’s consent.

Wal-Mart may terminate, breach, otherwise limit or increase our expenses under our license or lease agreements.

          Our Wal-Mart permanent studios in the U.S. and Canada are operated pursuant to license agreements while our permanent studios in Mexico, Germany and the U.K. are operated pursuant to lease agreements. These license and lease agreements can be terminated or suspended by Wal-Mart for various reasons, some of which are beyond our control. As of January 30, 2005, our license and lease agreements with various Wal-Mart entities have the following expiration dates: (1) for our 1,564 U.S. Wal-Mart studios that were open when the U.S. Wal-Mart agreement was entered into, April 2012; for each of our 497 Wal-Mart studios opened subsequent to April 4, 2002, June 30 of the fifth year following the opening of that studio, in each case if no renewal option is exercised; (2) for each of our 226 Canadian Wal-Mart studios, various expiration dates, ranging from fiscal 2004 to 2010, depending upon the date the relevant studio commenced operations; (3) for each of our 89 Mexican Wal-Mart studios, terminable at will by either party following a studio’s first year of operation; (4) for each of our 20 German Wal-Mart studios, two years from its opening date with automatic renewals for successive periods of six months each if not terminated by either party (either party can terminate at the end of any term upon three months notice); and (5) for our five U.K. Wal-Mart studios,

2008 for two studios, 2009 for two studios and 2013 for one studio. These agreements are more fully described in “Business—Licenses, Trademarks and Patents—Wal-Mart Licenses.”

          Wal-Mart is under no obligation to renew existing locations. Wal-Mart may also increase the expenses we are required to pay under our license or lease agreements upon renewal of the agreements. In addition, license fees under our Wal-Mart licenses may increase periodically if certain sales or other conditions are met. We do not have the right to close any poorly performing locations prior to the expiration of the term of the license or lease for such locations. Although our license and lease agreements prohibit Wal-Mart from licensing or leasing permanent portrait studios to any other person in the stores in which we operate, they do not make us the exclusive provider for all Wal-Mart stores. In addition, our license and lease agreements do not prohibit Wal-Mart from selling many of the tangible goods we sell, or from developing film, in other departments within its stores. Furthermore, there is always the risk that Wal-Mart might breach one or more of our license or lease agreements. The loss or breach of a substantial number of the licenses or leases from Wal-Mart could have a material adverse effect on us. An adverse change in any other aspects of our business relationship with Wal-Mart, the reduction of the number of studios operated pursuant to such arrangements, a decision by Wal-Mart to license or lease studios to other persons or changes in Wal-Mart’s expansion plans could have a material adverse effect on us. See “Business—Licenses, Trademarks and Patents—Wal-Mart Licenses.”

An economic downturn, a reduction in consumer spending or decreased customer traffic in our host stores could materially adversely affect our business.

          Portrait photography services may be affected by negative trends in the general economy. Any reduction in consumer confidence or disposable income in general may affect companies in this specialty retail service industry. In addition, the portrait studios in Wal-Mart stores rely largely on customer traffic generated by the host stores. The host stores, as part of the retail industry, may be affected by a downturn in the economy and a decrease in discretionary income of potential customers. For example, we previously provided portrait photography services in Kmart host stores. During the term of our relationship with Kmart, Kmart’s business was not growing, and this negatively impacted our own performance. There is no assurance that Wal-Mart or any other host stores in which we may operate will not suffer similar financial difficulties. A reduction in host store traffic could adversely affect us.

          In addition, we have substantial fixed costs due to our two production facilities in the Charlotte, North Carolina area. These fixed costs make us vulnerable in the event of an economic downturn or other inability to generate sufficient cash flow.

We may not be able to finance the rapid growth we may experience.

          In April 2002, we executed a U.S. Master License Agreement with Wal-Mart. As part of this agreement, Wal-Mart committed to provide us a minimum of 150 new studios per year for four years and, thereafter, to use commercially reasonable efforts to provide 150 new studios per year. Further, Wal-Mart has agreed to use commercially reasonable efforts to include a Wal-Mart Portrait Studio operated by us in the blueprint of each new supercenter (except for new supercenters of 145,000 square feet) and store of 100,000 square feet or larger. We anticipate opening a studio in all new Wal-Mart stores where our studios are incorporated into the blueprint. This will require us to make substantial capital expenditures. To accomplish this, as well as to maintain and increase our sales base and to respond to shifts in customer demand and changes in industry trends, we will need to generate sufficient cash flow or obtain sufficient capital for purposes of, among other things, financing capital expenditures, infrastructure growth and acquisitions. There is no assurance that we will be able to generate sufficient cash flow or that financing on acceptable terms will be available and permitted to be incurred under the terms of our current and any future indebtedness to fund our future growth. Our failure to generate sufficient cash flow or obtain sufficient financing to fund our future growth could materially adversely affect us. The rapid growth of portrait studios within Wal-Mart could limit our ability to fund growth outside of Wal-Mart.

During fiscal 2004, we were unable to meet the payment terms of our key supplier of photographic film, paper and processing chemistry. Additionally, the German parent company of our key supplier recently filed a petition for insolvency. If our key supplier becomes unable to continue to provide us supplies under our current contract, we will need to obtain an alternative source of supplies. If we enter into an agreement to obtain such supplies at less desirable terms, we may be required to raise additional equity and/or debt financing and our financial condition and results of operations could be materially adversely affected.

          During fiscal 2004, we were unable to meet the payment terms of AgfaPhoto USA Corporation, our key supplier of photographic film, paper, and processing chemistry. We have negotiated payment terms with AgfaPhoto USA Corporation that extend the payment date for our outstanding payables (including interest which had been accrued at an annualized rate of 6%) as of June 15, 2005 until June 15, 2006 and we have agreed to pay for products purchased from AgfaPhoto USA Corporation on or after June 15, 2005 at or prior to their delivery. We are seeking to enter into a revised supply contract with AgfaPhoto USA Corporation within the next few months. However, there is no assurance that we will be able to do so.

          Additionally, on May 27, 2005, AgfaPhoto USA Corporation’s German parent company, AgfaPhoto GmbH, filed a petition for insolvency. While we have been informed that AgfaPhoto USA Corporation has sufficient funding to continue its normal operations in the foreseeable future, if AgfaPhoto USA Corporation becomes unable to continue to provide us supplies under our current contract, we will need to obtain an alternative source of supplies.

          Although management believes that the available alternative sources of supplies are adequate, there can be no assurance we would be able to obtain such supplies at the same or similar terms to those we have with AgfaPhoto USA Corporation. If we enter into an agreement to obtain such supplies at less desirable terms, we may be required to raise additional equity and/or debt financing and our financial condition and results of operations could be materially adversely affected. There is no assurance we will be able to obtain new sources of funds on favorable terms or otherwise.

Our inability to raise prices could limit our growth.

          Because of competitive pressures, we are unlikely to be able to increase profitability on a sustained basis by raising our prices. Rather, our ability to increase profitability over the longer term will depend on our ability to open new studios, to increase our customer volumes in our existing studios and to manage expanding operations effectively.

If we lose our key personnel, our business may be adversely affected.

          Our continued success depends upon, to a large extent, the efforts and abilities of our key employees, particularly Barry J. Feld, our President, Chief Executive Officer and Chairman of the Board. Mr. Feld’s departure would result in a loss of leadership and a strong contact person with Wal-Mart. No assurance can be made of the continued employment of Mr. Feld or any other members of management. Competition for qualified management personnel is intense. Mr. Feld’s employment agreement is terminable at will by either party and, while he would forfeit certain stock option benefits if he chose to compete with us, he is not prohibited from doing so. The loss of the services of our key employees or the failure to retain qualified employees when needed could materially adversely affect us.

Our business may be adversely affected if we cannot manage the growth of our operations or generate sufficient cash flow or obtain sufficient capital to fund future growth.

          It is essential to our relationship with Wal-Mart that we open new studios in all stores in which Wal-Mart wants us to do so. Our resources are not as great as Wal-Mart’s, however, and it could be difficult or impossible for us to keep pace with Wal-Mart’s rapid expansion plans. Our future growth will require us to manage our expanding domestic and international operations and to adapt our operational, manufacturing, financial and management systems to respond to changes in our business environment while maintaining a competitive cost structure. The expansion of our business will continue to place significant demands on us to improve our operational, manufacturing, financial and management systems, to develop further the management skills of our managers and supervisors, and to continue to retain, train, motivate and effectively manage our employees. Our failure to manage any future growth effectively and to adequately expand these systems in response to such growth could materially adversely affect us by limiting our ability to continue to expand or to continue our current level of service to customers in our existing studios.

          Additionally, our ability to maintain and increase our revenue base and to respond to shifts in customer demand and changes in industry trends will be partially dependent on our ability to generate sufficient cash flow or obtain sufficient capital for the purpose of, among other things, financing capital expenditures, infrastructure growth and acquisitions. There can be no assurances that we will be able to generate sufficient cash flow or that financing will be available on acceptable terms, or permitted to be incurred under the terms of our new senior secured revolving credit facility, our new letters of credit facility, the Notes, our existing indebtedness or any future indebtedness, to fund our future growth. Our failure to generate sufficient cash flow or obtain sufficient financing to fund our future growth could materially adversely affect us.

Our expansion into geographic areas we already serve could adversely affect our business.

          We have experienced reduced sales at existing studios when we have opened new studios in close proximity to existing studios. Success of our growth strategy will somewhat depend on our ability to minimize this effect. In addition, our license agreement with Wal-Mart prohibits us from opening a new non-Wal-Mart studio within a certain distance of any store where we operate a Wal-Mart portrait studio. This prohibition could negatively impact our non-Wal-Mart expansion plans.

Our fourth quarter sales and income are disproportionately high and we are vulnerable to downturns in consumer holiday spending that can adversely affect our business.

          Our business is highly seasonal. The holiday season accounts for a high percentage of our sales and operating income, and our fourth fiscal quarter, typically late October/early November through late January/early February, generally produces a large percentage of annual sales and operating income. The fourth quarters in fiscal 2004, 2003, and 2002 have accounted for approximately 33% of our annual sales and approximately 92%, 67%, and 62%, respectively, of our annual operating income. Our operations can be adversely affected by inclement weather or other factors that reduce consumer holiday spending in our host stores, especially during the important fiscal fourth quarter.

If our competitors initiate price-cutting or changes in package configurations or introduce new technology, we may experience lower sales or higher costs.

          The professional portrait photography industry is highly competitive. Certain of our competitors and potential competitors are more established, benefit from greater name recognition and have significantly greater capital and resources than we do. Moreover, evolving technology and business relationships may make it easier and cheaper for our competitors and potential competitors to develop products or services similar to ours or to sell competing products or services in our markets.

          The companies in our industry compete on the basis of value, price, quality, access, service, package size, technology and convenience of retail distribution channel. The major professional portrait studio companies, including CPI Corporation, and Olan Mills, operate permanent studios in retail chains and independent locations. To compete successfully, we must continue to remain competitive in areas of value, price, quality, access, service, package size, technology and convenience of distribution and we must do so on terms and at prices compatible with the Wal-Mart philosophy.

          The evolution of digital portrait technology has introduced additional competition from companies, such as Picture People, which operate independent locations specializing in such portrait technology. Although we have not experienced a significant decline in the discount retail distribution channel due to such technology or companies, there is no assurance such technology, or companies specializing in such technology, will not take significant business from us, resulting in either lower sales or higher cost of operation for us.

          Furthermore, consumer products, particularly those that are value-priced, are subject to significant price competition. There is no assurance we will not be forced to engage in price-cutting initiatives to respond to competitive and consumer pressures. The failure of our sales volumes to grow sufficiently to improve overall sales and income as a result of a competitive price reduction could materially adversely affect us.

Parent’s principal stockholder is Jupiter Partners, whose interests may not be aligned with the holders of the Notes.

          Approximately 92% of the outstanding shares of Parent’s common stock are beneficially owned by Jupiter Partners. As a result of its stock ownership, Jupiter Partners controls us and has the power to elect all of Parent’s directors, appoint new management and approve any action requiring the approval of the holders of our equity, including adopting amendments to our organizational documents, and approving mergers or sales of all or substantially all our assets. The directors elected by Jupiter Partners will have the authority to make decisions affecting our capital structure, including the issuance of additional capital stock, the implementation of equity repurchase programs and the declaration of dividends. Jupiter Partners’ interests may not be fully aligned with the interests of the holders of the Notes, and this could lead to a strategy that is not in the best interests of the holders of the Notes. See “Management” and “Principal Stockholders.”

Our international expansion may not be successful and may expose us to additional risks that could adversely affect our business.

          International operations in Canada, Mexico, Germany and the U.K. accounted for approximately 11% of sales during fiscal 2004. We expect international sales to increase in the future as we continue to grow in Canada and Mexico and, potentially, as we expand operations in Europe (we currently only operate European studios in Germany and the U.K.). To the extent our international operations increase, we will become more vulnerable to risks involving the geographic distance of operations, differences in language or culture, changes in business regulations, taxation and currency fluctuations and political instability. Further, there is no proven market for portrait photography services in retail studio locations in Europe. Therefore, our in-store studio model may not perform well in Europe.

We may not be able to keep pace with the evolution of technology and develop and invest in new technologies as required to compete effectively.

          The evolution of digital portrait technology, computer technology, manufacturing technology and information technology may make it difficult for us to continue using our current technologies and require us to invest in new technologies. There can be no assurance we can generate sufficient capital from operations or outside financing sources to invest in such evolving technologies. To the extent we do invest in such technology, there is no assurance our investment will lead to increased sales or profits. In addition, our ability to develop digital technology, e-commerce capabilities and other new information and distribution technologies may affect our position in the marketplace. As digital photography and processing systems evolve and the costs associated with such systems continue to decline, it may impair our ability to compete in the marketplace as we may no longer be able to produce our products at low costs.

A significant increase in piracy of our photographs could materially adversely affect our business, financial condition or results of operations.

          We rely on copyright laws to protect our proprietary rights in our portrait photographs. However, our ability to prevent piracy and enforce our proprietary rights in our photographs is limited. We are aware that unauthorized copying of photographs occurs within our industry. A significant increase in the frequency of unauthorized copying of our photographs could materially adversely affect our business, financial condition and results of operations by reducing revenues from photograph sales.

Any disruption in our manufacturing process could have a material adverse impact on our business.

          We are dependent upon the efficient operation of our portrait processing facilities to maintain our portrait quality, timeliness of delivery and low cost operation. These facilities are located in a single metropolitan area, Charlotte, North Carolina, and serve primarily all of our operations worldwide. Any disruption of our processing systems for any reason could adversely impact us.

Risks Related to the Debt Financing and the Notes

Our substantial indebtedness could materially adversely affect our business and prevent us from fulfilling our obligations under the Notes.

          We have outstanding a substantial amount of debt. As of May 1, 2005, after giving effect to the debt financing, the repayment of all amounts outstanding under our existing senior secured credit facility and the closings of our new senior secured revolving credit facility and our new letters of credit facility, this debt would have consisted primarily of:

•	$50.0 million of Notes offered in the debt financing,

•	$165.0 million of existing senior notes,

•	$10.0 million of existing senior subordinated notes,

•	$30.0 million of existing Parent senior subordinated discount notes and $14.6 million of additional principal outstanding from capitalized interest on such notes,

•	$14.9 million of letters of credit issued under our new letters of credit facility, and

•	$15.0 million of interest bearing extended vendor payables due in June 2006 if we are unable to renegotiate the supply contract.

In addition, at that date, we would have been able to borrow approximately $10.0 million of additional available credit under our new senior secured revolving credit facility and issue $5.1 million of additional letters of credit under our new letters of credit facility, in each case subject to satisfaction of customary borrowing conditions.

          As of May 1, 2005, on an adjusted basis, our total liabilities ($298.4 million) exceeded our total assets ($175.4 million). Substantially all of our assets are subject to a lien in favor of our lenders. We will need to refinance our new senior secured revolving credit facility by 2009, our new letters of credit facility by 2009, our $165.0 million of existing senior notes by 2009, and our $30.0 million of existing Parent senior subordinated discount notes and our $10.0 million of existing senior subordinated notes by 2010. We do not expect to generate sufficient cash flow from future operations to repay our indebtedness and will need to borrow to do so. There is no assurance we will be able to obtain new sources of credit on favorable terms or otherwise. If we are unable to refinance our debt when due, we could be deemed in default by our lenders, which could lead to foreclosure on our assets and perhaps insolvency.

          We incurred approximately $25.5 million in net interest expense in fiscal 2004, which represented approximately 146% of our operating income for the year. Parent incurred approximately $6.9 million of net interest expense in fiscal 2004. As of May 1, 2005, approximately 13.8% of our debt bears interest at floating rates, and if interest rates rise, our debt service obligation will rise as well, except to the extent we are able to enter into hedging contracts on favorable terms to mitigate our exposure to interest rate movements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “—Quantitative and Qualitative Disclosures About Market Risk” for more detail about our debt.

          Our substantial amount of debt, as well as the guarantees of our guarantors and the security interests in our assets and the assets of our guarantors, could adversely impact our business and us by, including but not limited to:

•	increasing our vulnerability to adverse economic and industry conditions;

•	limiting our ability to obtain additional financing;

•	requiring a substantial portion of our cash flow from operations to be used for interest payments on our debt and annual revolver pay downs required by our new senior secured revolving credit facility, thereby reducing our ability to use our cash flow to fund our studio expansion program and capital expenditures;

•	limiting our flexibility in planning for, or reacting to, changes in our business and industry; and

•	placing us at a disadvantage compared to competitors with less debt or greater resources.

The agreements governing our debt impose restrictions on our business.

          The indenture governing the Notes, the agreements governing our new senior secured revolving credit facility and our new letters of credit facility will contain, and the agreements governing our existing senior notes, the existing senior subordinated notes and the existing Parent senior subordinated discount notes contain, a number of covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. These covenants place restrictions on our ability to, among other things:

•	incur more debt;

•	pay dividends, redeem or repurchase our stock or make other distributions;

•	make acquisitions or investments;

•	enter into transactions with affiliates;

•	merge or consolidate with others;

•	dispose of assets or use asset sale proceeds;

•	create liens on our assets; and

•	pledge capital stock of any subsidiary that is held by PCA LLC, PCA Finance Corp. or any of their domestic subsidiaries.

          Our new senior secured revolving credit facility and our new letters of credit facility will each also require us to meet a number of financial ratios and tests on a regular basis. We describe certain of these requirements in “Description of Certain Indebtedness.”

          Our ability to comply with these agreements may be affected by events beyond our control, including, but not limited to, prevailing economic, financial and industry conditions. The breach of any of these covenants or restrictions, as well as any failure to make a payment of interest or principle when due, could result in a default under the agreements governing our debt. Such a default would permit some of our lenders to declare all amounts borrowed from them to be due and payable, together with accrued and unpaid interest, and the commitments of the senior lenders to make further extensions of credit under our new senior secured revolving credit facility and issue additional letters of credit under our new letters of credit facility could be terminated. If we were unable to repay debt to our senior lenders, these lenders could proceed against the collateral securing that debt. In addition, acceleration of our other indebtedness may cause us to be unable to make interest payments on the Notes and repay the principal amount of the Notes or may cause the guarantors to be unable to make payments under the guarantees.

The collateral securing our obligations under the Notes and the guarantees is shared with creditors that have first-priority liens on that shared collateral. If there is a default, the value of that collateral may not be sufficient to repay the first-priority lien creditors and the holders of the Notes and guarantees.

          Our obligations under our new senior secured revolving credit facility and our new letters of credit facility will be secured by a first-priority lien on substantially all of our assets.

          Our obligations under the Notes and the guarantees will be secured by a second-priority lien on all of the collateral securing our obligations under our new senior secured revolving credit facility and our new letters of credit facility. The relative priority of the liens on the shared collateral will be governed by an intercreditor agreement and the related collateral documents.

          Accordingly, any proceeds received upon a realization of the shared collateral will be applied first to obligations (including expenses and other amounts) under our new senior secured revolving credit facility and our new letters of credit facility before any amounts will be available to pay the holders of the Notes. As a result, if there is a default, the value of that collateral may not be sufficient to repay the first lien creditors and the holders of the Notes and these guarantees.

          In addition, our obligations to AgfaPhoto USA Corporation under a supply contract are secured by the products we purchase from them and such lien may be deemed to be senior in priority to the lien on such products securing the Notes.

USE OF PROCEEDS

          The net proceeds to us from the issuance of the Notes after deducting estimated discounts, commissions and other expenses, will be approximately $47.0 million. We will use the proceeds to refinance existing bank indebtedness, provide additional working capital and to pay fees and expenses related to the debt financing. The closing of the debt financing is contingent upon the closing of our new senior secured revolving credit facility and our new letters of credit facility.

          The following illustrates our estimated sources and uses of funds in connection with the debt financing as of May 1, 2005.

Sources of Funds

		Uses of Funds

(dollars in millions)
Senior secured notes	$50.0	Repay existing senior secured credit facility(1)	$27.7
		Working capital	19.3
		Fees and expenses	3.0

Total Sources of Funds	$50.0	Total Uses of Funds	$50.0

(1)	Outstanding revolving loans under our existing senior secured credit facility bear interest at a rate equal to the London inter-bank offered rate plus 3.5% or, at our option, an alternate base rate (which is the higher of (i) the Bank of America, N.A. prime rate and (ii) the Federal Funds rate plus 0.50%) plus 2.5%. The maturity date of our existing senior secured credit facility is June 27, 2007.

CAPITALIZATION

          The following table shows the capitalization of PCA LLC as of May 1, 2005 and as adjusted to give effect to:

•	the debt financing;

•	the repayment of all amounts outstanding under our existing senior secured credit facility; and

•	our new senior secured revolving credit facility.

          As of May 1, 2005, Parent had $43.8 million (net of discounts of $778) of obligations with respect to the existing Parent senior subordinated discount notes and $15.0 million of series A redeemable convertible preferred stock outstanding.

          This table should be read in conjunction with the consolidated financial statements and related notes that are included in this press release and the information in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Liquidity and Capital Resources.”

	May 1, 2005

	Actual	As Adjusted

	(dollars in thousands)
Cash and cash equivalents	$3,799	$23,099

Debt:
New senior secured revolving credit facility(1)	$–	$–
Existing senior secured credit facility	27,700	–
New senior secured notes	–	50,000
Existing senior notes due 2009, net of discount(2)	163,245	163,245
Existing senior subordinated notes, net of discount(3)	9,741	9,741
Capital lease and installment purchase obligations	48	48

Total debt	200,734	223,034
Member’s deficiency	(119,908)	(120,568)

Total Capitalization	$80,826	$102,466

(1)	In connection with the debt financing, we will enter into a new senior secured revolving credit facility. This credit facility will provide for revolving loans, from time to time, of up to $10.0 million in the aggregate, and is expected to be undrawn at closing. See “Description of Certain Indebtedness— New Senior Secured Revolving Credit Facility” for a summary of the terms of this facility. In connection with the debt financing, we will also enter into a separate new letters of credit facility, which will provide for our letter of credit needs, from time to time, of up to $20.0 million, and $14.9 million of letters of credit is expected to be issued at closing. See “Description of Certain Indebtedness— New Letters of Credit Facility” for a summary of the terms of this facility.

(2)	Net of discount of $1,755.

(3)	Net of discount of $259.

SELECTED HISTORICAL CONSOLIDATED

FINANCIAL AND OPERATING DATA

          The selected historical consolidated financial data (other than pro forma Adjusted EBITDA and ratio of earnings to fixed charges) for and as of each of the fiscal years in the five-year period ended January 30, 2005 set forth below under the captions “Statement of Operations Data,” “Cash Flow Data,” “Other Financial Data” and “Balance Sheet Data” have been derived from, and are qualified by reference to, the audited consolidated financial statements of PCA LLC and its predecessor company. See note (1) below and “Financial Information.” See “Capitalization” for certain balance sheet data with respect to Parent. The summary historical consolidated financial data (other than ratio of earnings to fixed charges) as of May 1, 2005 and for the 13 weeks ended May 1, 2005 and May 2, 2004 have been derived from our unaudited consolidated financial statements for these periods, which in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the data. The results for any interim period are not necessarily indicative of the results that may be expected for the full year. The information presented below is qualified in its entirety by, and should be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes of PCA LLC included elsewhere in this press release. Our fiscal year ends on the Sunday closest to January 31, resulting in fiscal years of either 52 or 53 weeks. For example, our fiscal year 2004 ended on January 30, 2005 and contained 52 weeks.

								For the 52
	For the Fiscal Year(1)					For the 13 Weeks Ended		Weeks Ended

	2000	2001(2)	2002	2003	2004	May 2, 2004	May 1, 2005	May 1, 2005

	(dollars in thousands)
Statement of Operations Data:
Sales(3)	$227,470	$258,403	$296,616	$324,814	$323,553	$79,896	$78,168	$321,825
Costs of sales	171,875	192,362	219,551	244,375	258,396	62,790	62,962	258,568
Gross profit	55,595	66,041	77,065	80,439	65,157	17,106	15,206	63,257
General and administrative expenses(4)	34,546	37,652	41,300	46,263	47,669	11,744	12,724	48,649
Amortization of intangibles	1,974	1,971	192	–	–	–	–	–
Income from operations	19,075	26,418	35,573	34,176	17,488	5,362	2,482	14,608
Interest expense, net	29,107	29,681	25,410	24,758	25,527	6,270	6,615	25,872
Other expense(5)	–	15,026	2,061	–	–	–	–	–
Early extinguishment of debt(6)	–	–	4,569	–	–	–	–	–
Income tax provision (benefit)(7)	(448)	43	(3,131)	3,690	4,017	(474)	–	4,491
Income (loss) before extraordinary item and cumulative effect of accounting change	(9,584)	(18,332)	6,664	5,728	(12,056)	(434)	(4,133)	(15,755)
Net income (loss)(8)	(15,574)	(20,060)	6,664	5,728	(12,056)	(434)	(4,133)	(15,755)
Cash Flow Data:
Net cash provided by (used in) operating activities	$5,702	$12,522	$30,901	$17,965	$24,248	$3,319	$(6,739)	$14,190
Net cash used in investing activities	(9,076)	(12,924)	(17,046)	(21,066)	(22,522)	(5,422)	(3,073)	(20,173)
Net cash provided by (used in) financing activities	(298)	(963)	(14,598)	6,060	8,713	2,102	(1,467)	5,144

										For the 52
	For the Fiscal Year(1)							For the 13 Weeks Ended		Weeks Ended

	2000	2001(2)	2002		2003		2004	May 2, 2004	May 1, 2005	May 1, 2005

	(dollars in thousands)
Other Financial Data:
Capital expenditures	$11,316	$12,924	$17,046		$21,080		$21,382	$5,422	$3,073	$19,033
Depreciation and amortization	9,477	9,114	10,168		11,408		12,818	3,057	3,484	13,245
Adjusted EBITDA(9)	28,552	35,532	45,741		45,584		30,306	8,419	5,966	27,853
Pro forma Adjusted EBITDA(9)										30,358
Ratio of earnings to fixed charges (10)	–	–	1.1	x	1.4	x	–	–	–	–

For the 52
Weeks Ended

May 1, 2005

Pro Forma Credit Statistics:
Pro forma Adjusted EBITDA to pro forma interest expense(11)	1.1x
Senior secured net debt to pro forma Adjusted EBITDA(12)	0.9x
Net debt to pro forma Adjusted EBITDA(13)	6.6x

	At the End of Fiscal Year					As of

	2000	2001(2)	2002	2003	2004	May 1, 2005

Studio/ Store Data:
Number of permanent studios/stores:
Wal-Mart U.S.(14)	1,381	1,537	1,707	1,900	2,063	2,091
Canada, Mexico, Germany & U.K.	171	210	256	301	340	341
Other	10	30	38	39	13	13

Total	1,562	1,777	2,001	2,240	2,416	2,445

Same studio sales percentage increase (decrease)(15)	6.4%	3.2%	5.2%	1.5%	(7.0)%	(7.9)%

	At the End of Fiscal Year(1)					As of

	2000	2001(2)	2002	2003	2004	May 1, 2005

	(dollars in thousands)
							As
						Actual	Adjusted(16)

Balance Sheet Data:
Cash and cash equivalents	$4,822	$2,870	$2,515	$4,820	$15,178	$3,799	$23,099
Working capital (deficit) (17)	(37,613)	(50,322)	(37,089)	(39,295)	(242,271)	(245,576)	(38,290)
Total assets	125,886	129,294	137,425	152,141	166,370	156,143	175,443
Total consolidated debt(18)	214,975	217,961	185,889	192,849	202,086	200,734	223,034

(1)	Parent formed PCA LLC in connection with the issuance of the existing senior notes on June 27, 2002 and contributed all of the equity Parent held in its subsidiaries to PCA LLC so that all of Parent’s subsidiaries became directly or indirectly owned by PCA LLC. Additionally, PCA LLC entered into an agreement with Parent whereby Parent transferred substantially all of its assets and assigned all contracts to which it was a party, except for certain instruments relating to its stock option plan and other equity arrangements, to PCA LLC. The financial information set forth for fiscal 2000, 2001 and until June 27, 2002 in fiscal 2002 therefore reflect the consolidated financial data of Parent as PCA LLC’s predecessor company.

(2)	Our fiscal year 2001 consisted of 53 weeks. Each of the fiscal years 2000, 2002, 2003 and 2004 consisted of 52 weeks.

(3)	The following table sets forth our sales by channel:

								For the 52
						For the 13		Weeks
						Weeks Ended		Ended
	For the Fiscal Year
						May 2,	May 1,	May 1,
	2000	2001	2002	2003	2004	2004	2005	2005

Wal-Mart	$215,557	$247,404	$279,692	$309,398	$310,253	$76,452	$75,351	$309,152
Kmart	4,758	–	–	–	–	–	–	–
Other	7,155	10,999	16,924	15,416	13,300	3,444	2,817	12,673

Total	$227,470	$258,403	$296,616	$324,814	$323,553	$79,896	$78,168	$321,825

(4)	The amounts for fiscal 2000 and fiscal 2001 include $3.2 million and $0.8 million, respectively, of expenses incurred to close our studios in Kmart stores, including severance, net of reimbursements received from Kmart for unamortized leasehold improvements in our closed studios. The amount for fiscal 2004 includes an accrual of $1.5 million as our best estimate of the cost that will be required to settle an inquiry regarding various taxes in prior years for our Mexico subsidiary.

(5)	Other expense in fiscal 2001 and 2002 represented the cumulative mark-to-market adjustment for the relevant fiscal period for the embedded derivative in our Series A redeemable convertible preferred stock in accordance with Statement of Financial Accounting Standards No. 133 (“SFAS 133”), “Accounting for Derivative Instruments and Hedging Activities,” as amended (see Note (8) below). In 1999, Parent issued to Jupiter Partners 15,000 shares of its Series A redeemable convertible preferred stock for net cash proceeds of $14.9 million. Prior to December 20, 2002, the preferred stock was convertible into Parent’s common stock at any time and redeemable in cash on April 30, 2011 at the greater of (a) $1,000 per share or (b) the fair value of Parent’s common stock into which it was convertible, plus declared and unpaid dividends. On December 9, 2002, a special meeting of the shareholders of Parent was held and the shareholders approved modifications to the provisions of the Series A preferred stock. Upon the filing of restated articles of incorporation on December 20, 2002, Parent modified the liquidation and redemption provisions of the Series A preferred stock. As a result of these changes, Parent has determined the embedded derivative in the Series A preferred stock no longer meets the requirements of bifurcation and separate accounting under the provisions of SFAS No. 133.

(6)	On June 27, 2002, we issued $165.0 million in existing senior notes due 2009. Also on June 27, 2002, we entered into our existing senior secured credit facility, issued $10.0 million of existing senior subordinated notes, and Parent issued $30.0 million of existing Parent senior subordinated discount notes. The net proceeds from the issuance of the existing senior notes, together with borrowings under the existing senior secured credit facility and the proceeds from the sale of the existing senior subordinated notes and the existing Parent senior subordinated discount notes, were used to repay Parent’s previously outstanding senior secured credit facility, Parent’s previously outstanding senior subordinated term loans, and related interest and fees. As a result of these extinguishments, Parent realized a loss on the early extinguishment of debt in fiscal year 2002 of $4.6 million. This loss was comprised of $10.2 million for the write-off of deferred financing costs less $5.6 million for the write-off of accrued effective interest on retired increasing rate debt.

(7)	For fiscal 2004, 2001 and 2000, a valuation allowance was provided against deferred tax assets since we concluded that it was more likely than not that such deferred tax assets would not ultimately be realized. For fiscal 2002, we concluded that it was more likely than not that we would be able to utilize substantially all of the existing deferred tax assets. Therefore, substantially all of the valuation allowance in fiscal 2001 was reversed in fiscal 2002. This change in the valuation allowance generated a tax benefit and additional net income of $7.3 million in fiscal 2002. See Note 6 of our consolidated financial statements beginning on page F-19.

(8)	Effective for the fiscal year 2000, we changed our policy for recognizing revenues relating to photographic sales in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements. Revenues from photographic sales are recognized when the photographs are delivered to the customer. Costs relating to portraits processed, or in process, are deferred when incurred and expensed when photographs are delivered and the related photographic sales revenue is recognized. As a result of this change in accounting policy, we recorded a cumulative effect of accounting change of $(6.0) million for the fiscal year 2000. Prior to the change, sales were recorded at the time of photography and all costs incurred or to be incurred related to portraits processed or to be processed but not delivered were accrued and expensed.

Effective for fiscal year 2001, we adopted SFAS 133. Parent’s Series A redeemable convertible preferred stock contained an embedded derivative under SFAS 133 which required bifurcation and separate accounting. As a result, Parent recorded a cumulative effect of accounting change under SFAS 133 of $(1.7) million for fiscal year 2001. In addition, Parent recorded $(15.0) million in fiscal year 2001 of other expense as Parent marked the embedded derivative to market in accordance with SFAS 133 (see Note (5) above).

(9)	We define Adjusted EBITDA as income (loss) before cumulative effect of accounting change plus other expense (see Note (5) above), early extinguishment of debt (see Note (6) above), interest, taxes, depreciation and amortization. Pro forma EBITDA presented in this press release represents Adjusted EBITDA adjusted to reflect the full year effect of new stores opened during fiscal 2004. The interest expense included in Adjusted EBITDA and pro forma Adjusted EBITDA does not include interest expense attributable to the existing Parent senior subordinated discount notes, which was $3.2 million, $5.9 million and $6.9 million in each of fiscal 2002, 2003 and 2004, respectively, and $1.9 million in the first quarter of fiscal 2005. Adjusted EBITDA and pro forma Adjusted EBITDA are not a measure of performance under GAAP and should not be used in isolation or as a substitute for net income, cash flows from operating activities or other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Adjusted EBITDA and pro forma Adjusted EBITDA information is included because we believe that such measures are useful for assessing the performance of our ongoing operating activities and certain investors may use such measures as supplemental information to evaluate a company’s ability to service debt. Management also uses Adjusted EBITDA for planning and forecasting purposes, including the preparation of annual operating budgets, to determine appropriate levels of operating and capital investments and as one of the target elements in our compensation incentive programs. The definitions of Adjusted EBITDA and pro forma Adjusted EBITDA used in this press release may not be comparable to the definitions of similarly titled measures used by other companies.

The following is a reconciliation of income (loss) before cumulative effect of accounting change to Adjusted EBITDA and pro forma Adjusted EBITDA for the periods indicated:

          Adjusted EBITDA is calculated as follows:

						For the 13		For the 52
						Weeks Ended		Weeks Ended
	For the Fiscal Year
						May 2,	May 1,	May 1,
	2000	2001	2002	2003	2004	2004	2005	2005

Income (loss) before cumulative effect of accounting change	$(9,584)	$(18,332)	$6,664	$5,728	$(12,056)	$(434)	$(4,133)	$(15,755)
Income tax provision (benefit)	(448)	43	(3,131)	3,690	4,017	(474)	–	4,491
Early extinguishment of debt	–	–	4,569	–	–	–	–	–
Other expense	–	15,026	2,061	–	–	–	–	–
Interest expense, net	29,107	29,681	25,410	24,758	25,527	6,270	6,615	25,872
Depreciation and amortization	9,477	9,114	10,168	11,408	12,818	3,057	3,484	13,245

Adjusted EBITDA	$28,552	$35,532	$45,741	$45,584	$30,306	$8,419	$5,966	$27,853

          Pro forma Adjusted EBITDA is calculated as follows:

For the 52
Weeks Ended
May 1, 2005

Adjusted EBITDA	$27,853
Annualized new store contribution	2,505

Pro forma Adjusted EBITDA	$30,358

(10)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes plus fixed charges. Fixed charges consist of net interest expense, amortization of deferred financing costs and the portion of rental expense deemed to be representative of the interest factor. For fiscal 2003 and 2002, earnings were sufficient to cover fixed charges by $9.4 million and $3.5 million, respectively. However, for fiscal 2004, 2001, and 2000, earnings were insufficient to cover fixed charges by $8.0 million, $17.4 million, and $9.7 million, respectively.

(11)	Pro forma interest expense gives effect to the issuance of the Notes and the use of proceeds therefrom as discussed in “Use of Proceeds,” as if these transactions had occurred on May 3, 2004.

(12)	Pro forma senior secured net debt reflects total senior secured debt of $50.0 million net of cash after giving effect to the debt financing and the use of proceeds therefrom as discussed in “Use of Proceeds,” as if these transactions had occurred on May 1, 2005.

(13)	Pro forma net debt reflects total debt net of cash after giving effect to the debt financing and the use of proceeds therefrom as discussed in “Use of Proceeds,” as if these transactions had occurred on May 1, 2005.

(14)	Includes the acquisition of one Hometown Threads® company-owned store and the opening of one Fun Factory store each in October 2004 and March 2005.

(15)	We consider a studio to be in our same studio sales calculation once it has been open for fifty-two weeks (i.e., in its fifty-third week). Same studio sales represent only Wal-Mart studios, both domestically and internationally. As noted in note (8) above, we adopted SAB No. 101 in fiscal 2000.

(16)	The as adjusted balance sheet data assumes the debt financing, the repayment of all amounts outstanding under our existing senior secured credit facility and the closings of our new senior secured revolving credit facility and our new letters of credit facility had occurred on May 1, 2005.

(17)	Current assets minus current liabilities. Includes payables to Parent of $1.7 million for fiscal 2003 and $2.2 million for fiscal 2004 and for the thirteen weeks ended May 1, 2005.

(18)	Total consolidated debt does not include Parent’s indebtedness. See “Financial Information” and “Capitalization.”

Parent’s failure to file its annual report on Form 10-K for fiscal 2004 resulted in a default under the terms of the existing senior subordinated notes and the existing Parent senior subordinated discount notes. The report issued by our independent registered public accounting firm, which expressed an unqualified opinion and included an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern relating to PCA LLC’s consolidated financial statements, as of January 30, 2005 and February 1, 2004 and for each of the years in the three year period ended January 30, 2005 that is included in the current report in this press release, also constitutes a default under the terms of the existing senior subordinated notes. Parent and PCA LLC are presently in default of covenants contained in our existing senior secured credit facility requiring the delivery of Parent’s audited financial statements, without an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern, within 90 days after the end of each fiscal year. Parent and PCA LLC are also presently in default of the covenant contained in the existing senior notes that requires Parent to timely comply with all filing requirements of the SEC. Each of the existing senior notes, the existing senior secured credit facility, the existing Parent senior subordinated discount notes and the existing senior subordinated notes contain cross-default provisions that are triggered, among other things, in the event the agent, trustee, or holders, as applicable, should exercise their rights to accelerate the due date of principal and interest under any one of such notes or credit facility. As a result of such defaults, we have classified the entire outstanding balances under our existing senior secured credit facility, existing senior notes and the existing senior subordinated notes as current liabilities on our consolidated balance sheet. As of May 1, 2005, the total amount of such indebtedness that was classified as current liabilities was $200.7 million. See “Debt Financing Summary—Recent Developments—Classification of Long Term Indebtedness as Current Liabilities” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Executive Summary.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

          The following discussion of the consolidated financial condition and results of operations of PCA LLC should be read in conjunction with the historical financial statements and the related notes and other information included elsewhere in this press release. See “Financial Information.”

          The following discussion contains forward-looking statements that involve risks and uncertainties. Actual events or results could differ materially from those anticipated events or results due to various factors, including, but not limited to, the “Risk Factors” in this press release. In particular, see “Risks Factors—Risks Related to Our Business—We experienced a significant downturn in our results of operations in fiscal 2004 and the fiscal quarter ended May 1, 2005, and in fiscal 2004 were unable to comply with certain financial covenants in our existing senior secured revolving credit facility. We had a net loss and a deficiency of earnings to fixed charges in fiscal 2004, and we have a negative net worth,” “—There is substantial doubt about our ability to continue as a going concern” and “—Parent will restate its financial statements and has not filed its annual report on Form 10-K for fiscal 2004 and its quarterly report on Form 10-Q for the first quarter of fiscal 2005 because of the ineffectiveness of our internal controls over financial reporting of our Mexican subsidiary. If we fail to improve and maintain the effectiveness of our internal control over financial reporting of our Mexican subsidiary, we may not be able to accurately and timely file Parent’s periodic reports and our financial condition and results of operations may be materially adversely affected.”

Overview

          We are a leading professional photography business primarily serving the needs of the Wal-Mart customer. As of January 30, 2005, we operated 2,401 permanent studios and modular traveling portrait studios reaching approximately 1,000 additional locations, and we are currently the sole operator of portrait studios in Wal-Mart stores. Wal-Mart is the world’s largest retailer. Consistent with Wal-Mart’s every day low price strategy, we offer our customers convenient, high quality photography services at substantially lower price points than are offered by our principal industry competitors. As of January 30, 2005, we operated 2,061 permanent studios in Wal-Mart stores in the U.S. As of January 30, 2005, we operated 226 studios in Wal-Mart Canada and 89 studios in Wal-Mart Mexico, and are testing 25 Wal-Mart locations in Germany and the U.K. In addition, we operate two non-portrait photography related concepts in Wal-Mart stores in the U.S.: Hometown Threads®, an owner and franchisor of retail stores specializing in embroidery services and the personalization of gifts, and Fun Factory, a retail store specializing in making stuffed animals, selling accessories for these stuffed animals, and hosting birthday parties. As of the end of fiscal 2004, we operated one company-owned Hometown Threads® and had 42 franchised locations. We also operated one Fun Factory location. Under the trade name PCA International, we also serve other retail channels on military bases (including Fort Bragg, and Pearl Harbor) and, through a modular traveling portrait platform, institutional channels, such as church congregations.

Selected Performance Metrics

          The following table presents financial and operating data used by our management to assess performance and direct strategic initiatives to improve our performance.

	Fiscal Year(1)			13 Weeks Ended

	2002	2003	2004	May 2, 2004	May 1, 2005

		(dollar amounts in millions)
Financial and Operating Data:
Sales	$296.6	$324.8	$323.6	$79.9	$78.2
Gross profit	77.1	80.4	65.2	17.1	15.2
Income from operations	35.6	34.2	17.5	5.4	2.5
Income (loss) before taxes	3.5	9.4	(8.0)	(0.9)	(4.1)
Net income (loss)(2)	6.7	5.7	(12.1)	(0.4)	(4.1)
Permanent studios/stores at end of period	2,001	2,240	2,416	2,277	2,445
New permanent studios/stores(3)	224	239	176	37	29
Customers served (in millions)	6.7	7.3	7.3	1.8	1.6
Change over Prior Year:
Sales	14.8%	9.5%	(0.4)%	11.7%	(2.2)%
Gross profit	16.7%	4.4%	(19.0)%	4.2%	(11.1)%
Income from operations	34.7%	(3.9)%	(48.8)%	14.0%	(53.7)%
Income (loss) before taxes	119.3%	166.6%	(185.4)%	69.4%	(355.2)%
Net income (loss)(2)	133.2%	(14.1)%	(310.5)%	73.9%	(852.3)%
Permanent studios/stores	12.6%	11.9%	7.9%	11.1%	7.4%
New permanent studios/stores(3)	4.2%	6.7%	(26.4)%	(22.9)%	(21.6)%
Customers served	12.8%	9.2%	0.4%	7.1%	(12.5)%
Same studio sales percentage increase (decrease)(4)	5.2%	1.5%	(7.0)%	4.6%	(7.9)%

(1)	Our fiscal years 2004, 2003, and 2002 ended on January 30, 2005, February 1, 2004 and February 2, 2003, respectively. Each fiscal year presented consisted of 52 weeks. Each quarter presented consisted of 13 weeks.

(2)	For fiscal 2004 and 2001 and the quarter ended May 1, 2005, a valuation allowance was provided against deferred tax assets since we concluded that it was more likely than not that such deferred tax assets would not ultimately be realized. For fiscal 2003 and 2002 and the quarter ended May 2, 2004, sufficient evidence existed that we would be able to utilize substantially all of the existing deferred tax assets. Therefore, substantially all of the valuation allowance as of the end of fiscal 2001 was reversed in fiscal 2002. This change in the valuation allowance generated a tax benefit and additional net income of $7.3 million in fiscal 2002. See Note 6 of our consolidated financial statements.

(3)	In fiscal 2004, we opened 200 new permanent studios and one Fun Factory store and acquired one Hometown Threads® company-owned store in Wal-Mart stores worldwide. However, we closed 24 permanent studios in Meijer stores and two permanent studios in military locations during fiscal 2004.

(4)	We consider a studio to be in our same studio sales calculation once it has been open for fifty-two weeks (i.e., in its fifty-third week). Same studio sales represent Wal-Mart studios, both domestically and internationally, as such calculation is not significant for our non-Wal-Mart-based business.

Executive Summary

Financial Results

          Our Company experienced many challenges in fiscal 2004. For the first time since fiscal 2000, our year over year consolidated sales decreased, from $324.8 million in fiscal 2003 to $323.6 million in fiscal

2004. Our weak performance in fiscal 2004 is primarily attributable to lower customer traffic and lower average order size per customer, both of which resulted in declining same studio performance. Our year over year same studio sales in our Wal-Mart permanent studios declined 7.0% in fiscal 2004, compared to an increase of 1.5% in fiscal 2003, 5.2% in fiscal 2002 and 3.2% in fiscal 2001.

          Beginning in the summer of 2004 and continuing throughout fiscal 2004, macro-economic factors such as escalating gasoline prices and rising interest rates began to have a noticeable negative impact on the amount of disposable income of Wal-Mart’s target customer base, which led to a reduction in customer traffic and average order size in our studios.

          To a lesser extent, our fiscal 2004 results were also negatively impacted by a change in the pricing of our photo packages. We lowered our opening price point in our first fiscal quarter in select markets, which subsequently resulted in higher traffic in promotion stores in the first two fiscal quarters but lower average order size throughout fiscal 2004.

          Primarily as a result of weaker same studio sales attributable to both macro-economic factors and pricing decisions specific to our Company, we saw our income from operations decrease from $34.2 million in fiscal 2003 to $17.5 million in fiscal 2004.

          In order to proactively address the negative same studio sales in our Wal-Mart permanent studios, our management team has implemented several initiatives since the beginning of fiscal 2005 designed to increase same studio sales. These initiatives are focused on increasing average transaction size per customer as well as customer traffic. Examples of these initiatives include increased external recruiting of field operations management, instituting a new bonus program for our field associates, launching new marketing initiatives, re-implementing the successful “Portrait Smiles” customer continuity program which was previously eliminated in fiscal 2003, re-introducing a mid-tier price point in our package offers to improve the customer experience and to encourage customer trade ups, and increasing our opening price point. While we believe that these initiatives will result in higher customer traffic and increases in average order size, there can be no assurance this will actually occur.

          For the thirteen week period ended May 1, 2005, our unaudited consolidated sales were $78.2 million compared to $79.9 million for the same period in 2004, a decrease of $1.7 million, or 2.2%. Our same studio sales in our Wal-Mart permanent studios declined 7.9% for the thirteen week period ended May 1, 2005 compared to the thirteen week period ended May 2, 2004, reflecting lower customer traffic partially offset by higher average order size. The increase in average order size is primarily the result of a higher percentage of customers purchasing higher-value custom offers versus introductory package offers. We believe the weaker same studio sales in our first fiscal 2005 quarter is partially due to an early Easter, a seasonally important period of time for family and pre-school portrait sales, occurring March 27 this year as compared to April 11 in the prior year. Historically, we have recognized lower Easter-related sales and lower customer sittings in those years when Easter falls earlier on the calendar.

Amendment to Existing Senior Secured Credit Facility

          As of October 31, 2004, the end of our fiscal third quarter, Parent was not in compliance with certain financial covenants contained in our existing senior secured credit facility agreement. We subsequently amended this agreement with our lenders on December 14, 2004, and obtained waivers of these covenants from October 31, 2004 through January 31, 2005. On February 4, 2005, we and our lenders executed another amendment effective as of January 31, 2005 that reset certain financial covenants through January 29, 2006 to allow us to continue to borrow under our existing senior secured credit facility while we remain in compliance with the amended conditions to borrowing.

Issues Regarding Our Key Supplier

          During fiscal 2004, we were unable to meet the payment terms of AgfaPhoto USA Corporation, our key supplier of photographic film, paper, and processing chemistry. We have negotiated payment terms with AgfaPhoto USA Corporation that extend the payment date for our outstanding payables (including interest which had been accrued at an annualized rate of 6%) as of June 15, 2005 until June 15, 2006 and we have agreed to pay for products purchased from AgfaPhoto USA Corporation on or after June 15, 2005 at or prior to their delivery. We are seeking to enter into a revised supply contract with AgfaPhoto USA Corporation within the next few months. However, there is no assurance that we will be able to do so.

          Additionally, on May 27, 2005, AgfaPhoto USA Corporation’s German parent company, AgfaPhoto GmbH, filed a petition for insolvency. While we have been informed that AgfaPhoto USA Corporation has sufficient funding to continue its normal operations in the foreseeable future, if AgfaPhoto USA Corporation becomes unable to continue to provide supplies to us under our current contract, we will need to obtain an alternative source of supplies. If we enter into an agreement with an alternative supplier at less desirable terms than the terms of our agreement with AgfaPhoto USA Corporation, we may be required to raise additional equity and/or debt financing.

Going Concern

          Our independent registered public accounting firm, Deloitte & Touche LLP, issued a report which expressed an unqualified opinion and included an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern in connection with their audit of PCA LLC’s consolidated financial statements for the fiscal year ended January 30, 2005. Management’s plans with regard to these matters are described in Note 2 to our consolidated financial statements.

          We anticipate, based on our currently proposed plans and assumptions, that the net proceeds of the debt financing together with the additional liquidity provided under our new senior secured revolving credit facility and our new letters of credit facility and our obtaining waivers of existing defaults under our debt agreements will be sufficient to satisfy our cash requirements in fiscal 2005. However, no assurances can be made regarding the successful completion of these financings. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Suspected Fraudulent Activities by Former Employees at Our Mexican Subsidiary

          During fiscal 2004, we became aware of a tax claim for amounts due to SAT, the Mexican tax authority, from our Mexican subsidiary. The amounts alleged due to SAT consisted of $1.4 million for the fiscal years 1997 and 1998 and approximately $0.1 million for January through June of 2000. As a result of our delinquency in paying these amounts, fines, penalties and interest of $4.5 million were added by SAT to the outstanding claim. We conducted a preliminary investigation of this matter and subsequently engaged law firms in Mexico and the U.S. to assist in negotiating a settlement with SAT and an independent accounting firm (other than our independent registered public accounting firm) to perform forensic accounting work. We recorded a $1.5 million charge in the third quarter of fiscal 2004 reflecting management’s best estimate of the ultimate settlement of this claim.

          As a result of our investigation, we dismissed several employees who we suspect may have been engaged in fraudulent activities and hired new employees to replace those employees. The uncertainty of the impact of these activities on our financial reporting and other disclosures is one reason Parent has not filed its annual report on Form 10-K for the 2004 fiscal year and its quarterly report on Form 10-Q for the first quarter of fiscal 2005.

          As a result of our internal investigation, we discovered errors in the financial statements provided to us each period through the third quarter of fiscal 2004 by our Mexico accounting department. As a result, we concluded that certain adjustments were required to the underlying books and records of our historical financial statements. Such adjustments have been reflected in the accompanying consolidated financial statements of PCA LLC. Although no previously issued financial statements of Parent are materially misstated, these adjustments, which cumulatively would be considered material if recorded in fiscal 2004, will be reflected as a restatement in Parent’s annual financial statements to be filed on Form 10-K as of January 30, 2005 and February 1, 2004 and for each of the years in the three year period ended January 30, 2005. We are also implementing a process through which we will review and validate the controls and procedures in place, including but not limited to approval of expenses, treasury management policies for cash handling, and review of bank reconciliations and tax filings. This process will be performed by U.S.-based personnel in conjunction with our Mexican operations senior management team.

Late Filing of Form 10-K and Form 10-Q

          On May 3, 2005, Parent filed a Form 8-K regarding its issuance of a press release disclosing it had filed Form 12b-25 Notification of Late Filing, in conjunction with its annual report on Form 10-K, which was due on May 2, 2005 for the fiscal year ended January 30, 2005. On June 16, 2005, Parent filed a Form 8-K regarding its issuance of a press release disclosing it had filed Form 12b-25 Notification of Late Filing, in conjunction with its quarterly report on Form 10-Q, which was due on June 15, 2005 for the fiscal quarter ended May 1, 2005. Parent was unable to timely file its 10-K for fiscal 2004 and its 10-Q for the first quarter of fiscal 2005 because we were engaged in an investigation of the suspected fraudulent activities of the former employees of our Mexican subsidiary described above. As described above, we will restate the consolidated financial statements of Parent as a result of the impact of these activities. In addition, Parent chose to delay the filings while we continued discussions to obtain financing necessary to provide the amount of liquidity which we will require for operating purposes during fiscal 2005. Parent intends to file its 10-K for fiscal 2004 and its 10-Q for the first quarter of fiscal 2005 subsequent to the completion of the debt financing. We believe that the debt financing, our new senior secured revolving credit facility and our new letters of credit facility and our obtaining waivers of existing defaults under our debt agreements will be adequate to provide the liquidity which we believe we will require for operating purposes during fiscal 2005.

Classification of Long-Term Indebtedness as Current Liabilities

          Parent’s failure to file its annual report on Form 10-K resulted in a default under the terms of the existing senior subordinated notes and the existing Parent senior subordinated discount notes. The report issued by our independent registered public accounting firm, which expressed an unqualified opinion and included an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern relating to PCA LLC’s consolidated financial statements as of January 30, 2005 and February 1, 2004 and for each of the years in the three year period ended January 30, 2005 that is included in the current report in this press release, also constitutes a default under the terms of the existing senior subordinated notes. We expect to receive waivers of these defaults from the holders of the existing senior subordinated notes and the existing Parent senior subordinated discount notes upon the consummation of the debt financing.

          Parent and PCA LLC are presently in default of covenants contained in our existing senior secured credit facility requiring the delivery of Parent’s audited financial statements, without an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern, within 90 days after the end of each fiscal year. The lenders under our existing senior secured credit facility have agreed to forebear from exercising remedies in respect of such default until July 15, 2005 provided there are no other defaults within such forebearance period that may cause such forebearance period to end sooner than July 15, 2005.

          Parent and PCA LLC are also presently in default of the covenant contained in the existing senior notes that requires Parent to timely comply with all filing requirements of the SEC. Parent has not timely filed its annual report on Form 10-K for the fiscal year ended January 30, 2005. Parent has a period of 60 days following notice from either the trustee of the existing senior notes or the holders of 25% of the principal amount of the existing senior notes to cure this default. No such notice has been received.

          Each of the existing senior notes, the existing senior secured credit facility, the existing Parent senior subordinated discount notes and the existing senior subordinated notes contain cross-default provisions that are triggered, among other things, in the event the agent, trustee, or holders, as applicable, should exercise their rights to accelerate the due date of principal and interest under any one of such notes or credit facility.

          As a result of the defaults under the respective agreements, we have classified the entire outstanding balances under our existing senior secured credit facility, existing senior notes and the existing senior subordinated notes as current liabilities on our consolidated balance sheet. As of May 1, 2005 and

January 30, 2005, the total amount of such indebtedness that was classified as current liabilities was $200.7 million and $201.9 million, respectively.

          We anticipate, based on our currently proposed plans and assumptions, that the net proceeds of the debt financing together with the additional liquidity provided under our new senior secured revolving credit facility and our new letters of credit facility and our obtaining waivers of existing defaults under our debt agreements will be sufficient to satisfy our cash requirements in fiscal 2005. However, no assurances can be made regarding the successful completion of these financings.

Amendments to the Existing Senior Subordinated Notes and the Existing Parent Senior Subordinated

Discount Notes

          In connection with the aforementioned waiver, we are currently negotiating amendments to our existing senior subordinated notes and existing Parent senior subordinated discount notes with the holders thereof which we expect to execute on or prior to the closing of the debt financing. We expect the amendments will provide for the following:

          (i) an extension of the date by which Parent must deliver its consolidated financial statements for the fiscal year ended January 30, 2005, without a report which expresses an unqualified opinion and includes an explanatory paragraph expressing substantial doubt about the Parent’s ability to continue as a going concern, to the holders of the existing Parent senior subordinated discount notes (of which the failure to deliver would also result in an event of default under the existing senior subordinated notes);

          (ii) additional limitations on the amount of senior indebtedness PCA LLC and its subsidiaries may incur under the existing senior subordinated notes and the existing Parent senior subordinated discount notes; and

          (iii) a prohibition on our ability to incur indebtedness or provide guarantees that (a) are not subordinated in right of payment to the existing senior subordinated notes or the guarantees provided by the guarantors under the existing senior subordinated notes, other than indebtedness incurred pursuant to the Notes and the new senior secured revolving credit facility, or any refinancing thereof or (b) rank pari passu with the existing senior subordinated notes, other than indebtedness incurred pursuant to the new letters of credit facility or any refinancing thereof.

Non-Portrait Photography-Related Specialty Retail Concepts

          During fiscal 2004, for the first time we began operating non-portrait photography related specialty retail concepts in U.S. Wal-Mart stores. In October 2004, we acquired the assets and certain liabilities of Hometown Threads®, an operator and franchisor of retail stores specializing in embroidery services and the personalization of gifts. At the end of fiscal 2004, we operated one company-owned store and had 42 franchised locations. In October 2004, we opened our first Fun Factory, a retail store specializing in making stuffed animals, selling clothing accessories for these stuffed animals, and hosting birthday parties. We opened our second Fun Factory in March 2005.

Sales and Expenses

          Our sales are derived from the sale of portrait photography and ancillary portrait photography products. In fiscal 2004, 95.9% of our total sales were generated in Wal-Mart portrait studios. All sales are recognized at the time of delivery to the customers. We collect approximately 60% of a customer’s order at the time of photography and the remaining balance is due at the time of delivery. Our policy is to collect, at a minimum, the full price of our advertised special, 50% of the price of the customer’s custom portrait order, 100% of the price of canvas and 16x20 portraits and 100% of the price of all other ancillary items purchased. Because of the retail nature of our services, our business is highly seasonal. The holiday season accounts for a high percentage of our sales and operating income, and our fourth quarter (typically late October/early November through late January/early February) generally produces a large percentage of annual sales and operating income. The fourth quarter in fiscal 2004, 2003, and 2002 accounted for approximately 33% of our annual sales and approximately 92%, 67%, and 62%, respectively, of our annual operating income. We believe that such seasonal trends will continue for the foreseeable future. Our operations can be adversely affected by inclement weather, especially during the important fourth quarter.

          Costs of sales include manufacturing costs (including depreciation) related to the production of portraits including photographic film, paper, processing chemistry and direct labor; salaries, benefits and related overhead (including depreciation) for photography services and sales; fees paid to our host environments; marketing and advertising; and other miscellaneous selling expenses. General and administrative expenses include salaries, benefits (including life and health and workers’ compensation expense) and related overhead (including depreciation) associated with corporate and field management functions and support services.

Statement of Operations—By Percentage of Sales

          The following table presents certain consolidated statement of operations information stated as a percentage of total sales. Certain columns may not add due to rounding.

	Fiscal Year			13 Weeks Ended

	2002	2003	2004	May 2, 2004	May 1, 2005

Sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	74.0	75.2	79.9	78.6	80.5

Gross profit	26.0	24.8	20.1	21.4	19.5
General and administrative	13.9	14.2	14.7	14.7	16.3
Amortization of intangibles	0.1	–	–	–	–

Income from operations	12.0	10.5	5.4	6.7	3.2
Interest expense, net	(8.6)	(7.6)	(7.9)	(7.8)	(8.5)
Other expense	(0.7)	–	–	–	–
Early extinguishment of debt	(1.5)	–	–	–	–

Income (loss) before income taxes	1.2	2.9	(2.5)	(1.1)	(5.3)
Income tax (provision) benefit	1.1	(1.1)	(1.2)	0.6	–

Net income (loss)	2.3%	1.8%	(3.7)%	(0.5)%	(5.3)%

Results of Operations

13 Weeks Ended May 1, 2005 Compared with 13 Weeks Ended May 2, 2004

          Sales for the thirteen weeks ended May 1, 2005 (“Ql 2005”) decreased 2.2%, or $1.7 million, to $78.2 million from $79.9 million in the thirteen weeks ended May 2, 2004 (“Ql 2004”). The decrease in total sales was a result of the following:

Amount
(in millions)	Attributable to

$(5.7)	7.9% decrease in same studio sales in Wal-Mart permanent portrait studios
6.2	Wal-Mart permanent portrait studios not yet included in the same studio sales base
(1.6)	Decrease in sales in our Wal-Mart traveling locations due to fewer locations visited

(1.1)	Total decrease attributable to our Wal-Mart portrait photography business
(0.4)	Decrease in other retail businesses
(0.2)	Decrease in sales in institutional segment

$(1.7)	Total decrease in sales

          Gross profit for Q1 2005 decreased 11.1% to $15.2 million from $17.1 million in Q1 2004. Gross profit as a percentage of sales was 19.5% and 21.4% in Ql 2005 and Ql 2004, respectively. The decline in gross profit as a percentage of sales was principally attributable to the following:

%	Attributable to

(1.1)%	Change in our product mix
(0.6)	Increase in retail photography and sales labor, general studio supplies, freight costs for portraits and supplies, and distribution costs as a percentage of sales due to decrease in same studio sales
(0.5)	Increase in depreciation expense due to studio expansion
0.3	Decrease in manufacturing and film cost

(1.9)%	Total decrease in gross profit percentage

          Given the rising costs related to the healthcare industry, we expect to see a continuation of life and health insurance costs increasing as a percentage of sales. The decrease in our gross profit percentage attributable to the change in product mix is a result of favorable customer acceptance of our expanded digital and canvas product offerings, which have lower profit margins than traditional printed portraits. If customer acceptance of these new product offerings continues to increase at a greater percentage rate than traditional printed portraits, we would expect this product mix to negatively impact our gross profit percentage.

          General and administrative expenses for Ql 2005 increased 8.3%, or $1.0 million, to $12.7 million from $11.7 million in Ql 2004. General and administrative expenses as a percentage of sales were 16.3% and 14.7% for Ql 2005 and Ql 2004, respectively. The increase in total general and administrative expenses was a result of the following:

Amount
(in millions)	Attributable to

$0.8	Increase in life and health expense insurance for general and administrative employees
0.5	Increase in professional services primarily related to our Sarbanes-Oxley effort, legal services and audit fees
(0.4)	Increase in foreign currency transaction gain
0.3	Increase in payroll cost
(0.2)	Decrease in workers’ compensation expense and general casualty insurance expense primarily due to elevated charges experienced in Ql 2004

$1.0	Total increase in general and administrative expenses

          Income from operations for Ql 2005 decreased 53.7% to $2.5 million from $5.4 million in Ql 2004. Income from operations as a percentage of sales decreased to 3.2% in Ql 2005 from 6.7% in Ql 2004. This decrease reflects the net effect of changes in gross profit and general and administrative expenses as described above.

          Interest expense for Ql 2005 increased 5.5%, or $0.3 million, to $6.6 million from $6.3 million in Ql 2004 as a result of the following:

Amount
(in millions)	Attributable to

$0.2	Increase from supplier provided financing
0.1	Increase from senior secured credit facility

$0.3	Total increase in interest expense

          The weighted average interest rate on our outstanding debt was 11.3% in Ql 2005 as compared to 11.1% in Ql 2004.

          Our income tax benefit was $0.0 million in Q1 2005 compared to $0.5 million in Q1 2004. In Q1 2005, a valuation allowance was provided against deferred tax assets because we determined it was more likely than not that such assets would not ultimately be realized.

          Net loss was $4.1 million in Q1 2005 compared to $0.4 million in Q1 2004. The change in net loss is a result of the net effect of changes in operating income, interest expense, and income taxes described above.

2004 Fiscal Year Compared With 2003 Fiscal Year

          Sales for fiscal 2004 decreased 0.4%, or $1.3 million, to $323.6 million from $324.8 million in fiscal 2003. The decrease in total sales was a result of the following:

Amount
(in millions)	Attributable to

$(20.2)	7.0% decrease in same studio sales in Wal-Mart permanent portrait studios
24.9	200 new Wal-Mart permanent portrait studios not yet included in the same studio sales base
(4.3)	Decrease in sales in our Wal-Mart traveling locations due to fewer locations visited

0.4	Total increase attributable to our Wal-Mart portrait photography business
0.3	Increase in other retail businesses
(2.0)	Decrease in sales in institutional portraiture as a result of a decrease in photography sessions in churches

$(1.3)	Total decrease in sales

          Gross profit for fiscal 2004 decreased 19.0% to $65.2 million from $80.4 million in fiscal 2003. Gross profit as a percentage of sales was 20.1% and 24.8% in fiscal 2004 and fiscal 2003, respectively. The decline in gross profit as a percentage of sales was principally attributable to the following:

%	Attributable to

(3.2)%	Increase in retail photography and sales labor, general studio supplies, freight costs for portraits and supplies, distribution costs as a percentage of sales due to decrease in same studio sales
(0.3)	Increase in life and health insurance costs for retail employees
(0.7)	Change in our product mix
(0.4)	Increase in depreciation expense due to studio expansion
(0.1)	Other

(4.7)%	Total decrease in gross profit percentage

          Given the rising costs related to providing healthcare, we expect to see a continuation of life and health insurance costs increasing as a percentage of sales. The decrease in our gross profit percentage attributable to the change in product mix is a result of favorable customer acceptance of our expanded digital and canvas product offerings, which have lower profit margins than traditional printed portraits. If customer acceptance of these new product offerings continues to increase at a greater percentage rate than traditional printed portraits, we would expect this product mix to negatively impact our gross profit percentage.

          General and administrative expenses for fiscal 2004 increased 3.0%, or $1.4 million, to $47.7 million from $46.3 million in fiscal 2003. General and administrative expenses as a percentage of sales were 14.7% and 14.2% for fiscal 2004 and 2003, respectively. The increase in total general and administrative expenses was a result of the following:

Amount
(in millions)	Attributable to

$2.3	Increase in professional services primarily related to our Sarbanes-Oxley effort, legal services and audit fees
(1.8)	Decrease in workers’ compensation expense and general casualty insurance expense primarily due to elevated charges experienced in fiscal 2003
0.6	Loss on disposal of property, plant and equipment
1.5	Management’s estimate of settlement of outstanding tax claims due to Mexican tax authority by our Mexican subsidiary
(1.1)	Reduction in expense related to termination of benefit plan for certain retired employees
(0.3)	Increase in foreign currency transaction gain
0.2	Other

$1.4	Total increase in general and administrative expenses

          Income from operations for fiscal 2004 decreased 48.8% to $17.5 million from $34.2 million in fiscal 2003. Income from operations as a percentage of sales decreased to 5.4% in fiscal 2004 from 10.5% in fiscal 2003. This decrease reflects the net effect of changes in gross profit and general and administrative expenses as described above.

          Interest expense for fiscal 2004 increased 3.1%, or $0.8 million, to $25.5 million from $24.8 million in fiscal 2003 as a result of the following:

Amount
(in millions)	Attributable to

$0.3	Increase from supplier provided financing
0.5	Increase from senior secured credit facility entered into June 2002

$0.8	Total increase in interest expense

          The weighted average interest rate on our outstanding debt was 11.1% in fiscal 2004 as compared to 11.0% in fiscal 2003.

          Our income tax provision was $4.0 million in fiscal 2004 compared to $3.7 million in fiscal 2003. In fiscal 2004 and prior to fiscal 2002, a valuation allowance was provided against deferred tax assets because we determined it was more likely than not that such assets would not be realized. In fiscal 2002, we determined it was more likely than not that substantially all of such assets would be realized. At the end of fiscal 2004, we had federal net operating loss carryforwards of $15.4 million expiring in various amounts from 2010 through 2025. Additionally, we had minimum tax credit carryforwards with indefinite expiration of $1.0 million.

          Net loss was $12.1 million in fiscal 2004 compared to net income of $5.7 million in fiscal 2003. The change in net income (loss) is a result of the net effect of changes in operating income, interest expense, other expense, and income taxes described above.

2003 Fiscal Year Compared With 2002 Fiscal Year

          Sales for fiscal 2003 increased 9.5%, or $28.2 million, to $324.8 million from $296.6 million in fiscal 2002. The increase in total sales was a result of the following:

Amount
(in millions)	Attributable to

$3.8	1.5% increase in same studio sales in Wal-Mart permanent portrait studios
28.2	238 new Wal-Mart permanent portrait studios not yet included in the same studio sales base
(2.3)	Decrease in sales in our Wal-Mart traveling locations due to fewer locations visited

29.7	Total increase attributable to our Wal-Mart business
0.3	Increase in other retail businesses
(1.8)	Decrease in sales in institutional portraiture as a result of a decrease in photography sessions in churches and schools due to the elimination of unprofitable promotions

$28.2	Total increase in sales

          Gross profit for fiscal 2003 increased 4.4% to $80.4 million from $77.1 million in fiscal 2002. Gross profit as a percentage of sales was 24.8% and 26.0% in fiscal 2003 and fiscal 2002, respectively. The decline in gross profit as a percentage of sales was principally attributable to the following:

%	Attributable to

(0.1)%	Increase in workers’ compensation expense pertaining to retail employees
(0.4)	Increase in life and health insurance costs for retail employees
(0.3)	Change in our product mix
(0.2)	Increase in depreciation expense due to studio expansion
(0.1)	Lower of cost or market write-down of inventory pertaining to low-priced portrait packages
(0.1)	Other

(1.2)%	Total decrease in gross profit percentage

          Given the rising costs related to the healthcare industry, we expect to see a continuation of life and health insurance costs increasing as a percentage of sales. The decrease in our gross profit percentage attributable to the change in product mix is a result of favorable customer acceptance of our expanded digital and canvas product offerings, which have lower profit margins than traditional printed portraits. If customer acceptance of these new product offerings continues to increase at a greater percentage rate than traditional printed portraits, we would expect this product mix to negatively impact our gross profit percentage.

          General and administrative expenses for fiscal 2003 increased 12.0%, or $5.0 million, to $46.3 million from $41.3 million in fiscal 2002. General and administrative expenses as a percentage of sales were 14.2% and 13.9% for fiscal 2003 and 2002, respectively. The increase in total general and administrative expenses was a result of the following:

Amount
(in millions)	Attributable to

$1.7	Increase in expenses related to 1995 to 2000 plan years administered by insolvent workers’ compensation/general casualty carrier
0.8	Increase in expenses related to 2000 to 2003 plan years administered by second insolvent workers’ compensation/general casualty carrier
0.3	Increase in expenses related 2003 plan year administered by workers’ compensation/general casualty carrier who discontinued operations in North America

2.8	Total expenses related to insolvent and discontinued workers’ compensation/general casualty carriers
0.4	Increase in other general liability insurance expense
0.5	Loss on disposals of property and equipment
1.6	Increase in payroll cost
0.1
Stock option compensation expense as a result of adopting SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation— Transition and Disclosure”

(0.4)	Other decreases in general and administrative expenses

$5.0	Total increase in general and administrative expenses

          During fiscal 2003 we received notification from two insolvent workers’ compensation carriers, who administered large deductible plans for us, one from 1995 to 2000 and the other from 2000 to 2003, that they had updated their reserve analyses of open claims. The carrier who administered plan years from 1995 to 2000 updated their reserve analyses for the first time in over two years. Additionally, we received notification from a third carrier that they were discontinuing their operations in North America. Effective December 16, 2003, a fourth workers’ compensation carrier is administering our workers’ compensation program. We do not expect to realize additional charges for prior plan years; however, the insolvent carriers may continue to update their reserve databases which may cause us to experience further charges or gains.

          Income from operations for fiscal 2003 decreased 3.9% to $34.2 million from $35.6 million in fiscal 2002. Income from operations as a percentage of sales decreased to 10.5% in fiscal 2003 from 12.0% in fiscal 2002. This decrease reflects the net effect of changes in gross profit and general and administrative expenses as described above.

          Interest expense for fiscal 2003 decreased 2.6%, or $0.7 million, to $24.8 million from $25.4 million in fiscal 2002 as a result of the following:

Amount
(in millions)	Attributable to

$8.0	Increase from existing senior notes issued in June 2002
0.3	Increase from existing senior secured credit facility entered into June 2002
(2.5)	Decrease from senior term loans retired in June 2002
(6.5)	Decrease from senior subordinated debt retired in June 2002

$(0.7)	Total decrease in interest expense

          The weighted average interest rate on our outstanding debt was 11.0% in fiscal 2003 as compared to 11.4% in fiscal 2002.

          In June 2002, we retired $218.4 million of senior and senior subordinated debt resulting in a loss on early extinguishment of debt of $4.6 million relating to the write-off of deferred financing costs ($10.2 million) less the write-off of accrued interest on retired increasing rate debt ($5.6 million).

          Our income tax provision was $3.7 million in fiscal 2003 compared to a $3.1 million income tax benefit in fiscal 2002. Prior to fiscal 2002, a valuation allowance was provided against deferred tax assets because we determined it was more likely than not that such assets would not be realized. In fiscal 2002, we determined it was more likely than not that substantially all of such assets would be realized.

          Net income decreased to $5.7 million in fiscal 2003 from $6.7 million in fiscal 2002. The decrease in net income is a result of the net effect of changes in operating income, net interest expense, other income, and income taxes described above.

Liquidity and Capital Resources

          Liquidity. Our principal sources of liquidity are cash flow from operations and borrowings under our existing senior secured credit facility. Our principal uses of cash are interest payments on our debt, capital expenditures and seasonal working capital. During fiscal 2004 and the thirteen week period ended May 1, 2005, we used $21.4 million and $3.1 million, respectively, in cash on purchases of property and equipment compared to $21.1 million and $5.4 million, respectively, used during fiscal 2003 and the thirteen week period ended May 2, 2004. During fiscal 2004, we also used $1.1 million on the acquisition of certain assets and liabilities of Hometown Threads®. Our working capital deficit increased to $245.6 million as of May 1, 2005. This included $1.8 million and $1.3 million in payables to Parent as of May 1, 2005 and May 2, 2004, respectively. As of May 1, 2005, we had borrowings under our existing senior secured credit facility of $27.7 million. As of May 1, 2005, there was $7.4 million borrowing availability under the existing senior secured credit facility.

          As a result of the significant downturn in our results of operations in fiscal 2004, our independent registered public accounting firm, Deloitte & Touche LLP, issued a report which expressed an unqualified opinion and included an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern in connection with their audit of PCA LLC’s consolidated financial statements as of January 30, 2005 and February 1, 2004 and for each of the years in the three year period ended January 30, 2005.

          As of October 31, 2004, the end of our fiscal third quarter, Parent was not in compliance with certain financial covenants contained in the agreement for our existing senior secured credit facility. We subsequently amended this agreement with our lenders on December 14, 2004, and obtained waivers of these covenants from October 31, 2004 through January 31, 2005. On February 4, 2005, we and our lenders executed another amendment effective as of January 31, 2005 that reset certain financial covenants through January 29, 2006 to allow us to continue to borrow under our existing senior secured credit facility while we remain in compliance the amended conditions to borrowing.

          During fiscal 2004, we were also unable to meet the payment terms of AgfaPhoto USA Corporation, our key supplier of photographic film, paper, and processing chemistry. We have negotiated payment terms with AgfaPhoto USA Corporation that extend the payment date for our outstanding payables (including interest which had been accrued at an annualized rate of 6%) as of June 15, 2005 until June 15, 2006 and we have agreed to pay for products purchased from AgfaPhoto USA Corporation on or after June 15, 2005 at or prior to their delivery. We are seeking to enter into a revised supply contract with AgfaPhoto USA Corporation within the next few months. However, there is no assurance that we will be able to do so. Additionally, on May 27, 2005, AgfaPhoto USA Corporation’s German parent company, AgfaPhoto GmbH, filed a petition for insolvency. While we have been informed that AgfaPhoto USA Corporation has sufficient funding to continue its normal operations in the foreseeable future, if AgfaPhoto USA Corporation becomes unable to continue to provide supplies to us under our current contract, we will need to obtain an alternative source of supplies. If we enter into an agreement with an alternative supplier at less desirable terms than the terms of our agreement with AgfaPhoto USA Corporation, we may be required to raise additional equity and/or debt financing.

          Upon the consummation of the debt financing, we will simultaneously enter into a new $10.0 million senior secured revolving credit facility and a new $20.0 million letters of credit facility. We will use $27.7 million of the net proceeds of the debt financing to fully repay our existing senior secured credit facility and the remaining $19.3 million for working capital. See “Use of Proceeds.” We anticipate, based on our currently proposed plans and assumptions, that the net proceeds of the debt financing together with the additional liquidity provided under our new senior secured revolving credit facility and our new letters of credit facility and our obtaining waivers of existing defaults under our debt agreements will be sufficient to satisfy our cash requirements in fiscal 2005.

          Our funding needs for fiscal 2005 depend on many factors, including our ability to successfully implement measures to improve our performance. In order to proactively address the negative same studio sales in our Wal-Mart permanent studios, our management team has implemented several initiatives since the beginning of fiscal 2005 designed to increase same studio sales. These initiatives are focused on increasing average transaction size per customer as well as customer traffic. Examples of these initiatives include increased external recruiting of field operations management, instituting a new bonus program for our field associates, launching new marketing initiatives, re-implementing the successful “Portrait Smiles” customer continuity program which was previously eliminated in fiscal 2003, re-introducing a mid-tier price point in our package offers to improve the customer experience and to encourage customer trade ups, and increasing our opening price point. Nonetheless, there is no assurance these measures will be successful and we may require additional capital to meet our operating needs.

          Our estimates of our fiscal 2005 funding needs assume a continuation of our studio openings in Wal-Mart, further evaluation of other specialty retail concepts in Wal-Mart retail locations and the return of positive same store sales to our business. We will continue to monitor our sales, financial results and our liquidity position and, if necessary, will execute further actions to mitigate our concerns with regard to our liquidity position including, but not limited to, further reductions in general and administrative expenses and capital expenditures.

          In the event that our business plans change or the assumptions used to predict our funding needs change or prove inaccurate, we may be required to seek additional financing. In particular, during fiscal 2006 we will be required to pay $20.7 million of interest bearing extended vendor payables, which obligation has not been included in our funding need estimates for fiscal 2005. We have no current arrangements with respect to sources of additional financing and our failure to improve our results of operations will likely make it more difficult and expensive for us to raise additional capital that may be necessary to continue our operations. The covenants in our new senior secured revolving credit facility and instruments governing our other debt, including the indenture governing the Notes, limit our ability to incur more debt.

          Our ability to borrow under our new senior secured revolving credit facility and to use our new letters of credit facility will depend on our ability to meet the lenders’ borrowing conditions at the relevant times. We expect that the new senior secured revolving credit facility will provide for limitations on borrowings based on a percentage of PCA LLC’s consolidated trailing twelve months EBITDA, less any letters of credit outstanding under the new letters of credit facility. We expect that revolving loans under the new senior secured revolving credit facility, at our option, will bear interest payable on a monthly basis at either:

•	a rate equal to the prime rate announced by Wells Fargo Foothill, Inc. from time to time plus a margin of approximately 1.75%; or

•	a rate equal to LIBOR (the London Interbank Offered Rate) plus a margin of approximately 3.75%;

provided that at no time will any portion of indebtedness owing under the new senior secured revolving credit facility bear interest at a per annum rate of less than 6.00%. We expect that the new senior secured revolving credit facility will contain customary negative covenants that limit or restrict, among other things, subject to certain exceptions, the incurrence of indebtedness, the creation of liens, mergers, consolidations, transactions with affiliates, amendments to material agreements, investments, dividends and asset sales by PCA LLC and its subsidiaries. We also expect that PCA LLC will be subject to customary financial covenants under the terms of the new senior secured revolving credit facility, including a fixed charge coverage ratio requirement. The new senior secured revolving credit facility will likely include customary affirmative covenants, reporting requirements and events of default.

          We expect that in connection with issuances of letters of credit under the new letters of credit facility PCA LLC will be required to pay a letter of credit fee equal to approximately 3.75% per annum times the undrawn amount of all outstanding letters of credit. We expect that the new letters of credit facility will contain customary negative covenants that limit or restrict, among other things, subject to certain exceptions, the incurrence of indebtedness, the creation of liens, mergers, consolidations, transactions with affiliates, amendments to material agreements, investments, dividends and asset sales by PCA LLC and its subsidiaries. We also expect that PCA LLC will be subject to customary financial covenants under the terms of the new letters of credit facility, including a fixed charge coverage ratio requirement. The new letters of credit facility will likely include customary affirmative covenants, reporting requirements and events of default.

          We will need to refinance our new senior secured revolving credit facility by 2009, our new letters of credit facility by 2009, our $165.0 million of existing senior notes by 2009, and our $30.0 million of existing Parent senior subordinated discount notes and our $10.0 million of existing senior subordinated notes by 2010. We do not expect to generate sufficient cash flow from future operations to repay these obligations and will need to obtain additional financing to do so.

          Due to the seasonality of our operations, cash is generally consumed during the first three quarters and generated during the fourth quarter. During the Christmas season, which falls in our fourth quarter, families emphasize the need for portraits as gifts and/or inclusions in holiday cards, making it our busiest quarter of the fiscal year.

          Purchases of Property and Equipment. Purchases of property and equipment were $3.1 million in Q1 2005, $21.4 million in fiscal 2004, $21.1 million in fiscal 2003, and $17.0 million in fiscal 2002. Purchases of property and equipment were principally for equipment and leasehold improvements in new permanent studios, as well as for expenditures for the upgrade of certain processing equipment in our two laboratory and processing facilities, and new computing equipment in our corporate office. Purchases of property and equipment in Q1 2005 and fiscal 2004, 2003, and 2002 were financed from operations in addition to borrowings under our credit facilities. The most significant purchases of property and equipment contemplated over the next five years will be for new studio openings. We expect to incur approximately $15 million in purchases of property and equipment in fiscal 2005 and anticipate these purchases will be funded by operating cash flow and borrowings under our new senior secured revolving credit facility.

          Net Cash Provided by/Used in Operating Activities. Net cash used in operating activities was $6.7 million in Q1 2005. Net cash provided by operating activities was $24.2 million, $18.0 million, and

$30.9 million in fiscal 2004, 2003, and 2002, respectively. The increase in cash provided by operating activities of $6.3 million in fiscal 2004 was due to the following:

Amount
(in millions)	Changes Attributable to

$(17.8)	Net loss
15.4	Trade accounts payable
0.3	Deferred income taxes
3.3	Other current accrued liabilities
(2.7)	Other noncurrent accrued liabilities
(0.9)	Payable to Parent
2.5	Inventories
2.1	Accrued interest
1.7	Prepaid expenses and other assets
1.4	Depreciation and amortization
0.6	Loss on disposal of property and equipment
0.4	Other

$6.3	Total increase in cash provided by operating activities

          The decrease in cash provided by operating activities of $12.9 million in fiscal 2003 was due to the following:

Amount
(in millions)	Changes Attributable to

$(0.9)	Net income
(5.3)	Trade accounts payable
(9.7)	Accrued Interest
0.5	Other current accrued liabilities
3.2	Other noncurrent accrued liabilities
1.3	Payable to Parent
0.5	Inventories
(1.5)	Prepaid expenses and other assets
1.2	Depreciation and amortization
(1.7)	Paid-in-kind interest
(2.1)	Change in fair value of derivative instruments
(4.6)	Early extinguishment of debt
5.3	Provision for deferred income taxes
0.7	Loss on disposal of property and equipment
0.2	Other

$(12.9)	Total decreases in cash provided by operating activities

          Net Cash Used in Investing Activities. Net cash used in investing activities was $3.1 million in Q1 2005, $22.5 million in fiscal 2004, $21.1 million in fiscal 2003, and $17.0 million in fiscal 2002. Net cash used in investing activities increased $1.5 million in fiscal 2004, $4.0 million in fiscal 2003, and $4.1 million in fiscal 2002. The primary reason for these increases was the acceleration of our expansion in the Wal-Mart host environment. In addition, in fiscal 2004 we completed the acquisition of certain assets and liabilities of Hometown Threads®.

          Net Cash Provided by/Used in Financing Activities. Net cash used in financing activities was $1.5 million in Q1 2005 and was primarily the result of repayments under our existing senior secured credit facility. Net cash provided by financing activities was $8.7 million in fiscal 2004 and $6.1 million in 2003. Net cash used in financing activities was $14.6 million in fiscal 2002. The increase in net cash provided in fiscal 2004 and 2003 was primarily the result of borrowings under our existing senior secured credit facility. The increase in net cash used in fiscal 2002 was primarily the result of our debt restructuring in June 2002.

          Interest Rate Exposure. Our exposure to market risks from changes in interest rates relates primarily to the effects that changes in interest rates have on floating rate debt. A 100 basis point change in the interest rate on our existing senior secured credit facility would have a $0.3 million effect on income before taxes based on the average outstanding balance on our existing senior secured credit facility for fiscal 2004.

Contractual Obligations and Commercial Commitments

          The table below summarizes the material contractual cash obligations and other commercial commitments of PCA LLC and its subsidiaries as of January 30, 2005. In addition to the commitments reflected in the table below, we have several other commitments that are not quantifiable at present. We have a contract with AgfaPhoto USA Corporation that requires us to purchase substantially all of our photographic film, paper and processing chemistry from AgfaPhoto USA Corporation, but does not specify a minimum purchase amount. We also have license and lease agreements with each of our retail hosts, which require us to pay them a percentage of our sales on a monthly basis. In addition, we participate in large deductible workers’ compensation and general insurance plans and we have established reserves for claims under these plans that have been reported but not paid and have been incurred but not reported. As of January 30, 2005, $4.1 million represented the estimated long-term portion of the reserves for these claims. These reserves have been excluded from the table below, as we are uncertain as to the timing of when cash payments may be required.

          The table below does not include Parent’s obligation to repay $44.6 million of outstanding indebtedness under the existing Parent senior subordinated discount notes by 2010. The table below also does not include Parent’s obligation to issue $15.0 million of shares of its common stock to holders of its series A redeemable convertible preferred stock upon conversion of such preferred stock, which is convertible at the option of the holder until April 30, 2011.

          The table below excludes all amounts classified as current liabilities in our Consolidated Balance Sheet as of January 30, 2005, other than current maturities of long-term debt.

	Repayment by Period

					More
					Than
					5 years
		Less than	2-3 years	4-5 years	(beyond
		1 year	(fiscal 2006	(fiscal 2008	fiscal
	Total	(fiscal 2005)	& 2007)	& 2009)	2009)

	(in millions)
Long-term debt obligations:
Lines of credit (senior secured credit facility)	$29.0	$14.0	$15.0	$–	$–
Existing senior notes due 2009	165.0	–	–	165.0	–
Existing Opco senior subordinated notes	10.0	–	–	–	10.0

Total long-term debt obligations	204.0	14.0	15.0	165.0	10.0

Purchase obligations:
Installment purchase agreement	0.2	0.2	–	–	–

Other obligations:
Operating lease obligations	3.2	1.4	1.3	0.4	0.1
Lease obligations with sub-lessee	2.0	0.6	1.0	0.4	–
Severance agreements with former employees	0.1	0.1	–	–	–

Total other obligations	5.3	2.1	2.3	0.8	0.1

Total contractual cash obligations	$209.5	$16.3	$17.3	$165.8	$10.1

Off Balance Sheet Arrangements

          We have no off balance sheet arrangements other than the operating leases described in Note 8 of the Consolidated Financial Statements herein.

Critical Accounting Policies

          In preparing the financial statements in accordance with accounting principles generally accepted in the U.S., we must often make estimates and assumptions that affect the reported amounts of assets, liabilities, sales, expenses, and related disclosures at the date of the financial statements and during the reporting period. Some of those judgments can be subjective and complex, and consequently actual results could differ from those estimates and those estimates can change from period to period. For any given individual estimate or assumption made by us, there may also be other estimates or assumptions that are reasonable; however, we believe that given current facts and circumstances, it is unlikely that applying any such other reasonable judgment would cause a material effect on our consolidated results of operations, financial position, or liquidity for the periods presented here.

          Our most critical accounting policies include revenue recognition and deferred costs, workers’ compensation, general insurance liability amounts, recoverability of deferred tax assets, goodwill impairment testing, depreciation of property and equipment and long-lived asset impairments.

          Revenue Recognition and Deferred Costs. We record photographic sales when portraits and/or other merchandise are delivered to our customers. We collect approximately 60% of a customer’s portrait order at the time of photography and treat this payment as a deposit (recorded in current liabilities on our balance sheet). Our policy is to collect, at a minimum, the full price of the advertised special, 50% of the price of the customer’s custom portrait order, 100% of the price of canvas and 16x20 portraits and 100% of the price of all other ancillary items purchased. At the time portraits are delivered to the customer, sales are recorded and the outstanding balance on the customer’s order is collected, unless the customer does not accept the photographs, which results in a refund to the customer. Costs relating to portraits processed, or in process, are deferred as incurred and expensed when the related photographic sales are recognized.

          Workers’ Compensation and General Insurance. We participate in large deductible workers’ compensation and general insurance plans. We have established reserves for workers’ compensation and general insurance claims that have been reported but not paid and claims that have been incurred but not reported. These reserves are developed using actuarial principles and assumptions which consider a number of factors, including historical claim payment patterns and changes in case reserves, the assumed rate of increase in healthcare costs and property damage repairs, ultimate court awards and the discount rate. The amount of these reserves could differ from our ultimate liability related to these claims due to changes in our accident reporting, claims payment and settlement practices or claims reserve practices, as well as differences between assumed and future cost increases and discount rates. See discussion in “—Results of Operations” above.

          Income Tax. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to operating loss and tax credit carryforwards as well as differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance will be provided against deferred tax assets if we determine that it is more likely than not that such assets will not ultimately be realized. During fiscal 2002, we determined that it was more likely than not that such assets would be realized. As a result, the valuation allowance was reduced to $77,000 in fiscal 2002 from $7.4 million in fiscal 2001. During fiscal 2004, however, we determined that it was more likely than not that such assets would not be realized.

          Goodwill. In accordance with SFAS No. 142, goodwill and indefinite lived intangible assets are no longer amortized. We test for impairment at least annually, or more frequently when events or circumstances indicate that impairment might have occurred. In evaluating goodwill for impairment, we compare the fair value of our retail reporting unit, where all of the goodwill is recorded, to the carrying value of this reporting unit. This represents the first step of the impairment test. If the fair value of the reporting unit is less than the carrying value of the reporting unit, we are then required to proceed to the second step of the impairment test. The second step compares the implied fair value of reporting unit goodwill with the carrying value of the goodwill. If the carrying value of the reporting unit goodwill exceeds the implied fair value of that goodwill, we recognize an impairment in an amount equal to that excess.

          Fair value is derived utilizing the income approach, which considers expected returns on an investment and are discounted or capitalized at an appropriate rate of return to reflect investor risks and hazards. A discounted net cash flow analysis is utilized which provides an indication of value based upon the present value of anticipated future cash flows, discounted at an appropriate factor reflecting the risk inherent in the investment.

          At January 31, 2005 (the date of our latest impairment test), the fair value of the retail reporting unit exceeded the carrying value of that reporting unit’s equity (step one of the impairment test). As a result, we were not required to conduct the second step of the impairment test described above, and we recognized no impairment of the carrying value of our goodwill on our balance sheet at January 30, 2005.

          Depreciation of Property and Equipment. We use the straight-line method to depreciate property and equipment over the estimated useful lives of these assets. A summary of estimated useful lives is as follows:

Land improvements	10 to 30 years
Buildings and improvements	10 to 55 years
Photographic, sales and finishing equipment	3 to 13 years
Studio improvements	30 to 10 years

          In the event the estimated useful lives of these assets are materially different from their actual useful lives, the fair value of property and equipment could be materially different than the carrying value of these assets.

          Long-Lived Asset Impairments. We evaluate the carrying value of long-lived assets, excluding goodwill, when circumstances indicate the carrying value of those assets may not be fully recoverable. We evaluate the recoverability of long-lived assets held for use by comparing the net carrying value of an asset group to the estimated undiscounted future cash flows (excluding interest) during the remaining life of the asset group. For long-lived assets, an impairment exists when the carrying value exceeds the sum of estimates of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the asset is impaired, the asset’s carrying value is adjusted to its estimated fair value. As these assumptions and estimates may change over time, it may or may not be necessary for us to record impairment charges.

Inflation

          Over the past few years, inflation has not had a significant impact on our financial condition or results of operations.

Quantitative And Qualitative Disclosures About Market Risk

          We have not entered into financial instruments in fiscal 2004, 2003 and 2002 for trading purposes and, therefore, have not experienced market risks from such instruments.

          Our exposure to market risks from changes in interest rates relates primarily to the effects that changes in interest rates have on floating rate debt. To lower or limit overall borrowing costs, from time to time, we may enter into interest rate hedging agreements to modify the interest characteristics of portions of our outstanding debt. As of January 30, 2005, we do not have any interest rate hedging agreements. In addition, a 100 basis point change in the interest rate on our existing senior secured revolving credit facility would have had an impact on income (loss) before taxes for fiscal 2004, 2003 and 2002 based on the average outstanding balance on our existing senior secured revolving credit facility in each fiscal year of $0.3 million, $0.3 million and $0.2 million, respectively.

          Given our presence in Canada, Mexico, Germany and the U.K., we have exposure to market risks from changes in foreign currency exchange rates. In fiscal 2004, 2003 and 2002, we realized foreign currency gains (losses) in our statements of operations of $0.7 million, $0.5 million and $(0.4) million, respectively. A 10% change in foreign currency exchange rates would have had the following impact on net income (loss) in fiscal 2004, 2003 and 2002.

	Fiscal 2004		Fiscal 2003		Fiscal 2002

	+10%	-10%	+10%	-10%	+10%	-10%

	(in thousands)
Canada	$(287)	$372	$(492)	$617	$(385)	$471
Mexico	$(177)	$212	$(291)	$363	$(166)	$212
Germany	$(275)	$329	$(178)	$209	$(64)	$78
U.K.	$(32)	$39	$(25)	$26	$(13)	$16

          NOTE: A 10% positive change in a foreign currency exchange rate represents an increase in the amount of foreign currency equaling one U.S. dollar. For example, if the exchange rate for Canadian dollars is 1.25 Canadian dollars for each U.S. dollar, a 10% increase, for purposes of the above illustration, in the Canadian dollar exchange rate would yield 1.375 Canadian dollars for each U.S. dollar. Conversely, a 10% decrease would yield 1.125 Canadian dollars for each U.S. dollar.

BUSINESS

Our Company

          We are one of the largest providers of professional portrait photography products and services in North America based on revenue, number of customers and studio locations. We believe that we are the leader in the $1.2 billion domestic pre-school portrait photography market, with over a 20% share of total sales. We are the sole operator of portrait studios in Wal-Mart discount stores and supercenters in the U.S., Canada, Mexico, Germany and the U.K., operating under the trade name Wal-Mart Portrait Studios. As of January 30, 2005, we operated 2,401 permanent studios and modular traveling portrait studios reaching approximately 1,000 additional locations. Wal-Mart is the world’s largest retailer in terms of sales. Consistent with Wal-Mart’s every day low price strategy, we offer our customers convenient, high quality photography services at substantially lower price points than are offered by our principal industry competitors. We have established at least 200 new portrait studios in Wal-Mart stores in each of the past three fiscal years.

          We have two reportable business segments, retail and institutional. The retail segment serves retail stores and military bases in the U.S., Canada, Mexico, Germany and the U.K. The institutional segment serves institutional markets such as church congregations. Of our total sales for our fiscal year ended January 30, 2005, 96.8%, or $313.1 million, were realized in our retail segment. See Note 9 of our Consolidated Financial Statements regarding further business segment financial information. 99.1%, or $310.3 million, of our retail segment sales were derived from our Wal-Mart locations worldwide, 88.5%, or $277.1 million, were derived from Wal-Mart and other locations in the U.S. and 11.5%, or $36.0 million, were derived from Wal-Mart and other locations outside the U.S. As of January 30, 2005, we operated 226 studios in Wal-Mart Canada and 89 studios in Wal-Mart Mexico, and are testing 25 Wal-Mart locations in Germany and the U.K.

          In addition, we operate two non-portrait photography related concepts in Wal-Mart stores in the U.S.: Hometown Threads®, an owner and franchisor of retail stores specializing in embroidery services and the personalization of gifts, and Fun Factory, a retail store specializing in making stuffed animals, selling accessories for these stuffed animals, and hosting birthday parties. As of the end of fiscal 2004, we operated one company-owned Hometown Threads® in Wal-Mart and had 42 franchised locations of which 32 were in Wal-Mart stores. We also operated one Fun Factory location. Under the trade name PCA International, we also serve other retail channels such as select military bases and free-standing specialty retail through our GoPortraits all-digital portrait studios, and, through a modular traveling portrait platform, institutional channels, such as church congregations. For our fiscal year ended January 30, 2005, we photographed over seven million customers and generated sales of $323.6 million.

          Despite the decline in our year over year sales in fiscal 2004, during the past three fiscal years overall, we have increased our net sales at a CAGR of 4.4%, from $296.6 million to $323.6 million. New studio openings in Wal-Mart stores have primarily fueled this growth. Our growth from new studio openings is largely a result of Wal-Mart’s own success in building its retail store base. In April 2002, we executed a U.S. Master License Agreement with Wal-Mart. The license agreement was amended on June 17, 2002 and subsequently on June 24, 2004. As part of this agreement, Wal-Mart committed to provide us a minimum of 150 new studios per year for four years and, thereafter, to use commercially reasonable efforts to provide 150 new studios per year. Since executing the Wal-Mart license agreement in April 2002, we have opened 497 new Wal-Mart studios in the U.S. through the end of fiscal 2004. Under the most recent amendment, 1,564 studio licenses or approximately 80% of the then existing studio licenses were extended to June 30, 2012, evidencing Wal-Mart’s commitment to our Company. Wal-Mart has agreed to use commercially reasonable efforts to include a Wal-Mart Portrait Studio operated by us in the blueprint of each new supercenter (except for new supercenters of 145,000 square feet) and store of 100,000 square feet or larger.

          We believe that we are able to provide one of the industry’s lowest cost portrait services due primarily to our vertically integrated and technologically advanced operations. We use an integrated digital imaging system that allows our customers to view a digital proof of each pose during the photography session and to select the desired images before any printing occurs. This proprietary system also automates and links the image selection process with the immediate sale of custom portrait packages and integrates our studios with our portrait processing and production system. This system, which includes two processing facilities and a distribution center in the Charlotte, North Carolina area, is fully scalable as we grow with Wal-Mart. By integrating our portrait photography and production processes, we are able to minimize processing costs, provide prompt, automated service and grow with minimal incremental capital commitment as we leverage our existing infrastructure. We offer portrait packages at prices consistent with Wal-Mart’s every day low price strategy. Furthermore, we do not charge sitting fees or handling charges, while our competitors’ packages typically require additional sitting fees or handling charges.

          Parent has been in operation since 1967. Until January 1997, our business consisted principally of operating portrait studios in Kmart stores. At that time, Parent acquired American Studios, Inc., which was then the primary portrait photography provider to Wal-Mart stores in the U.S. and Mexico. As we expanded our Wal-Mart business, we began in the second quarter of 1997 to close certain of our underperforming studios in Kmart stores. In response to these closings and our expansion in Wal-Mart, Kmart initiated closure of a number of our studios. In August 1998, Parent consummated a recapitalization pursuant to which Jupiter Partners became Parent’s controlling stockholder and thereafter hired a new senior management team. Led by Barry J. Feld, our Chairman, President and Chief Executive Officer, new management commenced wide-ranging initiatives to improve our cash flow and market share. After receiving a commitment from Wal-Mart to accelerate our expansion in Wal-Mart stores, we made a strategic decision to close all Kmart locations and redeploy those assets into Wal-Mart. We completed this process by the end of fiscal 2000. Despite the decline in our year over year sales in fiscal 2004, revenue from our Wal-Mart business has grown at a CAGR of 12.7% from 1997 to 2004. As a result of new studio openings, the total number of studios in Wal-Mart stores have experienced a CAGR of 11.6% over the same period.

Industry Overview

          We operate within the professional portrait photography industry, offering children’s, adult and family portraits both through permanent studios and traveling locations in retail hosts as well as through traveling locations in churches and other institutional channels.

          In 2004, sales of the domestic professional portrait photography industry were estimated to be $8.0 billion. The primary markets within the professional portrait photography industry are pre-school children, school age children (including graduation portraits), adults, families/groups, weddings, passport, churches and others, such as cruise ships, conventions/events, glamour and executive portraits. Currently, we participate in markets representing 68.0% of industry sales: school age, preschool, adult, family, passport and churches. Through our GoPortraits initiative, we have also recently entered and expect to expand our presence in the $800.0 million wedding market. The following presents sales information for the domestic professional portrait photography industry by market:

2004 Domestic Professional Portrait Photography Industry Sales: $8.0 Billion

Source: 2004 Mass Portrait Review, by Photofinishing News, Inc.

          From 1994 through 2004, according to Photofinishing News, Inc., the domestic professional portrait photography industry grew at a CAGR of 3.6%. We are one of the largest participants in the domestic pre-school portrait photography market (children under six years old), which has been characterized historically by stable growth in line with a steady increase in domestic births. This steady growth is expected to continue since, according to the United States Census Bureau, births are projected to remain above 4.0 million annually in the U.S. Moreover, the population of grandparents, a common recipient of portrait photography, is growing as Americans live longer, which could result in the number of portrait sittings exceeding historical growth rates in the future.

Competition

          We operate within the highly fragmented professional portrait photography industry. Our competitors include:

•	companies that operate permanent and traveling studios in retail hosts;

•	companies that operate free-standing studio chains; and

•	independent studios and photographers.

          Given the significant scale and capital investment required, the provision of portrait photography services in retail hosts is a business dominated by a few large national competitors. Other than PCA, there are only three companies that operate in retail hosts on a national basis. These are CPI, which operates in Sears; Lifetouch, which operates in JCPenney and Target; and Olan Mills, which operates in Kmart stores. We are the largest of these competitors by sales, the number of customers served in retail hosts and the number of studios.

          A number of companies in the professional portrait photography industry operate free-standing studios on a national, regional or local basis. In addition to providing photography services in retail hosts, both CPI through its Sears Portrait Studios brand and Olan Mills operate through this format. Independent studios and portrait photographers are the most numerous competitors in the industry and generate the largest percentage of industry sales. Few barriers to entry exist through this format. However, these competitors typically lack processing scale and geographic coverage.

          Companies within our industry compete on the basis of value, price, quality, access, service, package size and technology. Additionally, where portrait companies operate within retail hosts, the relative convenience of the hosts’ stores and consumer preferences for such retail hosts are also important competitive factors. We believe that our products and services are very competitive in terms of all of these attributes.

          We believe that we offer the best value proposition in the industry: we offer portrait packages with generous quantities of portraits at economical price points and charge no additional sitting or session fees. The quality of our photography and finished portraits is competitive. Our photography and customer services and studio technology compare well relative to competition in the discount retail channel. Generally located in the front of major retail stores, our portrait studios are highly visible and accessible.

          We are closely aligned with the Wal-Mart brand and reliant upon the host store environments and store demographics in which we operate. On a market by market basis, our competitive position can be weakened with negative changes in Wal-Mart’s competitive posture.

The Portrait Photography Experience

          We provide our photography services in permanent studios in our retail hosts. We also service certain retail hosts and institutional customers through modular traveling locations.

          Permanent Studios. The typical permanent studio occupies an average of 350 square feet and consists of a camera area, a portrait viewing and sales area, and a reception area with a point-of-sale system. Generally, the permanent studio is staffed by one to three associates who perform both the photography and sales functions. The majority of our professional portrait photography studios are open from 10:00 a.m. to 7:00 p.m., seven days a week.

          Our permanent portrait studios are equipped with an integrated photography and sales system and point-of-sale system. The photographic system integrates a professional film camera and digital imaging capability. As the subject is photographed, each pose is captured on film and presented digitally on a computer monitor for the customer to preview and approve before proceeding to the next pose. The digital photographic images are then sent electronically to a sales computer in an adjacent area, where a studio associate presents the digital portrait images and, prompted by our software sales program, explains the portrait packages available. Guided by the studio associate, each customer customizes their order by choosing the poses, sizes and quantities desired. A portrait order receipt is printed with black and white thumbnails of the selected poses. The studio associate completes the transaction at the point-of-sale system and the customer either pays in full or makes a deposit and returns in three weeks to pick up the finished portraits. Customers are not obligated to accept finished products.

          Our principal products sold through our studio operations are portraits and ancillary products produced from the photography images we create. Our portraits are printed on photographic paper or canvas and are available in a variety of sizes from wallet-size to wall portraits as large as 36 inches by 36 inches. Our ancillary products include all-occasion greeting cards, large format canvas portraits, and portraits on disks. Portrait and ancillary products account for substantially all of our sales.

          Modular Traveling Locations. Where we do not have permanent studios, we service Wal-Mart stores and supercenters with a modular traveling studio location. These modular traveling locations operate in designated Wal-Mart stores for a period of approximately five days every seven to twelve weeks. Several days prior to the scheduled arrival of one of our photographers at the host store, we advertise our traveling promotions by offering an assortment of color portraits at a special price. A modular traveling location in Wal-Mart occupies approximately 100 square feet and consists of a table, camera, lights, and portable backdrops. These modular traveling locations utilize a non-digital photographic and sales system, in which the photography session occurs separately from the sales process. Approximately three weeks after photographs are taken, a sales associate sets up a temporary sales area in the host store and for one to five days assists customers in selecting portraits for purchase. Given the non-digital nature of this system, customers in our modular traveling locations may purchase only portraits in the sizes and quantities produced; no ancillary products are available for purchase except Scrapbooklets©. Photographers and sales associates transport by personal vehicle all requisite camera, studio equipment and sales materials.

          Our institutional business is conducted on a traveling basis and utilizes our integrated digital photography and sales system. We contract with institutions, primarily church congregations, to photograph and sell individual and family portraits. We do not pay commissions to the host institutions, but we do provide a free photo directory to all members who agree to be photographed. Approximately three weeks after the photography session, the finished portraits are sent to the host institution or directly to the consumer.

Distribution Channels

          We have the following two primary distribution channels:

          Retail:

•	Wal-Mart Portrait Studios. We are currently the sole provider of portrait studios in Wal-Mart in all 50 states as well as Canada, Mexico, Germany and the U.K. As of January 30, 2005, we had 2,401 permanent studios in Wal-Mart stores in the U.S., Canada, Mexico, Germany and the U.K. We continue to explore additional geographic diversification by monitoring our Wal-Mart Portrait Studios in Europe. Our U.S. operations in Wal-Mart stores accounted for approximately 84.8%, 85.8% and 86.2% of consolidated sales in fiscal 2004, 2003 and 2002, respectively. Our international operations in Wal-Mart stores contributed 11.1%, 9.5% and 8.1% of consolidated sales for fiscal 2004, 2003, and 2002, respectively. We operate our studios in Wal-Mart stores under license and lease agreements.

•	Other Retail. In fiscal 2000, we began portrait photography operations on select military bases. In fiscal 2004, we began offering embroidery services and gift personalization in Wal-Mart stores through Hometown Threads® locations and we opened our first Fun Factory, a stuffed animal, child-centered, value-priced concept.

•	GoPortraits. We have developed a free-standing retail concept called GoPortraits that features two all-digital portrait photography studios. We also provide services, including digital photographic retouching, and on-site production of film and digital images. We currently have two concept studios located in the Charlotte, North Carolina metropolitan area.

          Institutional:

•	Institutional. Through our institutional channel, we target church accounts. Our institutional operations accounted for less than 5% of overall sales for fiscal 2004, 2003 and 2002.

Technology, Manufacturing and Software Development

          Our technology, manufacturing and software development groups design, develop and implement advanced systems and technologies to support our vertically integrated operation. From photographic and digital image capture and customizable order creation in our studios through manufacturing and product fulfillment, these groups continually explore the application of systems and technologies that allow us to reduce costs while offering customers high quality products at low price points.

          Leveraging our proprietary digital imaging system, we are one of the few companies in the professional portrait photography industry to have built a vertically integrated operation where our technology is fully scalable. As we continue our rapid expansion plans and add new outlets or channels to our infrastructure, new studios will be integrated seamlessly with our automated production processes with minimal incremental expenditures.

          Our digital imaging system allows customers to view a digital proof of each pose during the photography session and to select the desired images from which to make a purchase decision. Immediately after the photography session, customers customize their portrait purchases using a computerized sales system, guided by studio associates, that enables customers to select specific poses, portrait sizes, and quantities for purchase. Customers return to the studio approximately three weeks later to pick up the finished portraits. As a result of our digital imaging system, we print only portraits ordered by customers in our permanent studios. Furthermore, the integration of our digital studio infrastructure with our production system allows us to minimize production and processing costs, and grow with a minimal incremental capital commitment as we leverage our existing production and processing infrastructure.

          Leveraging our digital imaging system, we have augmented our product offerings with digital portraits on CD or disk, the Portrait GalleryTM, available immediately after the portrait session with email capability. The Portrait Gallery is sold with PhotoParade®, a companion software enables customers to create themed screensavers and print-at-home projects such as portrait stickers/gift tags and portrait magnets. We believe that this is a unique product offering in the industry. We license this product under an exclusive arrangement with Callisto Corporation, the owner of the PhotoParade® trademark.

          At January 30, 2005, we had 525 employees in our two manufacturing production operations. Our technology group, which consisted of 12 engineers and technicians, designs, develops, tests, and implements camera technologies, studio equipment such as lighting and background systems, and production and automation systems used in our film processing, portrait production labs, and digital fulfillment center. We continue to expand our digital fulfillment center with computer technology and printing equipment for production of e-commerce orders, large-format portrait production on canvas, and novelty products. At January 30, 2005, our information technology group consisted of 66 employees who design and develop studio and lab software and systems, manage systems architecture and quality, integrate technologies, support infrastructure and maintain both corporate and studio systems. Within this group we have a team dedicated to the advancement of our integrated studio systems by incorporating evolving digital imaging and camera technologies, and enhancing sales and point of sale systems and studio infrastructure. Our software group also provides system configuration for changes to our portrait offer and package contents driven by marketing campaigns.

Marketing and Sales

          Our marketing group’s responsibilities include the creation and cost-effective production and placement of all in-store advertising, in-studio displays and general multi-media advertising. The marketing group performs all strategic marketing functions including, but not limited to, creative direction, campaign development, merchandising, cross-promotion development with well-known television and movie characters, media planning and analysis, studio sales support, and customer/market research. Our marketing group also manages the daily working relationships with external advertising agencies and free-lance support and our proprietary customer database. This database allows us to apply targeted advertising strategies.

          We attract customers to our studios with a variety of advertising methods including in-store, point-of-sale merchandising, newspaper advertising, direct mail to prior and prospective customers, in-store cross-promotional efforts and internet marketing campaigns. We advertise under the name of our retail host. We seek to maintain an advertising presence throughout the year in all geographic markets where we operate permanent studios.

          In addition, we have expanded our Internet presence with our website, www.goportraits.com (a PCA-owned and operated website). This website markets our studios and incorporates e-commerce. In fiscal 2004, we expanded our e-commerce initiative to all U.S. studios. This service allows customers to order online additional portraits and other selected items. We continue to expand the number of products sold through this channel. Our company website, www.pcaintl.com, provides information about each of our portrait photography businesses including our free-standing specialty retail concept, GoPortraits, in the Charlotte, North Carolina metropolitan area.

          Training and development of our studio associates are critical to customer acquisition and retention and building sales at the studio level. Studio associates participate in a certification program that develops their technical and retail management skills and ensures consistent portrait quality. This program permits studio associates to progress from Portrait Specialists to Portrait Artists and eventually leads to the Master Photographer designation. Studio associates learn the photographic, retail management and customer service skills to provide quality service and customer satisfaction. Studio associates are supported by a technical Help Desk and a customer support center with a toll-free customer service line. Production and headquarters personnel also participate in training specifically designed to enhance the customer’s total portrait experience. We also provide an annual portrait competition among our studio associates to encourage them to develop their photography skills and enhance their composition using creative ideas for new poses and props.

Raw Materials and Suppliers

          AgfaPhoto USA Corporation is our principal supplier of photographic film, paper and processing chemistry and has been our supplier for over 30 years. Our current relationship with AgfaPhoto USA Corporation is governed by a contract dated February 4, 2002. The contract has an approximately five-year term. The parties agreed to negotiate in good faith to renew the contract six months prior to the expiration date. The terms of the contract require us to purchase substantially all of our requirements in North America for photographic film, paper and processing chemistry and in exchange we receive certain discounts on purchases made. AgfaPhoto USA Corporation can terminate the sales contract if we breach the contract in any way and fail to cure such breach within 30 days after notice or if we are in violation of any of our financial covenants under any of our credit arrangements which are not cured or amended within 90 days. AgfaPhoto USA Corporation has the right to terminate upon shorter notice or immediately in the event of bankruptcy or insolvency relating to us or a violation of the trademark provisions of the sales contract.

          During fiscal 2004, we were unable to meet the payment terms of AgfaPhoto USA Corporation. We have negotiated payment terms with AgfaPhoto USA Corporation that extend the payment date for our outstanding payables (including interest which had been accrued at an annualized rate of 6%) as of June 15, 2005 until June 15, 2006 and we have agreed to pay for products purchased from AgfaPhoto USA Corporation on or after June 15, 2005 at or prior to their delivery. We are seeking to enter into a revised supply contract with AgfaPhoto USA Corporation within the next few months. However, there is no assurance that we will be able to do so.

          Additionally, on May 27, 2005, AgfaPhoto USA Corporation’s German parent company, AgfaPhoto GmbH, filed a petition for insolvency. While we have been informed that AgfaPhoto USA Corporation has sufficient funding to continue its normal operations in the foreseeable future, if AgfaPhoto USA Corporation becomes unable to continue to provide us supplies under our current contract, we will need to obtain an alternative source of supplies.

          Although management believes that the available alternative sources of supplies are adequate and we have not found it necessary to carry significant amounts of inventory to ensure a continuous allotment of raw materials, there can be no assurance we would be able to obtain such supplies at the same or similar terms to those we have with AgfaPhoto USA Corporation.

          We build our own cameras and believe that we have an adequate supply of cameras and camera components. The computer and digital equipment used by us in our integrated digital imaging system consists of standard components that are readily available from multiple suppliers.

Employees

          At January 30, 2005, we had 8,739 full-time and part-time employees. As of January 30, 2005, none of our employees were covered by a collective bargaining agreement. We believe that employee relations are satisfactory.

Governmental Regulations

          We are subject to various federal and state laws and regulations, including the Occupational Safety and Health Act and federal and state environmental laws. We are not aware of any material violation of such laws and regulations. Continued compliance is not expected to have a material effect upon our competitive position, financial condition, or results of operations.

Licenses, Trademarks and Patents

Wal-Mart Licenses

          United States. Within the U.S. our relationship with Wal-Mart Stores, Inc. is governed by a master license agreement dated April 4, 2002 with amendments on June 17, 2002 and June 24, 2004.

          The terms of the master license agreement require us to pay a fee to Wal-Mart based upon our gross sales. The license allows us to use the trade name “Wal-Mart Portrait Studio” and to use Wal-Mart designated space within its stores. The license prohibits Wal-Mart from licensing a permanent, temporary or traveling portrait studio to any other person in the stores in which we operate but not in stores where we do not operate.

          Wal-Mart can terminate the license with respect to a studio if we breach the agreement as it relates to such studio in any way and fail to cure such breach within fifteen days after notice. Certain events give Wal-Mart the right to terminate upon shorter notice or immediately. These events are (1) our failure to pay the license fee or deliver financial information within the time periods specified under the agreement, (2) certain events of bankruptcy or insolvency relating to us, (3) our causing liens on Wal-Mart’s property that are not discharged in the manner required under the agreement, (4) our vacating or injuring the licensed premises or (5) us or any of our employees, licensees, agents, officers, suppliers or contractors violating any law or committing any illegal act associated with the licensed premises.

          Termination provisions also apply if we open certain competing businesses near Wal-Mart stores where we have existing studios or in the event of governmental property condemnations. These default provisions relate only to individual locations affected by the violation. Wal-Mart can terminate the agreement with respect to all locations if we are in default of the license with respect to one-third or more of our locations. Finally, Wal-Mart can temporarily suspend the agreement with respect to an individual location in the event of certain other events.

          Pursuant to the Wal-Mart license amendment on June 24, 2004, studio licenses in effect on April 4, 2002 that existed on June 24, 2004 (1,564 studio licenses or approximately 80% of the then existing studio licenses) were extended to June 30, 2012, evidencing Wal-Mart’s commitment to our Company. Studios that began operations after the execution of the license on April 4, 2002, have a five-year term that commences upon their opening date and ends on June 30 of the fifth year following the opening year. These studio licenses renew automatically for one additional period of five years unless either party gives notice of termination on or before 180 days prior to the end of the term. As of January 30, 2005, in the U.S., we operated in 2,061 Wal-Mart permanent studios and approximately 1,000 modular traveling locations. Since the execution of the Wal-Mart license agreement on April 4, 2002, through January 30, 2005, we opened 497 portrait studios in U.S. Wal-Mart stores.

          As of January 30, 2005, the licenses with respect to our U.S. Wal-Mart studios expire as follows: 123 studios in 2007, 169 studios in 2008, 176 studios in 2009, 29 studios in 2010 and 1,564 studios in 2012.

          Canada. Within Canada, our relationship with Wal-Mart Canada, Inc. is governed by a license agreement dated February 9, 1996. This agreement has a five-year term and Wal-Mart Canada has an option to renew for one renewal period of two years. Studios that began operations on and after the execution of the license on February 9, 1996, have a five-year term that commences upon their opening date and can be renewed at the option of Wal-Mart Canada. We are currently in negotiations with Wal-Mart Canada to renew the license agreement and have agreed in principal to an increase in rent from 13% to 15% in approximately 50 stores. As of January 30, 2005, we operated in 226 Canadian Wal-Mart permanent studios. To date, all studios that have completed their initial five-year term have been renewed by Wal-Mart Canada for consecutive renewal periods of two years each. The terms of the license agreement are similar to our U.S. license agreement. Termination rights are generally similar to those under the U.S. license agreement except that Wal-Mart also has the right to terminate with respect to an individual studio if we sell substantially all of the assets of our Canadian subsidiary or fail to own majority voting control in such subsidiary or operate a competing business within a 25-mile radius of a Wal-Mart store. Wal-Mart can terminate the agreement with respect to all locations, subject to 180 days notice, if one-third or more of the licensed stores are susceptible to termination, or have been terminated, under the agreement or if 5% or more of our Wal-Mart Canada studios generate annual gross sales of less than $90,000 each.

          The licenses with respect to our Canadian Wal-Mart studios expire as follows: 79 studios in 2005, 78 studios in 2006, 25 studios in 2007, 16 studios in 2008, 20 studios in 2009 and eight in 2010.

          Mexico. Within Mexico, our relationship with Nueva Wal-Mart De Mexico, S.A. de R.L. de C.V. (“Nueva Wal-Mart De Mexico”) is governed by an agreement dated as of June 1, 2002 for an undefined period of time. Either we or Nueva Wal-Mart De Mexico may terminate this agreement at any time upon 30 days written notice after May 31, 2003. Under this agreement, Nueva Wal-Mart De Mexico is compensated based upon our total net sales in all Wal-Mart stores in Mexico. As of January 30, 2005, we operated in 89 Nueva Wal-Mart De Mexico permanent studios. The licenses for these studios are terminable at will by either party following a studio’s first year of operation.

          Germany. Within Germany, our relationship with Wal-Mart Germany GmbH & CO. KG (“Wal-Mart Germany”) is governed by lease agreements with a two year term beginning at the commencement of operations for each studio. The first lease is dated as of August 28, 2002. The leases expire after two years, but will automatically renew for successive periods of six months each if not terminated by either party. Either party can terminate this agreement at the end of any term upon three months notice. This agreement allows us to use Wal-Mart designated space within its stores. Under this agreement, Wal-Mart Germany is compensated based upon our total net sales in all Wal-Mart stores in Germany. As of January 30, 2005, we operated in 20 Wal-Mart Germany permanent studios.

          United Kingdom. Within the U.K., our relationship with ASDA Stores Limited (“Wal-Mart U.K.”) is governed by separate leases for each studio with the first one dated as of February 5, 2003. One lease expires after 10 years and all other leases expire after five years. Under these agreements, Wal-Mart U.K. is compensated based upon our total net sales in all Wal-Mart stores in the U.K. As of January 30, 2005, we operated in five Wal-Mart U.K. permanent studios. Commencing in 2005 and for each year thereafter, Wal-Mart U.K. may terminate any license agreement if it sends us a termination notice by January 31 of such year, with termination effective on April 30 of such year.

          Hometown Threads®. As of January 30, 2005, we leased 33 locations from Wal-Mart pursuant to separate leases, the first of which was entered into on September 19, 2000. Hometown Threads® franchisees sublease 32 of these locations and we operate one location as a company-owned store. The leases are for a term of five years each with the option to renew for an additional five years provided we give Wal-Mart at least 180 days notice we want to renew. Our sublessees, the 32 franchisees, pay rent directly to Wal-Mart, but, in the event a franchisee does not pay the rent, we are liable to Wal-Mart for any such unpaid rent.

Other Licenses and Concessions

          Meijer. As of January 30, 2005, we operated in 24 Meijer permanent studios. Our relationship with Meijer, Inc. was governed by two master in-store license agreements dated June 25, 2001. These agreements gave us the ability to operate a portrait studio in select Meijer stores. The term of the license for each studio began on the earlier of the projected start date for each Meijer location and the date we commenced operations in such location, and ended on the last day of the third license year. A license year was defined as the 12-month period from August 1 to July 31.

          The terms of our master in-store license agreements with Meijer required us to pay, on a monthly basis with respect to each location, a base license fee and a supplemental license fee based upon our gross receipts in our Meijer permanent studios. The license agreements permitted us to use our designated space within Meijer’s locations solely for the purpose of operating a portrait studio and selling select portrait related products.

          Notice of termination under our master in-store license agreements was given by us to Meijer on January 3, 2005 and we ceased all operations in Meijer stores as of April 4, 2005.

          Navy/ Marines. We operated a portrait studio at Camp LeJeune, North Carolina pursuant to an agreement that expired on April 30, 2005. We paid a fee to Camp LeJeune based upon our total gross sales in this studio. The items sold as well as the prices charged by us were subject to the approval of the Camp LeJeune general manager.

          Also, in the Camp LeJeune location we operated, under a separate agreement that expired in May 2005, a one-hour processing facility for customers’ film and pictures.

          In addition, we operate a studio within the Navy Exchange, Pearl Harbor, Hawaii, pursuant to an agreement that commenced October 25, 2002 and expires on October 24, 2005. We pay a fee to Hawaii District Navy Exchange based upon our total gross sales in this studio. The items sold as well as the prices charged by us are subject to the approval of the Technical Representative for the Hawaii District Navy Exchange.

          Army/ Air Force. We have an agreement with the Army & Air Force Exchange Service (“AAFES”) that governs our sale of professional photography services in select AAFES exchanges in the United States. This agreement expires July 31, 2005. As of January 30, 2005, we operated nine studios in AAFES exchanges.

          The terms of the contract require us to pay a fee to AAFES based upon our total gross sales at AAFES exchanges. This contract allows us to operate our portrait studios during similar hours of operation as the AAFES exchanges governed by this contract and to use designated space within such exchanges.

          This contract may be terminated in whole or in part by AAFES or us for any reason upon 90 days written notice and immediately upon written notice in the event of (1) our failure to pay license fees under the agreement, (2) certain events of bankruptcy or insolvency relating to us, or (3) our failure to perform our obligations under the agreement. In addition, this contract will automatically terminate, with respect to an AAFES exchange, upon the dispatch of written notice to us that such AAFES exchange is inactivated or the Army or Air Force base at which such exchange is located has been inactivated.

          Callisto (PhotoParade®). Under our arrangement with Callisto Corporation, we agree to pay to Callisto a royalty based on gross retail sales derived from the sale of each Portrait GalleryTM disk. We have agreed to sell the Portrait GalleryTM CD or disk only as a bundled product with Callisto’s PhotoParade® screen saver CD. Furthermore, Callisto has agreed to pay PCA a royalty based on internet sales generated from customers who link to Callisto’s web site from the PhotoParade® CD sold in our studios.

          Other. We own other patents, trademarks and licenses that we do not believe are material to our business.

Properties

          Over the last several years, PCA has made a substantial investment in its portrait photography manufacturing facilities in order to become, what management believes to be, one of the industry’s lowest cost producers. We own three facilities in the Charlotte, North Carolina area. The primary facility serves as our corporate headquarters, main production facility and warehouse and is approximately 167,000 square feet. A 60,000 square foot facility houses a second film production and portrait processing facility, our technology group, our customer support center and administrative and sales offices. We also have a 31,400 square foot distribution center.

          We have a lease that commenced in June 2003 and ends April 30, 2008, on a 39,800 square foot warehouse and distribution facility in Charlotte, North Carolina. On May 1, 2005 we added 20,112 square feet to this lease, bringing our total space in this facility to 59,912 square feet.

          The facilities described above are utilized by both our retail and institutional reporting segments.

          We own or lease the equipment, furniture and fixtures in our permanent retail studios and stores as well as our traveling and institutional equipment. We expect that our photography manufacturing facilities will be subject to a lien under our new senior secured revolving credit facility and our new letters of credit facility. There are no other major encumbrances with regard to our manufacturing equipment or facilities.

          We operate in Wal-Mart under license agreements in the U.S. and Canada and under lease agreements in Mexico, Germany and the U.K. as discussed in “Business—Licenses, Trademarks and Patents.” Our license and lease agreements provide that we are entitled to remove our equipment at the end of the license term. The license and lease agreements do not provide for a security interest in our equipment.

Legal Proceedings

          We are currently party to various litigations and other legal proceedings that have arisen in the normal course of business. We do not believe that the outcome of any of these matters will have a material adverse effect on our financial condition or results of operations.

          During fiscal 2004, we became aware of a tax claim due to SAT, the Mexican tax authority, from our Mexican subsidiary. The amounts alleged due to SAT consisted of $1.4 million for the fiscal years 1997 and 1998 and approximately $0.1 million for January through June of 2000. As a result of our delinquency in paying these amounts, fines, penalties and interest of $4.5 million were added by SAT to the outstanding liability. We conducted a preliminary investigation of this matter and subsequently engaged law firms in Mexico and the U.S. to assist in negotiating a settlement with SAT and an independent accounting firm (other than our independent registered public accounting firm) to perform forensic accounting work. We recorded a $1.5 million charge in the third quarter of fiscal 2004 reflecting management’s best estimate of the ultimate settlement of this claim.

MANAGEMENT

Management

          Our executive officers are as follows:

Name	Age	Positions and Offices

Barry J. Feld	48	President, Chief Executive Officer, and Chairman of the Board
James O. Mattox	52	Executive Vice President, Operations
Donald Norsworthy	46	Executive Vice President, Chief Financial Officer and Treasurer
J. Robert Wren, Jr.	58	Executive Vice President, General Counsel and Secretary
Rickey Pickett	42	Chief Information Officer
William J. Billiard	38	Senior Vice President, Corporate Controller
Todd J. Fine	36	Senior Vice President, US Wal-Mart Operations

          Mr. Feld has served as Parent’s President and Chief Executive Officer since August 1999 and became Chairman of Parent’s Board of Directors in January 2000. From November 1998 to June 1999, he was President and Chief Operating Officer of Vista Eyecare, Inc., a specialty eyecare retailer. He joined Vista Eyecare as a result of its acquisition of New West Eyeworks, Inc., where he had been serving as President and a director since May 1991 and as Chief Executive Officer and a director since February 1994. During his eight-year tenure at New West, the company implemented a new merchandising strategy and successfully completed both an initial public offering and subsequent follow-on offering, which resulted in a high growth specialty retailer that operated 178 stores in thirteen western and mid-western states prior to its acquisition by Vista Eyecare. From 1987 to May 1991 he was with Frame-n-Lens Optical, Inc. where he served as its president prior to joining New West. Frame-n-Lens Optical Inc. was the largest chain of retail optical stores in California. Prior to that, he served in various senior management positions at Pearle Health Services for 10 years and, for a number of years, he served as an acquisition and turnaround specialist for optical retail groups acquired by Pearle. Mr. Feld is a member of the Board of Directors of Cost Plus, Inc. a publicly traded specialty retailer of casual home furnishings and entertainment products and The Home Service Store in Atlanta, Georgia. Mr. Feld is a graduate of Essex College and the Stanford University Executive Management Program.

          Mr. Mattox serves as Executive Vice President of Operations. He is responsible for managing Wal-Mart and military operations in the United States. He joined Parent in 1997 as Senior Vice President of Operations with Parent acquisition of American Studios. Mr. Mattox was instrumental in building the Wal-Mart relationship at American Studios from 1993 to 1997, where he served most recently as Senior Vice President of Operations. From 1977 to 1993, Mr. Mattox served in various sales management roles with American Studios, including Senior Vice President of Operations. Mr. Mattox is a graduate of Western Carolina University.

          Mr. Norsworthy joined Parent in November 1999 as Executive Vice President and Chief Financial Officer. Mr. Norsworthy heads the Finance and Accounting Departments and serves as a strategic advisor to the Chief Executive Officer. Between 1992 and 1999, Mr. Norsworthy served in a number of senior financial positions at Vista Eyecare, Inc., including Vice President of Finance and Assistant Treasurer, Director of Treasury Operations, and Manufacturing Controller. Mr. Norsworthy received an Economics degree from the University of Georgia and a Masters in Business Administration from Georgia State University.

          Mr. Wren joined Parent as Executive Vice President and General Counsel in January 1997 with our acquisition of American Studios. Prior to that, and since 1993, Mr. Wren served in a variety of roles at American Studios, including as Director, Executive Vice President, General Counsel and, most recently, as President and Chief Executive Officer. Mr. Wren is a graduate of Wake Forest University. He received his J.D., with honors, from George Washington University Law School, and a Masters in Business Administration from The Wharton School at the University of Pennsylvania.

          Mr. Pickett serves as Parent’s Chief Information Officer. He became Chief Information Officer in May 2005 after serving over 19 years in information technology and provides strategic vision to the executive officers of the Company. Mr. Pickett joined Parent in April 2002 having served most recently as Vice President of Corporate Information Systems. He has been instrumental in transforming mission critical manufacturing and corporate systems. Mr. Pickett received a degree in Business Administration from the University of North Carolina at Charlotte, graduating with honors.

          Mr. Billiard joined Parent as Senior Vice President, Corporate Controller in August 2001. He is responsible for financial reporting, general accounting, tax accounting, payroll, accounts payable, purchasing, inventory and fixed asset functions. From August 2000 to August 2001, Mr. Billiard served as Vice President and Chief Financial Officer of Tailored Management, Inc. From September 1995 to August 2000, he served in a number of senior financial positions with WorldTravel BTI companies, including Senior Vice President of Finance and Treasurer of TRX, Inc. and Controller of the 1996 Olympic Games Travel Network. He also was an accountant with Deloitte & Touche LLP, serving most recently as a Senior Auditor. Mr. Billiard received an Accounting degree from Pittsburg State University, graduating Summa Cum Laude, completed a Rotary Graduate Fellowship at the University of Tasmania (Australia), and has been a Certified Public Accountant since 1988.

          Mr. Fine joined Parent as Senior Vice President of U.S. Wal-Mart Operations on March 8, 2004. He is responsible for five of our seven divisions representing approximately 75% of our U.S. Wal-Mart operations. Prior to joining us, Mr. Fine was Director of Operations for Kinko’s. Prior to that he served for three years as Director of Sales and Operations for The Limited, Inc. and as Head of Stores for Emerging Vision (formerly Sterling Optical) for approximately one and a half years.

          Executive officers are appointed by Parent’s board of directors and serve at the discretion of the board.

Board of Directors

          The members of each of Parent’s Board of Directors and PCA LLC’s Board of Managers are as follows:

Name	Age	Affiliation

Terry J. Blumer	46	Jupiter Partners
Barry J. Feld	48	PCA
Bridgette P. Heller	43	Johnson & Johnson
John F. Klein	42	Jupiter Partners
Fredric M. Roberts	62	F.M. Roberts & Company
Eric F. Scheuermann	39	Jupiter Partners
John A. Sprague	52	Jupiter Partners

          Terry J. Blumer has served as a director since August 1998. He co-founded the predecessor to Jupiter Partners in 1994. Prior to that, he was associated with Goldman, Sachs & Co. for over eight years, most recently as an Executive Director. Mr. Blumer currently serves as an Investment Manager for Jupiter Partners.

          Barry J. Feld has been Parent’s President and Chief Executive Officer and a director since August 1999. He was appointed Chairman of the Board of Parent in January 2000.

          Bridgette P. Heller has served as a director since March 1998. She spent seventeen years with Kraft Foods, from September 1985 to September 2002, most recently as the Executive Vice President and General Manager for the North American Coffee portfolio. Ms. Heller is currently Global President, Baby, Kids and Wound Care Franchise of Johnson & Johnson.

          John F. Klein has served as a director since August 1998. He is a partner of Jupiter Partners and has been associated with Jupiter Partners since 1995. Prior to that, he served for three years as a consultant with

Bain & Company, a management consulting firm. Mr. Klein currently serves as an Investment Manager for Jupiter Partners.

          Fredric M. Roberts has served as a director since June of 2003. He is President of F.M. Roberts & Company, Inc., an investment-banking firm he established in 1980. Mr. Roberts served as 1993 Chairman of the Board of Governors of the National Association of Securities Dealers. Mr. Roberts also serves as a director of Too, Inc., a specialty retailer of branded apparel and lifestyle products for girls and as a director of Cost Plus, Inc. a specialty retailer of casual and entertainment products.

          Eric F. Scheuermann has served as a director since August 1998. He is a partner of Jupiter Partners and has been associated with Jupiter Partners since 1998. Prior to that, he was a consultant for three years with McKinsey & Company, a management consulting firm, and was an attorney with Latham & Watkins, a law firm. Mr. Scheuermann currently serves as an Investment Manager for Jupiter Partners.

          John A. Sprague has served as a director since August 1998. He co-founded Jupiter Partners in 1994. Prior to that, he was associated with Forstmann Little & Co. for eleven years, most recently as a general partner. Mr. Sprague currently serves as an Investment Manager for Jupiter Partners.

          Each director serves for a term of one year. Directors hold office until the annual meeting of stockholders and until their successors have been duly elected and qualified.

Executive Compensation

          The following provides compensation information for Parent’s chief executive officer and each of Parent’s next four most highly compensated executive officers (which, together with the chief executive officer, we refer to as the “named executive officers”):

Summary Compensation Table

					Long-Term
					Compensation
					Awards
		Annual Compensation
					Securities
	Fiscal			Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Compensation($)	Options(#)	Compensation($)

Barry J. Feld	2004	400,000	–	(1)	–	5,090	(2)
President, Chief Executive	2003	400,000	145,000	(1)	–	1,658	(2)
Officer and Chairman	2002	330,000	165,000	(1)	–	1,395	(2)
James O. Mattox	2004	241,000	–	(1)	–	1,524	(2)
Executive Vice President,	2003	241,000	35,000	(1)	2,000	2,322	(2)
Operations	2002	230,750	40,000	(1)	–	3,096	(2)
Donald Norsworthy	2004	238,000	–	(1)	–	3,245	(2)
Executive Vice President,	2003	204,936	80,000	(1)	10,000	549	(2)
Chief Financial Officer	2002	195,000	92,500	(1)	–	518	(2)
and Treasurer
J. Robert Wren, Jr.	2004	260,000	–	(1)	–	3,096	(2)
Executive Vice President,	2003	260,000	7,500	(1)	–	3,096	(2)
General Counsel and Secretary	2002	260,000	10,000	(1)	–	2,616	(2)
Rick Gemereth(3)	2004	175,000	–	(1)	–	697	(2)
Senior Vice President,	2003	175,000	14,500	(1)	–	697	(2)
Chief Information Officer	2002	170,000	15,000	(1)	–	593	(2)

(1)	Perquisites and other personal benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported under the headings of “Salary” and “Bonus.”

(2)	Includes amounts received as group term life insurance and key person life insurance benefits.

(3)	Resigned from Parent effective April 29, 2005.

Option Grants in Last Fiscal Year

          No options were granted in fiscal 2004.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

          The following table sets forth certain information with respect to options held by the named executive officers at the end of fiscal 2004. Values of unexercised in-the-money options at the end of fiscal 2004 are not provided since the common stock of our company is not traded publicly and therefore a market value based on sales or bid and asked prices is not determinable. No options were exercised in fiscal 2004.

Number of Securities
Underlying Unexercised
Options Held at
Fiscal Year End
Name	Exercisable/Unexercisable (#)

Barry J. Feld	280,000/0
James O. Mattox	31,500/3,600
Donald Norsworthy	27,000/8,000
J. Robert Wren, Jr.	28,400/0
Rick Gemereth	31,100/0

Employment and Severance Arrangements

          Mr. Feld became Parent’s President and Chief Executive Officer in August 1999. He was appointed Chairman of the Board in January 2000. Mr. Feld’s employment agreement was effective as of August 16, 1999 and has no specified term. Initially, Mr. Feld’s employment agreement provides for a base salary of $300,000, subject to periodic reviews by, and adjustments at the discretion of, the Board of Directors, and an annual bonus of up to 60% of his base salary for each year, subject to achievement of performance goals set annually in advance by the Board of Directors. The agreement also provided for the grant to Mr. Feld of options to purchase the following numbers of shares of Parent’s common stock: (1) 85,000 shares at $8.00 per share, and (2) 170,000 shares at $26.50 per share, the options of each grant vesting in four equal annual installment dates beginning on the first anniversary of his commencement date as Chief Executive Officer. These options will expire seven years after the commencement date of Mr. Feld’s employment, and will vest fully and must be exercised prior to or simultaneously with a change in control, not including an initial public offering. The options are subject to certain tag-along and drag-along rights. Upon Mr. Feld’s death or disability or termination without cause, unvested options will be cancelable by Parent, and none of his options will be subject to acceleration. Upon Mr. Feld’s termination for cause, all of his options will be cancelable by Parent. Upon Mr. Feld’s resignation as Chief Executive Officer, only his unvested options will be cancelable, but all vested options may be exercised within sixty (60) days or become cancelable immediately thereafter.

          In the event that certain changes of control occur and Mr. Feld is offered comparable employment by Parent or our affiliate or successor after such change of control, he has agreed to accept such employment for at least twelve months following such change of control if requested, or else to forfeit 25% of the options he receives under the agreement. In the event that both (1) Jupiter Partners sells its interest in Parent for consideration in excess of its aggregate investment in Parent at the time of Mr. Feld’s employment agreement, and (2) the aggregate net spread value, which is the market price less exercise price of Mr. Feld’s options to purchase Parent’s shares at the time of such sale is less than $1 million, Parent will compensate Mr. Feld for the difference. Finally, Mr. Feld is entitled under the agreement to serve as Chairman of Parent’s Board of Directors.

          Mr. Mattox entered into an employment agreement with Parent effective as of January 28, 1997 for a term of one year, and providing for certain compensation and benefits beyond the term of the agreement. Certain portions of this agreement remain in effect. In the event Parent terminates Mr. Mattox’s employment other than for cause or Parent does not offer employment to Mr. Mattox at the end of the term or thereafter upon the same or better terms, or Mr. Mattox chooses to terminate his employment voluntarily, Mr. Mattox will be paid a lump-sum severance benefit equal to $70,000 paid within 15 days following such termination, plus an additional $125,000 paid in 12 equal monthly installments. In the event of a termination for cause, Mr. Mattox will receive a lump sum severance benefit of $70,000.

          Mr. Norsworthy entered into an employment agreement with Parent in October 1999. The employment agreement does not have a termination date, but is terminable with or without cause by either Mr. Norsworthy or Parent. Severance benefits payable to Mr. Norsworthy in the event Parent terminates his employment without cause consist of six additional months of his base salary, payable monthly.

          Mr. Wren entered into an employment agreement with Parent effective as of January 28, 1997 for a term of three years, and providing for certain compensation and benefits beyond the term of the agreement. Certain portions of this agreement remain in effect. In the event Parent does not offer employment to Mr. Wren at the end of the term or thereafter upon the same or better terms, Mr. Wren will be paid a lump-sum severance benefit equal to 100% of his base salary. In the event Mr. Wren chooses to terminate his employment voluntarily, he will be paid a severance benefit equal to 100% of his base salary in twelve monthly installments. In the event of a termination for cause, Mr. Wren will have no further rights to compensation.

          Mr. Gemereth resigned from Parent effective April 29, 2005.

Management Stock Option Plan

          Parent adopted the PCA International, Inc. Stock Option Plan, effective as of August 25, 1998. The purpose of the 1998 Option Plan is to provide for certain officers, directors and key personnel of Parent and certain of its affiliates an equity-based incentive to maintain and to enhance its performance and profitability. In addition, Parent maintains the 1996 Omnibus Long-Term Compensation Plan, under which options to purchase 107,100 shares of its common stock remain outstanding as of January 30, 2005. Options under this plan are exercisable at $8.00 per share, and as of February 2, 2003, all the outstanding options are 100% vested, but remain subject to the terms and conditions of the 1996 Omnibus Long-Term Compensation Plan.

          The 1998 Option Plan authorizes the grant to participants of options to purchase up to 555,000 shares of common stock, subject to adjustment to avoid dilution or enlargement of intended benefits in the event of changes in our capitalization. In addition, Parent’s Board of Directors authorized options to purchase up to an additional 100,000 shares of our common stock at an exercise price of $30.00 per share for newly hired employees, promoted employees and in recognition of outstanding employee performance. Of the 655,000 options available for award, 2,450 have been exercised and are no longer available for issuance or reissuance. Such options have been or will be granted under terms consistent with the 1998 Stock Option Plan. Option awards under the 1998 Option Plan may be either “qualified,” which include those options that satisfy the requirements of Section 422 of the Internal Revenue Code for incentive stock options, or “nonqualified,” which include those options that are not intended to satisfy the requirements of Section 422 of the Internal Revenue Code.

          Subject to the provisions of the 1998 Option Plan, the option committee appointed by Parent’s Board of Directors, or any person or persons designated by the committee, will have sole and complete authority to determine the participants to whom options will be granted, the number of shares to be covered by each option, the exercise price for options and the conditions and limitations applicable to their exercise. Except to the extent otherwise provided in the applicable stock option agreement, each option will become exercisable with respect to 20% of the shares of common stock subject thereto on each of the first, second, third, fourth and fifth anniversaries of the date of grant if the grantee is still employed by Parent on each relevant date, so that each option will be 100% exercisable on the fifth anniversary of the date of grant if the grantee is still employed by us at such date.

          Unless a particular stock option agreement or the option committee provides otherwise, (i) if a grantee’s employment is terminated for any reason other than for cause or if the grantee voluntarily resigns from employment, all vested options shall remain exercisable until the options would normally expire (eight years from the date of grant); (ii) if a grantee is terminated for cause, all options, whether or not exercisable, will expire on the date of such termination; and (iii) if a grantee voluntarily resigns from employment with us, vested options will remain exercisable for sixty (60) days following the date of termination.

          As of the date of a change of control as set forth in the 1998 Option Plan, any unexercisable portion of any option granted under the 1998 Option Plan will be deemed exercisable immediately prior to such change of control, and any previously unexercisable portion of any option not exercised prior to such change of control will be canceled.

          In addition, unless an individual stock option agreement provides otherwise, Parent’s 1998 Option Plan provides that if a grantee violates any noncompetition or confidentiality provision of Parent’s 1998 Option Plan or otherwise in effect between the grantee and Parent, all options, whether or not exercisable shall automatically terminate. Parent’s 1998 Option Plan contains specific non-compete and confidentiality provisions that prohibit grantees from participating in our line of business, interfering with our business relationships, disclosing our confidential information, until one year after termination of the grantee’s employment, soliciting Parent’s employees.

          The 1998 Option Plan has a term of eight years. Our board may at any time amend, suspend or discontinue our 1998 Option Plan. No amendment, suspension or discontinuation will impair the rights of any grantee of any award without the consent of the grantee.

Compensation of Directors

          Bridgette P. Heller and Fredric M. Roberts, Parent’s non-employee, non-Jupiter Partners directors, receive $5,000 for each meeting of Parent’s Board of Directors and lesser amounts for participating in any other matters upon request. Ms. Heller and Mr. Roberts do not receive compensation for committee participation. In addition, all reasonable expenses incurred by directors in connection with their service on Parent’s Board of Directors were reimbursed by Parent.

Compensation Committee Interlocks and Insider Participation

          Bridgette P. Heller and John F. Klein have been the members of the compensation committee of Parent’s Board of Directors since May 16, 2000. Any disagreement and subsequent tie vote is resolved by presenting the matter to the entire Board of Directors.

          Mr. Klein is a partner of Jupiter Partners, which entered into a stockholders agreement and a registration rights agreement with Parent pursuant to Parent’s recapitalization. The terms of the above-referenced agreements are more fully described under “Certain Relationships and Related Party Transactions.” Neither Ms. Heller nor Mr. Klein is a current or former officer of Parent or any of its subsidiaries or has any relationship with Parent or any of its subsidiaries other than as set forth in the previous sentence and those disclosed under “—Compensation of Directors.”

PRINCIPAL STOCKHOLDERS

          PCA LLC and PCA Finance Corp. are wholly owned by Parent. The following table sets forth, as of June 1, 2005, certain information regarding the beneficial ownership of Parent’s common stock by (1) each person who beneficially owns more than 5% of the outstanding shares of Parent’s common stock, (2) each named executive officer, (3) each director of Parent and (4) all directors and executive officers of Parent as a group:

	Amount and Nature
	of		Percent
Name and Address of Beneficial Owner(s)	Beneficial Ownership(1)		of Class

Jupiter Partners II L.P. Ganymede II LLC(2)	3,832,812	(3)	91.9%
Terry J. Blumer	3,832,812	(4)	91.9%
Barry J. Feld	281,334	(5)	10.9%
Bridgette P. Heller	10,000	(5)	*
John F. Klein	3,832,812	(4)	91.9%
Fredric M. Roberts	4,000	(5)	*
Eric F. Scheuermann	3,832,812	(4)	91.9%
John A. Sprague	3,832,812	(4)	91.9%
Bank of America Corporation	152,490	(6)	6.2%
Joseph H. Reich	115,405		5.0%
James O. Mattox	39,940	(5)(7)	1.7%
Donald Norsworthy	28,000	(5)	1.2%
J. Robert Wren, Jr.	46,066	(5)(8)	2.0%
Rick Gemereth	25,000	(5)	1.1%
All executive officers and directors as a group (14 persons)	4,272,152	(5)	93.2%

*	Less than 1% of the outstanding shares of Parent’s common stock.

(1)	Pursuant to Rule 13d-3 under the Exchange Act, beneficial ownership of a security consists of sole or shared voting power, including power to vote or direct the vote, and/or sole or shared investment power, including the power to dispose or direct the disposition, with respect to the security through any contract, arrangement, understanding, relationship or otherwise. Except as otherwise set forth below, each beneficial owner exercises sole voting and sole investment power over the shares indicated. All shares of common stock issuable upon conversion of currently convertible preferred stock or preferred stock convertible within 60 days after the date set forth above or subject to options that are currently exercisable or exercisable within 60 days after the date set forth above are deemed to be beneficially owned by the holders of such preferred stock or options. For the purpose of calculating each holder’s or the executive officers and directors as a group percentage of the class, no shares of common stock issuable upon conversion of such convertible preferred stock or subject to such options are deemed to be outstanding other than shares of common stock issuable upon conversion of such convertible preferred stock or subject to options held by such holder or members of such group.

(2)	Ganymede II LLC is the general partner of Jupiter Partners II L.P. The address for Jupiter Partners II L.P., Ganymede II LLC and Messrs. Blumer, Klein, Scheuermann and Sprague is 12 East 49th Street, 36th Floor, New York, New York 10017.

(3)	Includes 1,875,000 shares of common stock that are issuable upon conversion of shares of Series A preferred stock.

(4)	Represents shares of common stock beneficially owned by Jupiter Partners II L.P. Messrs. Blumer, Scheuermann, Sprague and Klein exercise investment and voting power over the shares beneficially owned by Jupiter Partners II L.P. Each of Messrs. Blumer, Sprague, Scheuermann and Klein disclaim beneficial ownership of all common stock owned by Jupiter Partners II L.P., except to the extent of their respective beneficial ownership interests in Jupiter Partners II L.P.

(5)	The numbers and percentages of shares shown in the table above include stock options covering common stock exercisable and preferred stock convertible into common stock within 60 days of the date set forth above as follows: Mr. Blumer—1,875,000; Mr. Feld—280,000; Ms. Heller—10,000; Mr. Klein—1,875,000; Mr. Roberts—4,000; Mr. Mattox—32,900; Mr. Norsworthy—28,000; Mr. Wren—28,400; and Mr. Gemereth—25,000; and all executive officers and directors as a group (including such individuals)—2,288,300. Such persons and members of such group disclaim any beneficial ownership of the shares subject to such options. Mr. Gemereth resigned from Parent effective April 29, 2005.

(6)	Represents shares of common stock that are issuable upon the exercise of outstanding warrants held by a subsidiary of Bank of America Corporation. The address for Bank of America Corporation is 100 North Tryon Street, Charlotte, North Carolina 28255.

(7)	Includes 300 shares owned by Mr. Mattox’s children.

(8)	Includes 15,000 shares of common stock owned by a partnership of which Mr. Wren is a general partner.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

          During fiscal 2004, 2003 and 2002, PCA LLC reimbursed Jupiter Partners for certain expenses incurred by Jupiter Partners on behalf of PCA LLC in the amounts of approximately $31,000, $6,000 and $52,000, respectively.

          In 1999, Parent issued to Jupiter Partners 15,000 shares of its Series A redeemable convertible preferred stock for net cash proceeds of $14.9 million. The preferred stock is convertible into Parent’s common stock at any time at the option of the holder until April 30, 2011. Holders of Parent’s Series A redeemable convertible preferred stock have the right to elect one director to Parent’s Board of Directors.

          At the time of Parent’s recapitalization, Parent entered into a registration rights agreement and a stockholders agreement with Jupiter Partners and certain management stockholders, including Mr. Wren, and Mr. Mattox. The registration rights agreement provides Jupiter Partners with six demand registration rights and provides Jupiter Partners and the management stockholders with standard incidental registration rights. The stockholders agreement provides the parties thereto with certain “tag-along” rights and provides Jupiter Partners with certain “drag-along” rights. The “tag-along” rights provide certain of Parent’s stockholders the right to sell their shares of common stock in the event of a sale of common stock by certain of Parent’s stockholders. The “drag-along” rights give Jupiter Partners the right to require certain of Parent’s stockholders to sell a portion of their respective shares of common stock in the event of a sale by Jupiter Partners of its shares of common stock. The stockholders agreement also provides Parent and Jupiter Partners with the right to purchase common stock from the management stockholders in certain circumstances if the management stockholders resign or are terminated from their employment.

DESCRIPTION OF CERTAIN INDEBTEDNESS

New Senior Secured Revolving Credit Facility

          PCA LLC is currently negotiating the terms and conditions of a new senior secured revolving credit facility with a syndicate of lenders arranged by Wells Fargo Foothill, Inc. for which Wells Fargo Foothill, Inc. will act as agent and PCA LLC and/or certain subsidiaries of PCA LLC will be the borrowers. We expect that the new senior secured revolving credit facility will be guaranteed by Parent and each of the existing and future domestic subsidiaries of PCA LLC. The new senior secured revolving credit facility is expected to be up to an aggregate principal amount of $10.0 million. We expect that the new senior secured revolving credit facility will provide for limitations on borrowings based on a percentage of PCA LLC’s consolidated trailing twelve months EBITDA, less any letters of credit outstanding under the new letters of credit facility. We expect that our obligations under the new senior secured revolving credit facility will be collateralized by a first-priority security interest in all of our now owned or hereafter acquired property and assets, subject to certain exceptions, on a ratable basis with our new letters of credit facility. We anticipate that the lenders under the new senior secured revolving credit facility will have full cash dominion over our deposit accounts to which our customers remit payment.

          We expect that revolving loans under the new senior secured revolving credit facility, at our option, will bear interest payable on a monthly basis at either:

•	a rate equal to the prime rate announced by Wells Fargo Foothill, Inc. from time to time plus a margin of approximately 1.75%; or

•	a rate equal to LIBOR (the London Interbank Offered Rate) plus a margin of approximately 3.75%;

          provided that at no time will any portion of indebtedness owing under the new senior secured revolving credit facility bear interest at a per annum rate of less than 6.00%.

          We expect that the new senior secured revolving credit facility will contain customary negative covenants that limit or restrict, among other things, subject to certain exceptions, the incurrence of indebtedness, the creation of liens, mergers, consolidations, transactions with affiliates, amendments to material agreements, investments, dividends and asset sales by PCA LLC and its subsidiaries. We also expect that PCA LLC will be subject to customary financial covenants under the terms of the new senior secured revolving credit facility, including a fixed charge coverage ratio requirement. The new senior secured revolving credit facility will likely include customary affirmative covenants, reporting requirements and events of default.

          We will be required to pay customary fees and expenses of the lenders, including a closing fee, unused revolver fee and servicing fee, under the terms of the new senior secured revolving credit facility. The effectiveness of the new senior secured revolving credit facility will be subject to the satisfaction of customary conditions precedent, which may include a specified minimum availability requirement at the closing of the transactions contemplated thereby and the issuance of the Notes.

          The term of the new senior secured revolving credit facility is expected to be four years. We expect that we will be able to prepay and terminate the new senior secured revolving credit facility by paying a termination premium equal to a percentage of the maximum credit line for each full or partial year remaining until maturity (which such percentage will likely be subject to a reduction if PCA LLC prepays or terminates the new senior secured revolving credit facility with proceeds of a private or public placement of subordinated debt or equity or a sale of substantially all of the assets or stock of PCA LLC or its subsidiaries).

New Letters of Credit Facility

          PCA LLC is currently negotiating the terms and conditions of a new letters of credit facility with a syndicate of lenders led by Wells Fargo Foothill, Inc. and for which Wells Fargo Foothill, Inc. will act as agent and PCA LLC and/or certain subsidiaries of PCA LLC will be the account parties. We expect that the new letters of credit facility will be guaranteed by Parent and each of the existing and future domestic subsidiaries of PCA LLC. The new letters of credit facility is expected to be up to an aggregate principal amount of $20.0 million. We expect that our obligations under the new letters of credit facility will be collateralized by a first-priority security interest in all of our now owned or hereafter acquired property and assets, subject to certain exceptions, on a ratable basis with our new senior secured revolving credit agreement. We anticipate that the lenders under the new letters of credit facility will have full cash dominion over our deposit accounts to which our customers remit payment.

          We expect that in connection with issuances of letters of credit under the new letters of credit facility PCA LLC will be required to pay a letter of credit fee equal to approximately 3.75% per annum times the undrawn amount of all outstanding letters of credit.

          We expect that the new letters of credit facility will contain customary negative covenants that limit or restrict, among other things, subject to certain exceptions, the incurrence of indebtedness, the creation of liens, mergers, consolidations, transactions with affiliates, amendments to material agreements, investments, dividends and asset sales by PCA LLC and its subsidiaries. We also expect that PCA LLC will be subject to customary financial covenants under the terms of the new letters of credit facility, including a fixed charge coverage ratio requirement. The new letters of credit facility will likely include customary affirmative covenants, reporting requirements and events of default.

          We will be required to pay customary fees and expenses of the lenders, including a closing fee, letter of credit issuance fees and servicing fee, under the terms of the new letters of credit facility. The effectiveness of the new letters of credit facility will be subject to the satisfaction of customary conditions precedent, which may include a specified minimum availability requirement at the closing of the transactions contemplated thereby and the issuance of the Notes.

          The term of the new letters of credit facility is expected to be four years. We expect that we will be able to terminate the new letters of credit facility by paying a termination premium equal to a percentage of the maximum credit line for each full or partial year remaining until maturity (which such percentage will likely be subject to a reduction if PCA LLC cash collateralizes or terminates the new letters of credit facility with proceeds of a private or public placement of subordinated debt or equity or a sale of substantially all of the assets or stock of PCA LLC or its subsidiaries).

Waivers of Defaults under and Amendments to the Existing Senior Subordinated Notes and the Existing Parent Senior Subordinated Discount Notes

      Parent’s failure to file its annual report on Form 10-K resulted in a default under the terms of the existing senior subordinated notes and the existing Parent senior subordinated discount notes. The report issued by our independent registered public accounting firm, which expressed an unqualified opinion and included an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern, relating to PCA LLC’s consolidated financial statements as of January 30, 2005 and February 1, 2004 and for each of the years in the three year period ended January 30, 2005 that is included in the current report in this press release also constitutes a default under the terms of the existing senior subordinated notes. We expect to receive waivers of these defaults from the holders of the existing senior subordinated notes and the existing Parent senior subordinated discount notes upon the consummation of the debt financing.

      In connection with the aforementioned waiver, we are currently negotiating amendments to our existing senior subordinated notes and existing Parent senior subordinated discount notes with the holders thereof which we expect to execute on or prior to the closing of the debt financing. We expect the amendments will provide for the following:

(i) an extension of the date by which Parent must deliver its consolidated financial statements for the fiscal year ended January 30, 2005, without a report which expresses an unqualified opinion and includes an explanatory paragraph expressing substantial doubt about the Parent’s ability to continue as a going concern, to the holders of the existing Parent senior subordinated discount notes (of which the failure to deliver would also result in an event of default under the existing senior subordinated notes);

(ii) additional limitations on the amount of senior indebtedness PCA LLC and its subsidiaries may incur under the existing senior subordinated notes and the existing Parent senior subordinated discount notes; and

(iii) a prohibition on our ability to incur indebtedness or provide guarantees that (a) are not subordinated in right of payment to the existing senior subordinated notes or the guarantees provided by the guarantors under the existing senior subordinated notes, other than indebtedness incurred pursuant to the Notes and the new senior secured revolving credit facility, or any refinancing thereof or (b) rank pari passu with the existing senior subordinated notes, other than indebtedness incurred pursuant to the new letters of credit facility or any refinancing thereof.

PCA LLC AND SUBSIDIARIES

(A wholly-owned subsidiary of Portrait Corporation of America, Inc.)

Index to Consolidated Financial Statements

Page

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of January 30, 2005 and February 1, 2004 and as of May 1, 2005 (unaudited)	F-3
Consolidated Statements of Operations for the fiscal year ended January 30, 2005, February 1, 2004 and February 2, 2003 and for the thirteen weeks ended May 1, 2005 (unaudited) and May 2, 2004 (unaudited)
F-5
Consolidated Statements of Member’s Deficiency and Comprehensive Income (Loss) for the fiscal year ended January 30, 2005, February 1, 2004 and February 2, 2003 and for the thirteen weeks ended May 1, 2005 (unaudited)
F-6
Consolidated Statements of Cash Flows for the fiscal year ended January 30, 2005, February 1, 2004 and February 2, 2003 and for the thirteen weeks ended May 1, 2005 (unaudited) and May 2, 2004 (unaudited)
F-7
Notes to Consolidated Financial Statements	F-9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheets of PCA LLC and subsidiaries (the “Company”) as of January 30, 2005 and February 1, 2004, and the related consolidated statements of operations, member’s deficiency and comprehensive income (loss) and cash flows for each of the three years in the period ended January 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of PCA LLC and subsidiaries at January 30, 2005 and February 1, 2004, and the results of their operations and their cash flows for each of the three years in the period ended January 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company is not in compliance with the covenants of its long-term debt and supplier agreements, and is seeking additional sources of long-term financing to meet its obligations. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

June 24, 2005

PCA LLC AND SUBSIDIARIES

(A wholly-owned subsidiary of Portrait Corporation of America, Inc.)

CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands)

	January 30,	February 1,	May 1,
	2005	2004	2005

			(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15,178	$4,820	$3,799
Accounts receivable	2,781	2,578	2,915
Inventories	11,439	12,236	12,096
Deferred income taxes	1,090	3,388	1,090
Prepaid expenses and other assets	3,303	3,750	4,670

Total current assets	33,791	26,772	24,570
PROPERTY AND EQUIPMENT:
Land and improvements	2,306	2,306	2,306
Buildings and improvements	13,684	13,117	13,892
Photographic, sales and finishing equipment	152,315	138,679	154,891
Studio improvements	26,530	23,566	26,778
Construction in progress	3,048	1,085	2,556

Total	197,883	178,753	200,423
Less accumulated depreciation and amortization	123,974	111,931	127,166

Property and equipment, net	73,909	66,822	73,257
GOODWILL	52,989	51,643	52,977
OTHER INTANGIBLE ASSETS	135	–	135
DEFERRED FINANCING COSTS, NET	5,419	6,885	5,080
OTHER ASSETS	127	19	124

TOTAL ASSETS	$166,370	$152,141	$156,143

See notes to consolidated financial statements.

PCA LLC AND SUBSIDIARIES

(A wholly-owned subsidiary of Portrait Corporation of America, Inc.)

CONSOLIDATED BALANCE SHEETS (continued)

(dollar amounts in thousands)

	January 30,	February 1,	May 1,
	2005	2004	2005

			(unaudited)
LIABILITIES AND MEMBER’S DEFICIENCY
CURRENT LIABILITIES:
Short-term borrowings	$29,000	$10,000	$27,700
Current portion of long-term debt	173,052	279	173,006
Accounts payable — trade	36,179	23,667	31,847
Accrued insurance	4,141	4,043	4,849
Accrued income taxes	1,956	855	1,888
Accrued compensation	4,834	5,309	5,258
Accrued interest	10,377	10,197	5,827
Other accrued liabilities	14,767	10,401	18,015
Payable to Parent	1,756	1,316	1,756

Total current liabilities	276,062	66,067	270,146
LONG-TERM DEBT	34	182,570	28
DEFERRED INCOME TAXES	1,724	1,837	1,724
OTHER LIABILITIES	4,148	5,051	4,153

TOTAL LIABILITIES	281,968	255,525	276,051
COMMITMENTS AND CONTINGENCIES MEMBER’S DEFICIENCY:
Accumulated deficit	(115,330)	(103,351)	(119,444)
Accumulated other comprehensive loss	(268)	(33)	(464)

Total member’s deficiency	(115,598)	(103,384)	(119,908)

TOTAL LIABILITIES AND MEMBER’S DEFICIENCY	$166,370	$152,141	$156,143

See notes to consolidated financial statements.

PCA LLC AND SUBSIDIARIES

(A wholly-owned subsidiary of Portrait Corporation of America, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollar amounts in thousands)

				For the Thirteen
	For the Fiscal Year Ended			Weeks Ended

	January 30,	February 1,	February 2,	May 1,	May 2,
	2005	2004	2003	2005	2004

				(unaudited)
SALES	$323,553	$324,814	$296,616	$78,168	$79,896
COST OF SALES	258,396	244,375	219,551	62,962	62,790

GROSS PROFIT	65,157	80,439	77,065	15,206	17,106
GENERAL AND ADMINISTRATIVE	47,669	46,263	41,300	12,724	11,744
AMORTIZATION OF INTANGIBLES	—	—	192	—	—

INCOME FROM OPERATIONS	17,488	34,176	35,573	2,482	5,362
INTEREST INCOME	8	10	14	4	2
INTEREST EXPENSE	(25,535)	(24,768)	(25,424)	(6,619)	(6,272)
OTHER EXPENSE	—	—	(2,061)	—	—
EARLY EXTINGUISHMENT OF DEBT	—	—	(4,569)	—	—

INCOME (LOSS) BEFORE INCOME TAXES	(8,039)	9,418	3,533	(4,133)	(908)
INCOME TAX BENEFIT (PROVISION)	(4,017)	(3,690)	3,131	—	474

NET INCOME (LOSS)	$(12,056)	$5,728	$6,664	$(4,133)	$(434)

See notes to consolidated financial statements.

PCA LLC AND SUBSIDIARIES

(A wholly-owned subsidiary of Portrait Corporation of America, Inc.)

CONSOLIDATED STATEMENTS OF MEMBER’S DEFICIENCY

AND COMPREHENSIVE INCOME (LOSS)
(dollar amounts in thousands)

			Accumulated
			Other	Total
	Accumulated	Comprehensive	Comprehensive	Member’s
	Deficit	Income (Loss)	Income (Loss)	Deficiency

BALANCE, FEBRUARY 3, 2002	$(178,517)		$(660)	$(179,177)
Contribution by member, net	62,711			62,711
Comprehensive income:
Net income	6,664	$6,664		6,664
Foreign currency translation adjustment		362	362	362

Total comprehensive income		$7,026

BALANCE FEBRUARY 2, 2003	(109,142)		(298)	(109,440)
Comprehensive income:
Net income	5,728	$5,728		5,728
Foreign currency translation adjustment		265	265	265

Total comprehensive income		$5,993

Stock option compensation	53			53
Contribution by member	10			10

BALANCE FEBRUARY 1, 2004	(103,351)		(33)	(103,384)
Comprehensive loss:
Net loss	(12,056)	$(12,056)		(12,056)
Foreign currency translation adjustment		(235)	(235)	(235)

Total comprehensive loss		$(12,291)

Stock option compensation	77			77

BALANCE JANUARY 30, 2005	(115,330)		(268)	(115,598)
Comprehensive loss:
Net loss (unaudited)	(4,133)	$(4,133)		(4,133)
Foreign currency translation adjustment (unaudited)		(196)	(196)	(196)

Total comprehensive loss (unaudited)		$(4,329)

Stock option compensation (unaudited)	19			19

BALANCE MAY 1, 2005 (UNAUDITED)	$(119,444)		$(464)	$(119,908)

See notes to consolidated financial statements.

PCA LLC AND SUBSIDIARIES

(A wholly-owned subsidiary of Portrait Corporation of America, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollar amounts in thousands)

				For the Thirteen
	For the Fiscal Year Ended			Weeks Ended

	January 30,	February 1,	February 2,	May 1,	May 2,
	2005	2004	2003	2005	2004

				(unaudited)
OPERATING ACTIVITIES:
Net income (loss)	$(12,056)	$5,728	$6,664	$(4,133)	$(434)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	12,818	11,408	10,168	3,484	3,057
Amortization of deferred financing costs	1,466	1,501	2,037	339	383
Interest expense—effective interest method	–	–	(509)	–	–
Paid-in-kind interest	–	–	1,660	–	–
Change in fair value of derivative instruments	–	–	2,061	–	–
Early extinguishment of debt	–	–	4,569	–	–
Amortization of debt discounts	464	463	286	116	115
Stock compensation expense	77	53	–	19	19
Provision for deferred income taxes	2,185	1,858	(3,409)	–	(474)
Loss on disposal of property and equipment	1,356	781	46	157	89
Changes in assets and liabilities which provided (used) cash:
Accounts receivable	(178)	(718)	(560)	(134)	(317)
Inventories	797	(1,694)	(2,225)	(657)	784
Prepaid expenses and other assets	447	(1,275)	239	(1,367)	(524)
Other noncurrent assets	7	(3)	(6)	2	(1)
Accounts payable—trade	12,512	(2,901)	2,416	(4,332)	2,315
Accrued expenses	724	956	956	1,064	12
Accrued interest	180	(1,887)	7,848	(4,550)	(4,521)
Other current accrued liabilities	3,912	568	92	3,248	2,454
Other liabilities	(903)	1,811	(1,432)	5	362
Payable to Parent	440	1,316	–	–	–

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	24,248	17,965	30,901	(6,739)	3,319

INVESTING ACTIVITIES:
Purchases of property and equipment	(21,382)	(21,080)	(17,046)	(3,073)	(5,422)
Purchase of business	(1,140)	–	–	–	–
Proceeds from sales of property and equipment	–	14	–	–	–

NET CASH USED IN INVESTING ACTIVITIES	(22,522)	(21,066)	(17,046)	(3,073)	(5,422)

See notes to consolidated financial statements.

PCA LLC AND SUBSIDIARIES

(A wholly-owned subsidiary of Portrait Corporation of America, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(dollar amounts in thousands)

				For the Thirteen
	For the Fiscal Year Ended			Weeks Ended

	January 30,	February 1,	February 2,	May 1,	May 2,
	2005	2004	2003	2005	2004

				(unaudited)
FINANCING ACTIVITIES:
Proceeds from issuance of senior notes	–	–	162,060	–	–
Proceeds from issuance of senior subordinated notes	–	–	10,000	–	–
Dividend to Parent	–	–	(191,690)	–	–
Increase in borrowings under senior secured credit facility	78,800	93,000	79,700	27,100	24,400
Repayment of senior secured credit facility and capital lease obligations	(69,859)	(86,894)	(65,456)	(28,404)	(22,225)
Repayment of installment purchase agreement	(228)	–	–	(163)	(73)
Deferred financing costs	–	(56)	(9,212)	–	–
Proceeds from issuance of Parent’s common stock	–	10	-	–	–

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	8,713	6,060	(14,598)	(1,467)	2,102

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(81)	(654)	388	(100)	195

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	10,358	2,305	(355)	(11,379)	194
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	4,820	2,515	2,870	15,178	4,820

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$15,178	$4,820	$2,515	$3,799	$5,014

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$23,435	$24,658	$14,106	$10,482	$10,289

Income taxes paid	$293	$116	$23	$–	$166

NONCASH OPERATING, INVESTING AND FINANCING ACTIVITIES:
Service contract acquired under installment purchase agreement	$–	$60	$–	$–	$–

Property and equipment acquired under installment purchase agreement	$–	$331	$–	$–	$–

Property and equipment acquired under capital lease	$60	$–	$–	$–	$–

Paid-in-kind interest capitalized	$–	$–	$1,660	$–	$–

See notes to consolidated financial statements.

PCA LLC AND SUBSIDIARIES

(A wholly-owned subsidiary of Portrait Corporation of America, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands except where noted)

1.     Description of Business and Summary of Significant Accounting Policies

          Description of Business— PCA LLC and its subsidiaries (the “Company”) are engaged in the sale and processing of professional color portraits of children, adults and families. The Company is a wholly-owned subsidiary of Portrait Corporation of America, Inc. (“Parent”), a voluntary registrant with the U.S. Securities and Exchange Commission. Parent is the sole member of the Company and is the predecessor entity to the Company prior to June 27, 2002, when the Company was established as a wholly-owned subsidiary of Parent. Parent’s results of operations through June 27, 2002 have been included in the consolidated statement of operations for the Company for the fiscal year ended February 2, 2003. The Company operates portrait studios within Wal-Mart stores and supercenters in the United States (“U.S.”), Canada, Mexico, Germany and the United Kingdom (“U.K.”). The Company also operates a modular traveling business providing portrait photography services in additional retail locations and to church congregations and other institutions.

          Principles of Consolidation— The consolidated financial statements include the accounts of PCA LLC and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. In addition, the Company has a payable due to Parent for which there are no explicit repayment terms and for which the Company is not required to pay interest.

          Fiscal Year— The Company’s fiscal year ends on the Sunday nearest the end of January. The fiscal years 2004, 2003 and 2002 ended January 30, 2005, February 1, 2004 and February 2, 2003, respectively and contained 52 weeks. The Company’s fiscal quarters are generally thirteen-week periods. In 53-week years, the fourth quarter has fourteen weeks.

          Concentrations:

          Source of Revenue— Approximately 96%, 95%, and 94% of sales for the fiscal years ended January 30, 2005, February 1, 2004 and February 2, 2003, respectively, were derived from sales at permanent and traveling portrait studios located in Wal-Mart stores. These studios are operated under agreements with Wal-Mart in the U.S., Canada, Mexico, Germany, and the U.K. that commit the Company to a percentage-of-sales commission payable to Wal-Mart. The agreements can be terminated or suspended by Wal-Mart for material breaches, some of which may be beyond the Company’s control.

          Source of Supply— The Company purchases substantially all of its photographic film, paper, and processing chemistry from one supplier. Although there are a limited number of manufacturers of these products, management believes other suppliers could provide similar products. During fiscal 2004, the Company was not in compliance with its contractual agreement with the supplier. The Company agreed to pay the supplier interest at an annual rate of 6% on past due payables. As of January 30, 2005, the amount of past due payables to the supplier was approximately $15 million. As discussed in Note 2, the Company entered into an agreement with the supplier on June 15, 2005 to defer payment of all amounts outstanding as of that date, $20.7 million, for a period of 12 months, provided the Company does not breach its agreement with the supplier in any other way, and pay for its paper, film and chemistry needs on a cash-on-delivery basis.

          On May 27, 2005, the supplier’s German parent company declared it was insolvent. In the event this insolvency affects the supplier’s ability to provide photographic paper, film and processing chemistry, management believes the Company can obtain necessary resources from alternate suppliers. Nevertheless, there is no assurance the Company can obtain these resources on the same or similar terms, which could have a material adverse effect on the Company’s liquidity, financial condition and results of operations.

          Use of Estimates— The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting period. Significant estimates include, but are not limited to, deferral of costs related to undelivered portraits, worker’s compensation and general property and casualty liability insurance reserves, useful lives of property and equipment, potential and asserted tax claims and the valuation allowance for deferred tax assets, if necessary. Actual results could differ from those estimates.

          Foreign Currency Transactions— Assets and liabilities of foreign operations are translated into U.S. dollars at the exchange rate in effect on the balance sheet date, while income and expense accounts are translated at the average rates in effect during each fiscal period. Gains and losses on foreign currency transactions are included in the determination of net income (loss) for the period and are included in general and administrative expenses. The Company recognized foreign currency transaction gains of $0.7 million and $0.5 million in fiscal 2004 and 2003, respectively, and recognized a foreign currency transaction loss of $0.4 million in fiscal 2002.

          Cash and Cash Equivalents— The Company considers all highly liquid investments with an original maturity of three months or less at date of purchase to be cash equivalents.

          Accounts Receivable— There was no allowance for doubtful accounts at January 30, 2005 and February 1, 2004 as substantially all accounts receivable relate to amounts to be remitted by credit card processing companies and management has a high level of assurance of the collectibility of these amounts.

          Inventories— Inventories include photographic film, paper, processing chemistry, photographic and sales supplies, add-on merchandise, and work-in-progress on undelivered portraits which are valued at the lower of cost or market, cost being determined on the first-in, first-out basis.

          Property and Equipment— Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. A summary of estimated useful lives is as follows:

Land improvements	10 to 30 years
Buildings and improvements	10 to 55 years
Photographic, sales and finishing equipment	3 to 15 years
Studio improvements	3 to 10 years

          Construction-in-progress represents short-term capital projects such as camera, background, and lighting system construction. Depreciation of these assets begins at the time the projects are completed and placed into service.

          Maintenance and repairs are charged to expense as incurred. When items are disposed, the related costs and accumulated depreciation are removed from the respective accounts and any gain or loss is credited or charged to income.

          Amounts included in Property and Equipment representing assets under capital leases and an installment purchase agreement are $0.4 million and $0.6 million as of January 30, 2005 and February 1, 2004, respectively.

          Depreciation and amortization expense for all property and equipment for fiscal years ended January 30, 2005, February 1, 2004, and February 2, 2003 was $12.8 million, $11.4 million, and $10.2 million, respectively.

          Impairment of Long-Lived Assets— The Company evaluates the carrying value of long-lived assets, excluding goodwill, when circumstances indicate the carrying value of those assets may not be fully recoverable in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which the Company adopted February 4, 2002. The Company evaluates the recoverability of long-lived assets held for use by comparing the net carrying value of an asset group to the estimated undiscounted future cash flows (excluding interest) during the remaining life of the asset group. If such an evaluation indicates that the future undiscounted cash flows of certain long-lived asset groups are not sufficient to recover the carrying value of such asset groups, the assets are then adjusted to their fair values. There was no impairment in fiscal 2004, 2003 and 2002.

          Goodwill— Prior to February 4, 2002, goodwill was amortized on a straight-line basis over 35 years. Other acquired intangibles are amortized on a straight-line basis over their estimated useful lives. On February 4, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangible assets with indefinite useful lives. Goodwill is assessed at least annually, or more frequently when events or circumstances indicate that impairment might have occurred.

          In evaluating goodwill for impairment, the Company compares the fair value of its retail reporting unit, where all of the goodwill is recorded, to the carrying value of this reporting unit. If the fair value of the reporting unit is less than the carrying value of the reporting unit, the Company compares the implied fair value of reporting unit goodwill with the carrying value of the goodwill. If the carrying value of the reporting unit goodwill exceeds the implied fair value of that goodwill, the Company would recognize an impairment in an amount equal to that excess.

          Deferred Financing Costs— Deferred financing costs primarily consist of fees and expenses incurred in obtaining long-term financing. The deferred costs are amortized over the life of the associated debt, ranging from 5 to 8 years. Accumulated amortization as of January 30, 2005 and February 1, 2004 totaled $3.9 million and $2.4 million, respectively.

          Insurance— The Company is self insured for employee health benefits and participates in large deductible insurance plans relating to workers’ compensation and general property and casualty liabilities. The Company has stop-loss coverage to limit the exposure arising from these claims. Losses for claims filed and claims incurred but not reported are accrued based upon the Company’s estimates of the aggregate liability for uninsured claims incurred using actuarial assumptions followed in the insurance industry and the Company’s historical experience.

          Postretirement Benefits— The Company sponsored a postretirement health care plan for certain retirees and employees. During fiscal 2004, the Board of Directors of the Company passed a resolution to terminate this plan. Prior to the termination, the Company measured the cost of its obligations based on actuarial assumptions. This benefit was accrued and covered a very small portion of the Company’s base of employees and retirees. The accrual of $1.1 million was released to income during fiscal 2004 as a result of the termination and is recorded in general and administrative expenses in the statement of operations.

          Revenue Recognition and Deferred Costs— Sales are recorded when portraits and/or other merchandise are delivered to customers. Costs incurred relating to portraits processed, or in process, are deferred and included in inventory as incurred and expensed when the related photographic sales are recognized. Deposits made by customers on portraits not yet delivered are recorded in other current accrued liabilities on the consolidated balance sheets and were $5.4 million and $4.3 million as of January 30, 2005 and February 1, 2004, respectively.

          Cost of Sales— Cost of sales consists of the following components: (1) materials and supplies needed for photography and sales, including film and equipment depreciation; (2) the cost to produce portraits, including freight, direct labor, depreciation and management of photography and production facilities; (3) the production of directories for churches and other institutions and commissions paid to the host store; and (4) the labor and commissions paid to employees for all phases of customer acquisition, photography and sales processes, associated payroll taxes, related benefits and travel.

          Advertising— Costs associated with advertising are charged to operations at the time the advertisement is first distributed. Advertising expenses were $16.3 million, $14.9 million, and $14.5 million for the fiscal years ended January 30, 2005, February 1, 2004, and February 2, 2003, respectively.

          Studio Pre-opening Costs— Costs of opening new retail studios are charged to operations as incurred.

          Income Taxes— The Company files a consolidated tax return with Parent. Although the Company is a pass-through entity for U.S. federal tax purposes, the effect of income taxes as determined under the Company’s tax sharing agreement with Parent has been reflected in these financial statements. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to operating loss and tax credit carryforwards as well as differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided against deferred tax assets if, based on the weight of available evidence, the Company determines that it is more likely than not those assets will not ultimately be realized.

          Stock-Based Compensation— Prior to fiscal 2003, the Company accounted for Parent’s stock option plan in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. As such, compensation expense relating to stock options granted to employees was recorded only if the current market price of the underlying stock exceeded the exercise price on the date of grant. As such, no compensation expense related to stock options was recognized in the consolidated financial statements in fiscal 2002.

          During the fourth quarter of fiscal 2003, the Company elected to adopt the fair value based employee stock-based compensation expense recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 123 states the adoption of the fair value based method is a change to a preferable method of accounting. Management believes use of the fair value based method to record employee stock-based compensation expense is consistent with the accounting for all other forms of compensation.

          Under the prospective transition provisions of SFAS No. 123, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation— Transition and Disclosure,” the Company adopted the fair value method effective as of the beginning of the year in which the decision was made, or February 3, 2003. Prior awards will continue to be accounted for under the intrinsic value method.

          The adoption of the fair value based method decreased income from operations by $77 and $53 in fiscal 2004 and 2003, respectively. The pro forma results disclosed for the current year differ from the actual results, because under APB Opinion No. 20, “Accounting Changes,” the pro forma results are computed as if SFAS No. 123 had been applied for all periods, whereas, the accounting under the provisions of SFAS No. 123 is applied only to awards granted on or subsequent to February 3, 2003.

          Employee stock-based compensation expense determined using the fair value based method applied prospectively is not necessarily indicative of future amounts when the fair value based method will apply to all outstanding, non-vested awards, as non-vested awards issued to employees prior to February 3, 2003, were, and continue to be, accounted for using the intrinsic value based provisions of APB Opinion No. 25.

          As required by SFAS No. 123, the Company provides pro forma net income disclosures for employee stock option grants as if the fair-value-based method as defined in SFAS No. 123 had been applied for all stock-based awards. The Company’s net income as reported and the pro forma amounts are indicated below:

	For the Fiscal Year Ended

	January 30,	February 1,	February 2,
	2005	2004	2003

Net income (loss):
As reported	$(12,056)	$5,728	$6,664
Recorded stock compensation expense	77	53	–
Pro forma stock compensation expense	(108)	(84)	(31)

Pro forma net income (loss)	$(12,087)	$5,697	$6,633

          Fair Value of Financial Instruments— The Company is required to disclose in its consolidated financial statements the fair value of all financial instruments, including assets and liabilities both on and off the balance sheet, for which it is practicable to estimate such fair value. Fair value methods, assumptions and estimates for the Company are as follows:

•	Cash and cash equivalents, accounts receivable, prepaid expenses, short-term borrowings, accounts payable— trade and accrued expenses— the carrying amount approximates fair value because of the short maturity of these instruments.

•	Noncurrent liabilities— the carrying amount approximates fair value as such amounts represent long-term workers’ compensation obligations and long-term occupancy obligations.

          The Company’s long-term debt has fair values as of January 30, 2005 and February 1, 2004 of approximately $179.5 million and $215.2 million, respectively, and carrying values of $202.1 million and $192.8 million, respectively (see Note 3). The fair value of the publicly held bonds is based on quoted market prices as of January 30, 2005 and February 1, 2004.

          Related Party— The Company reimbursed a shareholder of the Parent for certain expenses incurred by the shareholder on behalf of the Company for the years ended January 30, 2005, February 1, 2004 and February 2, 2003 in the amounts of $31, $6, and $52, respectively.

          Impact of Newly Issued Accounting Standards— In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (Revised 2004), “Share-Based Payment.” SFAS No. 123 (Revised 2004) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS No. 123 (Revised 2004) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123 (Revised 2004) is effective for nonpublic entities as of the beginning of the first annual reporting period that begins after December 15, 2005. During the fourth quarter of fiscal 2003, the Company elected to adopt the fair value based employee stock-based compensation expense recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” The Company is currently evaluating the impact SFAS No. 123 (Revised 2004) will have on the Company’s consolidated financial statements.

          In March 2005, FASB issued FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations.” FIN No. 47 clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN No. 47 is effective no later than the end of fiscal years ending after December 15, 2005. The Company is currently evaluating the impact FIN No. 47 will have on its consolidated financial statements.

2. Operations, Liquidity and Other Matters

          The Company experienced a significant downturn in operations in fiscal 2004 which resulted in a net loss in fiscal 2004 and lower gross profit as compared to fiscal 2003. This resulted in the Company’s non-compliance with certain financial covenants governing its debt and its inability to meet current commitments at existing levels of cash flow from operations. The Company is seeking sufficient financing to fund operations through fiscal 2005.

Going Concern

          The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during fiscal 2004, the Company incurred a net loss of $12.1 million and as of the end of fiscal 2004 and 2003, the Company’s current liabilities exceeded its current assets by $242.3 million and $39.3 million, respectively, and its total liabilities exceeded its total assets by

$115.6 million and $103.4 million, respectively. These factors among others raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

          The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. As described below, the Company is not in compliance with its debt agreements and, because the Company is in default of these agreements, as described below, its debt outstanding under its various agreements has been classified as current. The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to comply with the terms and covenants of its financing agreements, to obtain additional financing or refinancing as may be required, and ultimately to attain successful operations. Management is continuing its efforts to obtain additional funds so that the Company can meet its obligations and sustain operations.

Foreign Tax Claim and Forensic Investigation

          During fiscal 2004, the Company became aware of a tax claim from the Servicio de Administracion Tributaria (the “SAT”), the Mexican Tax Authority from the Company’s Mexican subsidiary. The amounts alleged due by SAT consisted of $1.4 million for fiscal years 1997 and 1998 as well as $0.1 million for January through June of 2000 as a result of tax audits for the respective periods. Due to the time lapse of the non payment, fines, penalties and interest of $4.5 million had been added to the outstanding claim. Following a preliminary investigation by the Company, the Company engaged legal representation in Mexico and the U.S. to assist in negotiating a settlement with SAT, and engaged an independent accounting firm to perform forensic accounting work to determine the extent of suspected fraudulent transactions conducted by former employees of the subsidiary. The Company is currently negotiating a settlement with SAT and has recorded a charge in general and administrative expenses in the statement of operations of $1.5 million in fiscal 2004 reflecting management’s best estimate of the ultimate settlement of this claim.

Defaults under Debt and Supplier Agreements

          As of October 31, 2004, Parent was not in compliance with certain financial covenants contained in its senior secured credit facility agreement. On December 14, 2004, the lenders under the Company’s senior secured credit facility and the Company executed an amendment to the facility agreement. This amendment granted the Company waivers of these covenants from October 31, 2004 through January 31, 2005. In addition, the mandatory prepayment provisions were amended.

          On February 4, 2005, the lenders under the Company’s senior secured credit facility and the Company executed an additional amendment to the senior secured credit facility agreement, effective as of January 31, 2005. Pursuant to this amendment, all defaults under the agreement caused by the Company’s failure to meet certain financial covenants with respect to the period ended October 31, 2004 were waived and certain terms of the agreement were permanently amended, effective January 31, 2005, including certain financial covenants, the interest rate setting mechanism, the mandatory prepayment requirements and other provisions. The mandatory prepayment provisions were modified such that the aggregate principal amount of loans outstanding shall not exceed $15.0 million from December 15, 2005 to January 15, 2006 and from December 15, 2006 to January 15, 2007.

          Parent and the Company are presently in default of covenants requiring the delivery of Parent’s financial statements within 90 days following fiscal year end that are contained in its senior secured credit facility agreement (as amended) and agreements related to the Parent Notes (as defined in Note 3) and the Opco Notes (as defined in Note 3). The senior secured credit facility, Parent Notes and Opco Notes require the delivery of audited financial statements, without an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern, within 90 days after the end of each fiscal year. Parent and the Company have not delivered such financial statements and are currently in default of that requirement under the senior secured credit facility, Parent Notes and Opco Notes.

          The lenders under the Company’s senior secured credit facility have extended the cure period for such default to July 15, 2005 provided there are no other defaults within such cure period that may cause the cure period to end sooner than July 15, 2005. With regard to the Parent Notes and the Opco Notes, the cure period for such default is 60 days from the receipt of notice from 45% of the holders of such notes to cure such default. No such notice has been received.

          Parent and the Company are presently in default of the covenant contained in the Senior Notes (as defined in Note 3) that requires Parent to timely comply with all filing requirements of the U.S. Securities and Exchange Commission. Parent has not timely filed its Annual Report on Form 10-K for the fiscal year ended January 30, 2005. Parent has a period of sixty (60) days following notice from either the Trustee of the Senior Notes or the holders of 25% of the principal amount of the Senior Notes to cure this default. No such notice has been received.

          Each of the Senior Notes, the senior secured credit facility, the Parent Notes and the Opco Notes contain cross-default provisions that are triggered, among other things, in the event the agent, trustee, or holders, as applicable, should exercise their rights to accelerate the due date of principal and interest under any one of such notes or credit facility.

          As a result of these defaults under the respective agreements, the Company has classified the entire outstanding balances under these agreements as current liabilities as of January 30, 2005.

          In addition, during fiscal 2004, the Company was not in compliance with its agreement with the Company’s supplier for its North American requirements for photographic paper, film and processing chemistry. The Company has agreed to pay the supplier interest at an annual rate of 6% on past due payables. As of January 30, 2005, the amount of past due payables to the supplier was approximately $15 million. As discussed below, the Company entered into an agreement with the supplier on June 15, 2005. On May 27, 2005, the supplier’s German parent company declared it was insolvent. In the event this insolvency affects the supplier’s ability to provide photographic paper, film, and processing chemistry, management believes the Company can obtain necessary resources from alternate suppliers. Nevertheless, there is no assurance the Company can obtain these resources on the same or similar terms, which could have a material adverse effect on the Company’s liquidity, financial condition and results of operations.

Management’s Plan

          The Company’s funding needs for fiscal 2005 depend on many factors, including the Company’s ability to successfully implement measures to improve its performance. In order to address the significant downturn in operations that occurred in fiscal 2004 in the Company’s U.S. Wal-Mart permanent studios, management has implemented several initiatives since the beginning of fiscal 2005 designed to increase same studio sales. These initiatives are focused on increasing average transaction size per customer and customer traffic. Examples of these initiatives include external recruiting of field operations management, instituting a new bonus program for field associates, launching new marketing initiatives, re-implementing the previously successful “Portrait Smiles” customer continuity program which was previously eliminated in fiscal 2003, and re-introducing a mid-tier price point in package offers to improve the customer experience and to encourage customer trade-ups. The Company’s growth plans assume a continuation of studio openings in Wal-Mart and further evaluation of other specialty retail concepts in Wal-Mart retail locations. Management will continue to monitor sales, financial results and liquidity position and, if necessary, will execute further actions to mitigate concerns with regard to the Company’s liquidity position, including, but not limited to, further reductions in general and administrative expenses and capital expenditures. Despite the initiatives taken, management forecasts the Company will need additional liquidity to meet operating needs. The Company is actively pursuing additional financing of an amount sufficient for the Company to continue to operate for a reasonable period of time provided the current defaults under the Company’s various debt agreements can be cured. The Company is in the process of obtaining waivers of these defaults from the lenders under the various debt agreements. However, there can be no assurance that the Company will be successful in obtaining additional financing and necessary waivers of default under various debt agreements sufficient to ensure operations for a reasonable period of time.

          Also, as noted above, the Company and its supplier of substantially all of its North American requirements for photographic film, paper and processing chemistry entered into an agreement on June 15, 2005 to defer payment on all amounts outstanding with the supplier as of that date for a period of up to 12 months, provided the Company does not breach its agreement with the supplier in any other way, and pay for the Company’s photographic film, paper and chemistry needs on a cash-on-delivery basis.

3.     Debt

          On June 27, 2002, the Company and PCA Finance Corp. (“Co-issuer”), a wholly-owned subsidiary of the Company, issued $165 million of 11.875% senior notes due 2009 (“Senior Notes”) at an offering price of 98.218%. The Senior Notes discount of $2.9 million is being amortized to interest expense using the effective interest method, through August 1, 2009. In connection with this issuance, PCA International, Inc., predecessor to Parent, contributed all of the equity it held in its subsidiaries to the Company, a newly formed entity, so that all subsidiaries are directly or indirectly owned by the Company. Additionally, the Company entered into an agreement with Parent whereby Parent transferred substantially all of its assets and assigned all contracts to which it was a party, except for certain instruments relative to its stock option plan and other equity arrangements, to the Company. In accordance with SFAS No. 141, “Business Combinations,” Parent recorded this transfer of equity interests and assets at carrying amounts since the exchange occurred between entities under common control. Payment of the $165 million Senior Notes is unconditionally guaranteed, jointly and severally, by Parent and all of the Company’s domestic subsidiaries (other than the Co-issuer). Interest is paid semi-annually on February 1 and August 1 of each year.

          The Company entered into a new five year senior secured credit facility on June 27, 2002, which allows the Company to borrow up to $50.0 million of which $25.0 million may be letters of credit. Outstanding revolving loans under this credit facility bear interest at a rate equal to the London inter-bank offered rate (“LIBOR”) plus 3.5% or, at the Company’s option, the Alternate Base Rate (which is the higher of (i) the Bank of America, N.A. prime rate and (ii) the Federal Funds rate plus 0.50%) plus 2.5%. The Company may prepay loans and reduce the amounts available to the Company at any time by giving prior notice without premium or penalty. The Company is required to prepay loans with 100% of the net cash proceeds of all asset sales by Parent and its subsidiaries (subject to certain restrictions), 100% of the net cash proceeds from the issuance of debt (subject to certain restrictions), and 100% of the net cash proceeds from the issuance of equity by Parent and/or any of its subsidiaries, provided that such net cash proceeds may be applied to prepay up to 35% of the outstanding Senior Notes. In addition, the Company was subject to mandatory prepayment obligations so that from December 15, 2002 through January 15, 2003 the aggregate principal amount of loans outstanding would not exceed $20.0 million, from December 15, 2003 through January 15, 2004 the aggregate principal amount of loans outstanding would not exceed $15.0 million, and from December 15 through January 15 of each year thereafter the aggregate principal amount of loans outstanding would not exceed $10.0 million. On February 4, 2005, the lenders under the Company’s senior secured credit facility and the Company executed an additional amendment to the senior secured credit facility agreement, effective as of January 31, 2005. Pursuant to this amendment, all defaults under the agreement caused by the Company’s failure to meet certain financial covenants with respect to the period ended October 31, 2004 were waived and certain terms of the agreement were permanently amended, effective January 31, 2005, including certain financial covenants, the interest rate setting mechanism, the mandatory prepayment requirements and other provisions. The mandatory prepayment provisions were modified such that the aggregate principal amount of loans outstanding shall not exceed $15.0 million from December 15, 2005 to January 15, 2006 and from December 15, 2006 to January 15, 2007.

          Also on June 27, 2002, Parent issued $30.0 million of senior subordinated discount notes (“Parent Notes”), the Company issued $10.0 million of senior subordinated notes (“Opco Notes”) and Parent issued warrants to purchase common stock and preferred stock of Parent related to both the Parent Notes and the Opco Notes. The value of the warrants at the time of issuance, $1.6 million, has been treated as a discount to the Parent Notes and the Opco Notes with the discount being amortized to interest expense through June 27, 2010.

          The Parent Notes are subordinated to the guarantee of the senior secured credit facility and the Senior Notes by Parent. The Parent Notes bear interest at a rate of 16.5% per year. Through June 27, 2007, interest will be added to the outstanding principal amount of the Parent Notes semiannually, in arrears (“paid-in-kind interest”). After June 27, 2007, interest will be payable in cash semiannually in arrears at the rate of 16.5%. In fiscal 2004 and fiscal 2003, as a result, $6.5 million and $5.6 million, respectively, was added to the outstanding principal amount. Parent must repay in full all amounts outstanding under the Parent Notes by June 27, 2010. Parent may repay amounts outstanding in whole or in part at specified premiums at any time. The Parent Notes contain negative covenants and other restrictions that, among other things, subject to certain restrictions, restrict Parent’s and its subsidiaries’ ability to engage in certain activities. At January 30, 2005, Parent was in compliance with such covenants. Parent has no operations other than the Company to generate cash to pay interest or principal obligations.

          The Opco Notes are subordinated to the new senior secured credit facility and the Senior Notes and are guaranteed by Parent and all of the Company’s domestic subsidiaries (other than the Co-issuer). The Opco Notes bear interest payable in cash semiannually, in arrears, at a rate of 13.75% per year. The Company must repay in full all amounts outstanding under the Opco Notes by June 27, 2010. The Company may repay amounts outstanding in whole or in part at specified premiums at any time. The Opco Notes contain negative covenants and other restrictions that, among other things, subject to certain restrictions, restrict Parent’s and its subsidiaries’ ability to engage in certain activities. At January 30, 2005, Parent and the Company were in compliance with such covenants.

          The net proceeds of $157.1 million from the issuance of the Senior Notes by the Company were used, together with borrowings under the new senior secured credit facility ($24.9 million) and the net proceeds from the sale of the Opco Notes ($9.7 million), to pay a dividend to Parent ($191.7 million). Parent used such dividend, together with the net proceeds from the sale of the Parent Notes ($29.1 million), to repay its previously outstanding senior secured credit facility ($113.3 million), its previously outstanding senior subordinated term loans ($105.1 million), and related interest and fees ($2.4 million). As a result of these extinguishments, the Company realized a loss on the early extinguishment of debt in fiscal 2002, of $4.6 million. The loss was comprised of $10.2 million for the write-off of deferred financing costs less $5.6 million for the write-off of accrued effective interest on retired increasing rate debt.

          Substantially all of the Company’s long-term debt at January 30, 2005 has been classified as current liabilities as a result of the Company’s defaults under its various debt agreements. The Company’s long-term debt at January 30, 2005 and February 1, 2004 is summarized as follows:

	January 30, 2005	February 1, 2004

Senior Notes, net of discount	$163,142	$162,729
Senior Secured Credit Facility	29,000	20,000
Senior Subordinated Notes (Opco Notes), net of discount	9,728	9,678
Other	216	442

Total debt	202,086	192,849
Less—current portion of long-term debt	202,052	10,279

Long-term debt	$34	$182,570

          The Company’s scheduled contractual debt maturities for the next five fiscal years and thereafter are as follows:

2005	$14,182
2006	21
2007	15,013
2008	–
2009	165,000
2010 and thereafter	10,000

Total debt maturities	204,216
Debt discounts	(2,130)

Total debt	$202,086

4. Other Accrued Liabilities

          Other accrued liabilities are comprised of:

	January 30,	February 1,
	2005	2004

Accrued taxes other than income	$2,655	$2,587
Other accrued expenses	6,698	3,542
Customer deposits	5,414	4,272

Total other accrued liabilities	$14,767	$10,401

5. Other Liabilities

          Other liabilities are comprised of the following:

	January 30,	February 1,
	2005	2004

Long-term portion of retiree benefit obligation	$–	$1,061
Long-term portion of workers’ compensation obligations	4,053	3,916
Long-term occupancy obligations	95	74

Total other liabilities	$4,148	$5,051

6.     Income Taxes

          Parent and its domestic subsidiaries file a consolidated federal income tax return. Parent and the Company entered into a tax sharing agreement on June 27, 2002. As such, the Company’s income tax consequences to Parent have been pushed down in the Company’s financial statements subsequent to the effective date of the tax sharing agreement. This agreement provides, among other things, for Parent to prepare a pro forma federal income tax return for the Company. The components of income tax (provision) benefit are as follows:

	For the Fiscal Year Ended

	January 30,	February 1,	February 2,
	2005	2004	2003

Current:
Federal	$(699)	$(1,009)	$(200)
State	259	(726)	(26)
Foreign	(1,392)	(98)	(52)

Total current	(1,832)	(1,832)	(278)

Deferred:
Federal	1,553	(2,761)	(1,969)
State	145	(184)	(448)
Foreign	937	1,085	(1,488)
Valuation allowance change	(4,820)	—	7,314

Total deferred	(2,185)	(1,858)	3,409

Total (provision) benefit	$(4,017)	$(3,690)	$3,131

          For the fiscal years ended January 30, 2005, February 1, 2004, and February 2, 2003, the provision for income taxes differs from the amount of income tax determined by using the applicable U.S. statutory rate. Reserves are established when, despite management’s belief the Company’s tax return positions are fully supportable, management believes certain positions may be successfully challenged. The consolidated tax provision includes the impact of changes to accruals that are considered appropriate, as well as the related net interest and penalties, if applicable. When facts and circumstances change, these reserves are adjusted through the provision for income taxes.

          A reconciliation of the amount computed by applying the statutory federal income tax rate to income before income taxes of the Company to the consolidated income tax (provision) benefit follows:

	For the Fiscal Year Ended

	January 30, 2005		February 1, 2004		February 2, 2003

	Amount	Percent	Amount	Percent	Amount	Percent

Tax (provision) benefit at statutory federal rates	$2,733	34%	$(3,202)	(34)%	$(1,201)	(34)%
Expenses not deductible	(217)	(2)	(212)	(2)	(228)	(6)
State income tax (provision) benefit, net of federal income tax (provision) benefit	267	3	(601)	(6)	(264)	(7)
Additional foreign subsidiary taxes	(2,071)	(26)	325	3	(1,853)	(53)
Mark-to-market derivative expense	–	–	–	–	(701)	(20)
Valuation allowance	(4,820)	(60)	–	–	7,314	207
Other	91	1	–	–	64	2

Total (provision) benefit	$(4,017)	(50)%	$(3,690)	(39)%	$3,131	89%

          The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at January 30, 2005 and February 1, 2004 are as follows:

	January 30,	February 1,
	2005	2004

Deferred tax assets:
Current:
Inventory, principally due to obsolescence reserve	$237	$207
Workers’ compensation accrual	1,271	1,055
Deferred revenue	1,612	1,529
Other accrued expenses	468	597
Valuation allowance	(1,319)	–

Net current deferred tax assets	2,269	3,388

Noncurrent:
Alternative minimum tax and other tax credits	1,017	1,017
Net operating loss carryforward (federal, state, foreign)	8,620	3,956
Postretirement benefits	–	460
Intangibles	29	89
Workers’ compensation accrual	1,662	1,519
Other	–	17
Valuation allowance	(3,578)	(77)

Net noncurrent deferred tax assets	7,750	6,981

Total deferred tax assets	10,019	10,369

Deferred tax liabilities:
Current:
Prepaid expenses	(1,179)	–
Noncurrent:
Plant and equipment, principally due to differences in depreciation	(9,474)	(8,818)

Total deferred tax liabilities	(10,653)	(8,818)

Net deferred tax assets (liabilities)	$(634)	$1,551

          For the fiscal year ended January 30, 2005, a valuation allowance was provided against the deferred tax assets since management concluded that it was more likely than not that such deferred tax assets would ultimately not be realized.

          At January 30, 2005, the Company had federal, foreign and state net operating loss carryforwards of $15.4 million, $8.2 million and $4.6 million, respectively, expiring in various amounts beginning 2010 through 2025. Additionally, the Company has minimum tax credit carryforwards with indefinite expiration of $1.0 million.

7.     Employee Benefits

          The Company has a profit sharing plan with annual discretionary contributions by the Company as directed by the Board of Directors for all employees who meet certain eligibility requirements. The Company made no contributions in fiscal 2004, fiscal 2003, or fiscal 2002.

          The Company also sponsors a 401(k) plan for all employees. Employees may elect to contribute up to seventy-five percent of their gross wages. The Company did not contribute to this plan in fiscal 2004, 2003 and 2002.

          The Company previously provided health and life insurance benefits, effective February 1, 1992, to those persons already retired on February 1, 1992 and to those employees who were 55 years of age with 5 years of service on February 1, 1992. The plan provides for annual benefits of $2,000 (single) or $4,000 (married) toward the purchase of supplemental health care coverage. An eligible employee who retired after February 1, 1992 could have received benefits after attaining the age of 65. The plan was closed to new participants in March 1993 and only employees in the plan prior to March 1993 were eligible for benefits.

          On June 29, 2004, the Board of Directors of the Company passed a resolution to terminate this plan. As a result of this termination, the Company recognized a reduction in the accrued benefit cost for this plan and a corresponding reduction in general and administrative expenses of $1.1 million, representing a reversal of future costs accrued under the plan.

          The weighted average discount rate used in determining the accumulated postretirement benefit obligation was approximately 6% at February 1, 2004. There were no assumptions for trends since the Company’s obligation was limited to the dollar amounts previously stated.

          The following tables set forth the change in projected benefit obligation and funded status of the health and life insurance benefits plan as of January 30, 2005 and February 1, 2004:

	January 30,	February 1,
	2005	2004

Change in benefit obligation:
Benefit obligation at beginning of year	$1,191	$1,220
Benefits paid	(80)	(134)
Net periodic benefit cost	–	68
Actuarial (gain) loss	(1,111)	37

Benefit obligation at end of year	$–	$1,191

Plan assets	$–	$–

Funded status	$–	$(1,191)

Accrued benefit cost	$–	$(1,191)

          The components of net periodic benefit costs are as follows:

	For the Fiscal Year Ended

	January 30,	February 1,	February 2,
	2005	2004	2003

Interest cost	$–	$68	$67
Amortization	–	–	(11)

Net periodic benefit costs	$–	$68	$56

          Of the above accrued postemployment costs, $1.1 million at February 1, 2004 is included in Other Liabilities in the accompanying consolidated balance sheets, while $0.1 million is classified as Other Accrued Liabilities at February 1, 2004.

8. Commitments and Contingencies

          The Company is committed under lease arrangements covering certain computer and office equipment. The approximate minimum rental payments under existing non-cancelable leases with initial or remaining terms of more than one year at January 30, 2005 are as follows:

	Operating	Capital
Fiscal Year	Leases	Leases

2005	$1,363	$24
2006	823	24
2007	492	13
2008	270	–
2009	125	–
2010 and thereafter	88	–

Total	$3,161	$61

Less amounts representing interest		8

Total principal on capital leases		$53

          Certain of the Company’s operating lease agreements have renewal options. Rental expense for all operating leases was $1.3 million, $1.3 million, and $0.9 million for the fiscal years ended January 30, 2005, February 1, 2004 and February 2, 2003, respectively.

          Prior to February 4, 2002, the Company had a long-term non-cancelable supply agreement for the purchase of film, photographic paper and processing chemistry. On February 4, 2002, the Company entered into a new supply agreement. This agreement is for a period of five years and requires the Company to purchase substantially all of its annual North American requirements for photographic paper, film and processing chemistry during the period of the agreement from the supplier. There are no minimum or maximum purchase requirements under this supply agreement. As of January 30, 2005, the Company was not in compliance with this agreement due to exceeding its payment terms. However, during fiscal 2004 the Company agreed to pay the supplier interest at an annual rate of 6% on past due payables. As a result, the Company recognized $0.4 million in interest expense related to these past due payables. The Company is currently negotiating a revised agreement with this supplier. On May 27, 2005, the supplier’s German parent company declared it was insolvent.

          The Company leases 33 locations for its Hometown Threads® business, purchased on October 22, 2004 as described in Note 10, from Wal-Mart pursuant to separate leases, the first of which was entered into on May 15, 2000. Hometown Threads® franchisees sublease 32 of these locations and the Company operates one location as a company-owned store. The leases are for a term of 5 years each with the option to renew for an additional 5 years provided the Company gives Wal-Mart at least 180 days notice of the desire to renew. The sublessees, the 32 franchisees, pay rent directly to Wal-Mart, but, in the event a franchisee does not pay the rent, the Company is liable to Wal-Mart for any such unpaid rent. The amounts of these subleases not included in the table of non-cancelable leases with initial or remaining terms of more than one year at January 30, 2005 are as follows:

Fiscal Year	Amount

2005	$559
2006	520
2007	448
2008	319
2009	112

Total	$1,958

          The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a materially adverse effect on the Company’s consolidated financial position, results of operations, or liquidity.

9. Business Segments

          The Company has two reportable segments, Retail and Institutional. The Retail segment serves customers in retail stores and military bases in the U.S., Canada, Mexico, Germany and the U.K. The Institutional segment serves institutional markets such as church congregations.

          The Company evaluates performance based on sales and Adjusted EBITDA. The Company defines Adjusted EBITDA as income (loss) before cumulative effect of accounting change plus other expense, early extinguishments of debt, interest, taxes, depreciation and amortization. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies in Note 1 to the Consolidated Financial Statements.

          Adjusted EBITDA is presented herein because the Company believes it to be relevant and useful to investors as it is used by management to evaluate the operating performance of the Company. Management also uses Adjusted EBITDA for planning and forecasting purposes, including the preparation of annual operating budgets, to determine appropriate levels of operating and capital investments and as one of the target elements in the Company’s compensation incentive programs. Adjusted EBITDA excludes certain items, including other expense and the loss on early extinguishments of debt, which management believes are not indicative of the Company’s core operating results and are not expected to have a financial impact in the foreseeable future. Adjusted EBITDA is not a measure of financial performance under GAAP and Adjusted EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as net income. While management believes some of the items excluded from Adjusted EBITDA are not indicative of the Company’s core operating results, these items do impact the Company’s statement of operations; therefore, management utilizes Adjusted EBITDA as an operating performance measure in conjunction with a comparable GAAP measure such as net income and/or income from operations.

Business Segment Data

	Retail	Institutional	Consolidated

For the year ended January 30, 2005
Net loss	$(10,531)	$(1,525)	$(12,056)
Reconciling items:
Depreciation and amortization	12,642	176	12,818
Income tax provision	3,816	201	4,017
Interest income	(8)	–	(8)
Interest expense	24,671	864	25,535

Adjusted EBITDA	$30,590	$(284)	$30,306

For the year ended February 1, 2004
Net income (loss)	$6,679	$(951)	$5,728
Reconciling items:
Depreciation and amortization	11,225	183	11,408
Income tax provision	3,662	28	3,690
Interest income	(10)	–	(10)
Interest expense	23,813	955	24,768

Adjusted EBITDA	$45,369	$215	$45,584

For the year ended February 2, 2003
Net income (loss)	$9,515	$(2,851)	$6,664
Reconciling items:
Depreciation and amortization	9,962	206	10,168
Income tax benefit	(2,989)	(142)	(3,131)
Interest income	(14)	–	(14)
Interest expense	24,201	1,223	25,424
Other expense	1,969	92	2,061
Early extinguishment of debt	4,424	145	4,569

Adjusted EBITDA	$47,068	$(1,327)	$45,741

For the thirteen weeks ended May 1, 2005 (unaudited)
Net loss	$(3,774)	$(359)	$(4,133)
Reconciling items:
Depreciation and amortization	3,278	206	3,484
Interest income	(4)	–	(4)
Interest expense	6,416	203	6,619

Adjusted EBITDA	$5,916	$50	$5,966

For the thirteen weeks ended May 2, 2004 (unaudited)
Net income (loss)	$199	$(633)	$(434)
Reconciling items:
Depreciation and amortization	2,611	446	3,057
Income tax benefit	(466)	(8)	(474)
Interest income	(2)	–	(2)
Interest expense	6,062	210	6,272

Adjusted EBITDA	$8,404	$15	$8,419

	Retail	Institutional	Consolidated

For the year ended January 30, 2005
Sales	$313,126	$10,427	$323,553

Adjusted EBITDA	$30,590	$(284)	$30,306

Total assets	$165,366	$1,004	$166,370

For the year ended February 1, 2004
Sales	$312,357	$12,457	$324,814

Adjusted EBITDA	$45,369	$215	$45,584

Total assets	$150,911	$1,230	$152,141

For the year ended February 2, 2003
Sales	$282,309	$14,307	$296,616

Adjusted EBITDA	$47,068	$(1,327)	$45,741

Geographic Data

	United			Other
	States	Canada	Mexico	Foreign	Consolidated

January 30, 2005
Sales	$287,548	$25,179	$9,359	$1,467	$323,553

Long-term assets	$114,654	$7,848	$2,310	$2,348	$127,160

Deferred tax liabilities	$634	$–	$–	$–	$634

February 1, 2004
Sales	$294,067	$21,466	$8,446	$835	$324,814

Long-term assets	$108,051	$6,449	$2,092	$1,892	$118,484

Deferred tax assets	$1,551	$–	$–	$–	$1,551

February 2, 2003
Sales	$272,628	$17,018	$6,876	$94	$296,616

10. Acquisitions, Goodwill and Intangible Assets

          At January 31, 2005, February 2, 2004 and February 3, 2003, the fair value of the retail reporting unit exceeded the carrying value of that reporting unit. As a result, the Company recognized no impairments of goodwill in these fiscal years.

          On October 22, 2004, the Company acquired certain assets and assumed certain liabilities of Hometown Threads LLC (“Hometown Threads”) from Hirsch International Corp. The results of operations of Hometown Threads® have been included in the consolidated financial statements since that date. Pro forma results for prior periods are not considered material. Hometown Threads® is an operator and franchisor of retail stores specializing in embroidery services and the personalization of gifts. The majority of Hometown Threads® stores are located in U.S. Wal-Mart stores. The purchase price was $1.5 million with $1.1 million paid at closing, $0.2 million to be paid under certain conditions and $0.2 million in assumed liabilities. The excess of the purchase price over the fair value of the net identifiable assets acquired, which included a trademark valued at $0.1 million, has been recorded as goodwill in the amount of $1.3 million.

          The following table sets forth the information for intangible assets not subject to amortization:

	January 30,	February 1,
	2005	2004

Unamortized intangible assets:
Goodwill	$52,989	$51,643
Trademark	135	–

Total goodwill and intangible assets	$53,124	$51,643

          The change in goodwill balance from year to year, other than goodwill recorded as a result of the Hometown Threads® business acquisition, is related entirely to foreign currency fluctuations.

          Amortization expense related to intangible assets is as follows:

	For the Fiscal Year Ended

	January 30,	February 1,	February 2,
	2005	2004	2003

Aggregate amortization expense	$–	$–	$192

          Amortization of $0.2 million in the fiscal year ending February 2, 2003 relates to non-compete agreements. These non-compete agreements expired during the fiscal year ended February 2, 2003.

11. Stock Related Transactions

          Stock Options— The 1996 Omnibus Long-Term Compensation Plan (the “1996 Plan”) provides for the issuance of up to 811,550 shares of Parent’s common stock (the same number that had been available for issuance under Parent’s 1990 Non-Qualified Stock Option Plan (the “1990 Plan”) and the 1992 Non-Qualified Stock Option Plan (the “1992 Plan”)). The 1996 Plan replaced and superseded the 1990 Plan and the 1992 Plan, except with respect to options and shares of common stock issued and outstanding under those plans which will continue to be governed by the terms of such plans. The 1996 Plan is designed to give Parent’s Board of Directors flexibility to adapt the long-term incentive compensation of the Company’s key employees to changing business conditions through a variety of long-term incentive awards. Under the 1996 Plan, the Compensation Committee of Parent’s Board of Directors may approve the grant of employee Stock Options, Stock Appreciation Rights (“SARs”), Performance Restricted Stock Awards, Performance Awards, and performance units (collectively, “Awards”) to senior level employees of the Company. In addition, the 1996 Plan provides for the grant of stock options to nonemployee directors of Parent upon their election to the Board and allows nonemployee directors to elect to take their compensation as directors in the form of options.

          Parent has also adopted the PCA International, Inc. Stock Option Plan (the “New Option Plan”). The purpose of the New Option Plan is to provide for certain officers, directors and key personnel of the Company and certain of its affiliates an equity-based incentive to maintain and to enhance the performance and profitability of the Company. The New Option Plan authorizes Parent to grant to participants options to purchase up to 555,000 shares of common stock. In addition to the 555,000 shares of common stock authorized under the New Option Plan, Parent’s Board of Directors authorized options to purchase up to an additional 100,000 shares of Parent’s common stock for newly hired employees, promoted employees and in recognition of outstanding employee performance. The program relating to these options is administered on substantially similar terms as the New Option Plan.

          Subject to the provisions of the New Option Plan, the option committee (the “Committee”) appointed by Parent’s Board of Directors, or any persons designated by the Committee, will have sole and complete authority to determine the participants to whom options will be granted, the number of shares to be covered by each option, the exercise price and the conditions and limitations applicable to the exercise thereof. As provided in each stock option agreement and in the New Option Plan, options become exercisable over time. Except to the extent otherwise provided in the applicable stock option agreement, each option vests ratably over 5 years.

          Warrants— In addition, in fiscal 2000 Parent issued warrants for the purchase of 254,150 shares of its common stock at an exercise price of $0.20 per share and in fiscal 2001 Parent issued warrants for the purchase of 254,150 shares of its common stock at an exercise price of $0.20 per share. Warrants issued in fiscal 2001 for the purchase of 254,150 shares of Parent’s common stock were cancelled on June 27, 2002.

          Also on June 27, 2002, Parent issued warrants for the purchase of 52,460 shares of its common stock at an exercise price of $0.01 per share and 287 shares of its Series A preferred stock at an exercise price of $0.01 per share

          At January 30, 2005, the range of exercise prices and the weighted average remaining contractual life of common stock options and warrants outstanding are as follows:

	Common Stock Options
	and Warrants Outstanding

		Weighted Average	Number of
	Number	Remaining	Common Stock Options
Exercise Prices	Outstanding	Contractual Life	and Warrants Exercisable

$0.01	52,460	5.4	52,460
$0.20	254,150	1.6	254,150
$8.00	293,050	1.7	293,050
$18.50	5,000	3.1	5,000
$26.50	303,450	1.9	300,950
$30.00	147,000	4.3	99,050

Total	1,055,110		1,004,660

          The weighted average fair value per option granted in fiscal 2003, and 2002 was $7.79, and $8.27, respectively. No options were granted in fiscal 2004. The weighted average fair value of warrants granted in fiscal 2002 was $30.48, respectively. No warrants were granted in fiscal 2004 and 2003. The Company valued its stock options and warrants using the Black-Scholes option valuation method.

	January 30,	February 1,	February 2,
Weighted average fair value per option	2005(1)	2004	2003

Assumption used:
Weighted average expected volatility	N/A	40%	40%
Weighted average expected dividend yield	N/A	0%	0%
Weighted average risk-free interest rate	N/A	3.85%	4.80%
Weighted average expected life, in years	N/A	8.00	8.00

(1)	No options were granted in fiscal 2004.

          Estimated volatility was based on an analysis of a comparable company because the Parent’s stock is not publicly traded.

          Parent Series A Redeemable Convertible Preferred Stock (“Series A”)— On May 3, 1999, Parent completed the sale of 15,000 shares of its Series A to Jupiter Partners II L.P. (“Jupiter Partners”) for cash consideration of $15.0 million ($1,000 per share). Upon the adoption of SFAS No. 133 in fiscal 2001, the Series A met the definition of a hybrid instrument. This hybrid instrument was comprised of a debt instrument (mandatorily redeemable preferred stock), as the host contract, and an embedded derivative consisting of the conversion option, which derived its value, in part, based on the changes in fair value of Parent’s common stock. The embedded derivative instrument was not clearly and closely related to the underlying debt instrument since the economic characteristics and risks associated with this derivative were based on equity prices. Therefore, in accordance with SFAS No. 133, Parent separated the embedded derivative instrument from the hybrid instrument based on their relative fair values and classified the embedded derivative as a component of other long-term liabilities in Parent’s consolidated balance sheets.

          Changes in the fair value of the embedded derivative instrument through June 27, 2002 (the formation date of the Company), were classified as other expense in the Company’s consolidated statements of operations. In fiscal 2002, the mark-to-market change in the fair value of the derivative instrument through June 27, 2002 resulted in a charge of $2.1 million.